   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1997

                                                     Registration No. 333-31375
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ____________________


                                AMENDMENT NO. 2


                                      TO

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ____________________

                         FORMAN PETROLEUM CORPORATION
            (Exact name of Registrant as specified in its charter)

            LOUISIANA                          1311                     72-0954774
  (State of other jurisdiction      (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)    Classification Code Number)    Identification No.)

                                                                MARVIN J. GAY
                                                          Vice President -- Finance
                                                              and Administration
        650 POYDRAS STREET, SUITE 2200                  650 POYDRAS STREET, SUITE 2200
     New Orleans, Louisiana   70130-6101             New Orleans, Louisiana   70130-6101
               (504) 586-8888                                   (504) 586-8888
(Address, including zip code, and telephone       (Name, Address, including zip code, and
number, including area code, of registrant's        telephone number, including area code,
       principal executive offices)                         of agent for service)


                                   Copy to:

                                 ALAN P. BADEN
                            Vinson & Elkins L.L.P.
                             2300 First City Tower
                          Houston, Texas  77002-6760
                                (713) 758-2222

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ____________________

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                     Proposed            Proposed
  Title of each class of        Amount to be      maximum offering    maximum aggregate       Amount of
securities to be registered      registered       price per unit       offering price      registration fee
---------------------------------------------------------------------------------------------------------------------
  13.5% Senior Secured
Notes  due 2004, Series B       $ 70,000,000           100%           $ 70,000,000             $  21,213(1)
=====================================================================================================================

(1)  Previously paid

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

*******************************************************************************
* Information contained herein is subject to completion or amendment.  A      *
* registration statement relating to these securities has been filed with     *
* the Securities and Exchange Commission. These securities may not be sold    *
* nor may offers to buy be accepted prior to the time the registration        *
* statement becomes effective. This prospectus shall not constitute an offer  *
* to sell or the solicitation of an offer to buy nor shall there be any sale  *
* of these securities in any state in which such offer, solicitation or sale  *
* would be unlawful prior to registration or qualification under the          *
* securities laws of any such state.                                          *
*******************************************************************************

                SUBJECT TO COMPLETION, DATED ____________, 1997


PROSPECTUS


                         FORMAN PETROLEUM CORPORATION


                               OFFER TO EXCHANGE
                 13.5% SENIOR SECURED NOTES DUE 2004, SERIES B
       FOR ALL OUTSTANDING 13.5% SENIOR SECURED NOTES DUE 2004, SERIES A

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                       ON ____________, UNLESS EXTENDED

                             ____________________

     Forman Petroleum Corporation, a Louisiana corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 13.5% Senior Secured Notes due 2004, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 13.5% Senior Secured Notes due 2004, Series A (the "Old Notes"), of which $70,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except for certain transfer restrictions, certain registration rights and the provision for Additional Interest, all relating to the Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture (as defined herein). The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

     The Notes are senior secured obligations of the Company, ranking pari passu in right of payment with all existing or future senior Indebtedness (as defined herein) and senior to all existing or future Subordinated Indebtedness (as defined herein) of the Company. The Notes are secured by a security interest in certain of the Company's oil and gas properties, subject only to a prior lien on such assets to secure future indebtedness in a limited amount and under limited circumstances as permitted in the indenture governing the Notes (the "Indenture").

     The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be ________, 1997, unless the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments." Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date (as defined herein), unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

                        (Cover continued on next page)
                             ____________________

  SEE "RISK FACTORS" BEGINNING ON PAGE __ OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING EXCHANGING NOTES IN THE EXCHANGE OFFER.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________


                 The date of this Prospectus is ________, 1997

  The Exchange Notes will bear interest at the rate of 13.5% per annum, payable semi-annually in cash in arrears on June 1 and December 1 of each year, commencing December 1, 1997. Holders of Exchange Notes of record on November 15, 1997 will receive interest on December 1, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, June 3, 1997 ("Issue Date"), to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

  The Old Notes were sold by the Company on June 3, 1997 to Jefferies & Company, Inc. in a transaction not registered under the Securities Act in reliance upon
Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act. The Old Notes were thereupon offered and sold by Jefferies & Company, Inc. only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1),(2),(3) or (7) of Regulation D under the Securities Act), each of whom agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into with Jefferies & Company, Inc. in connection with its purchase of the Old Notes (the "Registration Rights Agreement"). See "The Exchange Offer" and "Description of Notes."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission" or "SEC") to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders who tender Old Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley Letter or similar no-action letters. See "The Exchange Offer -- General." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Any such prospectus will be required to disclose certain additional information, including, the name of such broker-dealer, any relationship with the Company or its Affiliates, the amount of Exchange Notes owned and the amount of Exchange Notes offered for sale. The Company will make this Prospectus available to broker-dealers for ninety days after the effectiveness of this Registration Statement.


  The Company will not receive any proceeds from the Exchange Offer.

  The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes or as to the ability of or price at which the holders of Exchange Notes would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange. Jefferies & Company, Inc. has informed the Company that it currently intends to make a market for the Exchange Notes. However, it is not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------

          Available Information.......................................       3
          Disclosure Regarding Forward Looking Statements.............       4
          Prospectus Summary..........................................       5
          Risk Factors................................................      15
          The Company.................................................      19
          Private Placement...........................................      19
          Use of Proceeds.............................................      19
          Capitalization..............................................      20
          Selected Historical Financial Information...................      21
          Management's Discussion and Analysis of Financial
           Condition and Results of Operations........................      23
          Business and Properties.....................................      28
          Management..................................................      39
          Principal Stockholders......................................      41
          Certain Transactions........................................      41
          The Exchange Offer..........................................      43
          Description of Capital Stock................................      49
          Description of Notes........................................      51
          Registration Rights.........................................      76
          Certain Federal Income Tax Consequences.....................      77
          Plan of Distribution........................................      80
          Transfer Restrictions on Old Notes..........................      81
          Legal Matters...............................................      83
          Experts.....................................................      83
          Glossary of Oil and Gas Terms...............................      84
          Financial Statements........................................     F-1

                             AVAILABLE INFORMATION

  The Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, will be required to file reports with the Commission. Such reports can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov. Pursuant to the Indenture, the Company also agreed to file with the Trustee within 15 days after it files with the SEC such reports, information and other documents that the Company filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, along with a sufficient number of copies of all reports and other documents and information that the Trustee may be required to deliver to holders of the Notes. While any Old Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Old Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to Marvin J. Gay, Vice President of Finance and Administration of the Company, 650 Poydras Street, Suite 2200, New Orleans, Louisiana, 70130-6101.

  This Prospectus constitutes part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  All statements other than statements of historical facts included in this Prospectus, including without limitation statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" regarding the planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 1997 and thereafter, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, the terms "Forman" and the "Company" refer to Forman Petroleum Corporation. Investors should carefully consider the information set forth under "Risk Factors." Unless otherwise indicated herein, the information contained in this Prospectus gives effect to the acquisition by the Company of certain overriding royalty interests in the Company's properties and interests in the Bayou Fer Blanc Field and the West Gueydan Field, as described in "Private Placement," as if such transactions occurred on January 1, 1996 or January 1, 1997, as the case may be.

                                  THE COMPANY

  The Company is an independent energy company engaged in the acquisition, exploration, development, exploitation and production of crude oil and natural gas. Since 1991, the Company has acquired five fields onshore in south Louisiana. These fields have cumulative production of 153 MMBoe and contain complex geologic structures that are well suited to 3-D seismic surveys and interpretation to identify potential reserves. Since 1994, the Company has acquired and processed over 74 square miles of 3-D seismic data over four of these fields from which the Company has identified additional exploitation and development prospects. In the Lake Enfermer Field, using this 3-D seismic data along with existing well control, the Company drilled and completed three wells in 1996. The Company drilled and completed a fourth well in 1997, and drilled and temporarily suspended operations on a fifth well pending further evaluation. A sixth well has been drilled and is currently being completed. This drilling activity increased net production from a daily average of 942 Boe/d in January 1996 to 1,895 Boe/d in December 1996. Over the same period, proved reserves increased 92% from 3.6 MMBoe with a present value of $31.0 million to 6.9 MMBoe with a present value of $96.4 million. In 1997 and 1998, the Company plans aggregate capital expenditures of approximately $33.0 million to perform an estimated seven recompletions and/or workovers and drill an estimated eight new wells based on the Lake Enfermer 3-D seismic survey, to drill an estimated two additional wells and to perform an estimated four recompletions on other properties.

  Since 1991, the Company has experienced considerable growth with proved reserves and present value increasing from 1.8 MMBoe and $13.7 million, respectively, at September 30, 1991 to 6.9 MMBoe and $96.4 million, respectively, at December 31, 1996. The Company's average per well production for the year ended December 31, 1996 was approximately 110 Boe/d, which contributed to unit gross profit (gross margin less general and administrative expense) that averaged $11.90 per Boe ($1.98 per Mcfe) in 1996. On a Boe basis, 52% of the Company's reserves are classified as proved developed and the Company's reserve to production ratio was 11.6 years as of December 31, 1996. The reserve replacement ratio and finding and development costs, including 3-D seismic costs, during the five years ended December 31, 1996, have averaged 386% and $5.43 per Boe, respectively. The Company operates each of its fields and owns a weighted average working interest of 91% in its fields, which enables the Company to control the timing and implementation of all exploitation and exploration activities.

  The Company believes that it can identify new drilling opportunities in its fields by combining 3-D seismic survey data with other technologies, including CAEX technology, as well as other available geological and engineering data. The Company's advanced visualization and data analysis techniques and sophisticated computing resources enable its geoscientists to view collectively large volumes of information contained within the 3-D seismic data. These techniques and resources also allow the Company's geoscientists to more easily identify features such as shallow and deep amplitude anomalies, complex channel systems, sharp structural details and fluid contacts, which might have been overlooked using less sophisticated 3-D seismic data interpretation techniques. The Company has made a significant investment in its 3-D seismic data visualization technology, which is closely linked with the Company's well-log data base and other geoscience application software. The Company uses a series of workstations from Silicon Graphics, and has licensed Photon Seisx software for interpreting the geophysical data on the 3-D workstations, Geographix software for analysis, mapping and interpretation of geological data, and Cogniseis' Voxtel Geo technology for advanced 3-D geologic interpretation of data.

  The Company's technological success is dependent in part upon hiring and retaining highly skilled technical personnel. The Company has assembled a technical team that it believes has the capacity to adapt to the rapidly changing technological demands in the field of oil and natural gas exploration. This team consists of six geoscientists and engineers with an average of 22 years industry experience, primarily concentrated in the Gulf Coast region. The expertise of the Company's team of geoscientists and engineers reduces its dependence on outside technical consultants and enables the Company to internally generate substantially all of its prospects.

                               BUSINESS STRATEGY

  The Company's business strategy is to expand its proved reserves, production and cash flow through a disciplined technology-based program of exploitation and exploration for crude oil and natural gas, emphasizing the following key competitive strengths:

  Control of Critical Exploration Functions. The Company owns substantially all of the working interests in its fields and is the operator of each field. Controlling operations is a crucial element in the strategy of the Company, since it allows the Company to control the critical functions in the exploration and exploitation process. This has enabled the Company to manage the land permitting and seismic option process; design the seismic surveys to ensure optimum results; supervise the data acquisition and processing; integrate and interpret the 3-D data with existing 2-D and subsurface geological data; select well sites; and design and drill wells to exploit identified prospective reserves.

  Technological Expertise. Many of the fields in south Louisiana are ideally suited for the application of 3-D seismic data surveys to interpret the large structures of the area, using an exploitation technique in which the Company has extensive experience. The geological complexities in the Lake Enfermer Field have in the past made conventional interpretation very difficult. The Company uses 3-D seismic data in this field combined with existing well control and production information for its interpretations. In addition to enhancing the interpretations of structures, the Company uses 3-D seismic data to optimize its well programs.

  Inventory of Exploratory Drilling Prospects. In addition to the proved undeveloped reserves scheduled to be drilled during the next two years, the Company has an inventory of what it believes are significant exploratory prospects. These exploratory prospects have been identified through the application of 3-D seismic technology in the Company's Lake Enfermer Field, Bayou Fer Blanc Field and Manila Village Field. The Company believes that additional exploratory prospects will be identified as soon as the recently completed 3-D survey at the Company's West Gueydan Field has been interpreted and a 3-D survey has been completed at the Boutte Field.

  Geographic Specialization. The Company focuses its operations in the environmentally sensitive coastal marshlands of south Louisiana. The Company's reputation for preserving the integrity of these marshlands and years of experience have enabled the Company to acquire fields owned by landowners who restrict and carefully monitor all operations on their property.

                              THE EXCHANGE OFFER

  The Exchange Offer relates to the exchange of up to $70,000,000 principal amount of Exchange Notes for up to $70,000,000 principal amount of Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and will not contain certain transfer restrictions and, hence, are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture governing the Old Notes. See "Description of Notes."

The Exchange Offer........ Each $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of outstanding Old Notes. As of the date hereof, $70,000,000 principal amount of Old Notes are issued and outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes on or promptly after the Expiration Date (as defined herein).

Resale.................... The Company believes that the Exchange Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except for certain Restricted Holders who may be required to deliver copies of this Prospectus in connection with any resale of the Exchange Notes issued in exchange for such Old Notes. See "The Exchange Offer -- General" and "Plan of Distribution."

Expiration Date........... 5:00 p.m., New York City time, on ___________, 1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Interest on the Notes..... The Exchange Notes will bear interest payable in cash in arrears and semi-annually on June 1 and December 1 of each year, commencing December 1, 1997. Holders of Exchange Notes of record on November 15, 1997 will receive interest on December 1, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, June 3, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the December 1, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on December 1, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

Procedures for Tendering
Old Notes................. Each holder of Old Notes wishing to accept the
                           Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, or an Agent's Message (as defined herein) together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
Beneficial Holders........ Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on the beneficial holder's behalf. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures................ Holders of Old Notes who wish to tender their
                           Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may tender their Old Notes according to the guaranteed delivery procedures set forth herein. See "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights......... Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer -- Withdrawal of Tenders."

Termination of the
Exchange Offer............ The Company may terminate the Exchange
                           Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Termination" and "Description of the Notes."

Acceptance of Old Notes
and Delivery of Exchange
Notes..................... Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange Offer -- Termination"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- General."

Exchange Agent............ U. S. Trust Company of Texas, N.A. is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is P. O. Box 841, Cooper Station, New York, New York 10276-0841. Hand deliveries should be addressed to 111 Broadway, Lower Level, New York, New York 10006-1906. Deliveries by overnight courier should be addressed to 770 Broadway - 13th Floor, Corporate Trust Operations, New York, New York 10003-9598. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is
                           (800) 225-2398, and the facsimile number for the Exchange Agent is (212) 420-6504. See "The Exchange Offer -- Exchange Agent."

Use of Proceeds........... There will be no cash proceeds payable to the
                           Company from the issuance of the Exchange Notes pursuant to the Exchange Offer.

                                   THE NOTES

Notes Outstanding......... $70,000,000 principal amount of 13.5% Senior Secured
                           Notes due 2004, Series A.

Maturity Date............. June 1, 2004

Interest Rate and
Payment Dates............. The Notes bear interest at a rate of 13.5 %
                           per annum payable semi-annually in cash in arrears on June 1 and December 1 of each year, commencing December 1, 1997. Approximately $9.5 million has been deposited with the Trustee in a separate account (the "Capitalized Interest Account") to pay interest on the Notes through June 1, 1998.

Optional Redemption....... The Notes are redeemable at the option of the
                           Company, in whole or in part, at any time on or after June 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. In the event the Company consummates a Public Equity Offering (as defined herein) on or prior to June 1, 1999, the Company may at its option use all or a portion of the proceeds from such offering to redeem up to 25% of the principal amount of the Notes at a redemption price equal to 113.5% of the aggregate principal thereof, together with accrued and unpaid interest to the date of redemption provided that at least $52.5 million aggregate principal amount of the Notes remains outstanding after such redemption. See "Description of Notes -- Optional Redemption."

Mandatory Redemption...... None.

Change of Control......... Upon the occurrence of a Change of Control, each holder of Notes has the right to require the Company to purchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of the future senior Indebtedness of the Company and the Notes that would become payable upon the occurence of a Change of Control. See "Description of Notes -- Change of Control."

Ranking................... The Notes are senior secured obligations of the
                           Company, ranking pari passu in right of payment with all existing and future senior Indebtedness of the Company (presently there is no other senior Indebtedness) and senior to all existing and future subordinated Indebtedness of the Company. Subject to certain limitations, the Company may incur additional indebtedness in the future. The Company's outstanding indebtedness, other than the Notes, as of June 30, 1997 is $14,086. Such amount is secured by property of the Company not subject to any lien to secure the Notes. As of June 30, 1997, the Company has no other indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Notes -- General and Security".

Security.................. The Notes are secured by a security interest in certain of the Company's oil and gas properties in the Lake Enfermer Field, Manilla Village Field and Boutte Field, subject only to a prior lien on such assets to secure future indebtedness in a limited amount and under limited circumstances. See "Description of Notes -- Security."

Certain Covenants......... The indenture under which the Old Notes have been issued (and the Exchange Notes will be issued) (the "Indenture") contains certain covenants, including but not limited to covenants with respect to the following matters: (i) limitations on incurrence of additional indebtedness; (ii) limitations on certain investments; (iii) limitations on restricted payments; (iv) limitations on disposition of assets;

                           (v) limitation on dividends and other payment restrictions affecting subsidiaries; (vi) limitations on transactions with affiliates; (vii) limitations on liens; and (viii) restrictions on mergers, consolidations and transfers of assets. The failure of the Company to comply with either the affirmative or negative covenants in the Indenture and to remedy such failure within a period of 60 days after written notice to the Company, is an Event of Default under the Indenture. Upon the occurence of an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may accelerate the maturity of the Notes and take certain customary remedial actions against the property securing such Notes and the Company, as well as other customary remedies. See "Description of Notes -- Events of Default". See "Description of Notes -- Certain Covenants."

Exchange Offer and
Registration Rights
Agreement................. Pursuant to a Registration Rights Agreement
                           between the Company and Jefferies & Company, Inc., the Company agreed to use its best efforts (i) to make a registered exchange offer pursuant to which holders of the Old Notes will have the opportunity to exchange their Old Notes for a like principal amount of new notes that are identical in all material respects to the Old Notes and that may be offered and sold by the holders without restrictions or limitations under the Securities Act or (ii) under certain circumstances, to effect a shelf registration of the Old Notes (the "Note Shelf Registration Statement") that would include a prospectus under cover of which holders would be free to offer and sell their Old Notes from time to time. The Company agreed to use its best efforts to file with the Commission a registration statement relating to the Exchange Offer (the "Exchange Offer Registration Statement") or the Note Shelf Registration Statement within 60 days after the date of issuance of the Old Notes, and to use its best efforts to cause such registration statement to be declared effective by the Commission within 120 days after the Issue Date and, in the case of the Note Shelf Registration Statement, to cause such to remain effective until the second anniversary after the Issue Date. The interest rate on the Old Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Registration Rights."

Transfer Restrictions..... The Old Notes have not been registered under the
                           Securities Act and are subject to restrictions on transferability and resale. There is currently no established market for the Old Notes. If issued, the Exchange Notes will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Old Notes or, if issued, the Exchange Notes. Jefferies & Company, Inc. advised the Company that it currently intends to make a market in the Old Notes. However, Jefferies & Company, Inc. is not obligated to do so, and any market making with respect to the Old Notes may be discontinued at any time without notice. The Company does not intend to apply for a listing of the Old Notes, or, if issued, the Exchange Notes, on a securities exchange.

Private Placement......... A portion of the proceeds (approximately $9.5 million) received by the Company from the sale of the Old Notes has been segregated into a Capitalized Interest Account to pay interest on the Notes through June 1, 1998. The Company has used the net proceeds from the sale of the Old Notes and warrants to purchase common stock combined with the net proceeds from a sale of preferred stock and warrants to purchase common stock to repay approximately $45.0 million of debt and to purchase for approximately $7.6 million certain overriding royalty interests in the Company's properties and interests in the Bayou Fer Blanc Field and the West Gueydan Field. The remainder of the net proceeds from these offerings is being used for capital expenditures, working capital and other general corporate purposes. See "Private Placement."

PORTAL Listing............ The Old Notes that were sold to QIBs are eligible for trading in the PORTAL System of the National
                           Association of Securities Dealers, Inc.

                                 RISK FACTORS

  The Exchange Notes involve certain risks that a potential investor should carefully evaluate prior to making an investment. See "Risk Factors."

                     SUMMARY FINANCIAL AND OPERATING DATA

  The following tables set forth, as of the dates and for the periods indicated, summary financial and operating information of the Company. The pro forma information set forth below gives effect to the acquisition by the Company of certain overriding royalty interests in the Company's properties and interests in the Bayou Fer Blanc Field and the West Gueydan Field as described in "Private Placement," as if such transactions occurred on the last day of the period prior to the period presented. The following information should be read in conjunction with "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                             YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                                ------------------------------------------------   --------------------------------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                     Pro Forma                            Pro Forma
                                                  1994         1995        1996       1996(1)       1996        1997       1997(1)
                                               ----------   ----------  ----------  ----------   ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and natural gas revenue................  $    9,532   $    6,919  $   10,892  $   11,773   $    4,887  $    6,262  $    6,717
  Interest income............................          14          194          37          37           19          54          54
  Overhead reimbursements....................          74          131          95          95           61          35          35
  Other......................................         119           61          93          93           46          21          21
                                               ----------   ----------  ----------  ----------   ----------  ----------  ----------
     Total revenues..........................  $    9,739   $    7,305  $   11,117  $   11,998   $    5,013  $    6,372  $    6,827

Costs and expenses:
  Production taxes...........................         791          661         585         655          416         304         331
  Oil and natural gas operating expenses.....       2,775        2,196       2,526       2,526        1,239       1,199       1,199
  General and administrative.................       1,204          921       1,539       1,539          709         841         841
  Interest expense...........................       2,121        3,522       3,983       4,334        1,843       2,825       2,971
  Depreciation, depletion and amortization...       2,391        3,558       4,259       4,491        2,088       3,595       3,728
  Income tax expense.........................          --           --          --          --           --       4,746       4,801
                                               ----------   ----------  ----------  ----------   ----------  ----------  ----------
     Total costs and expenses................  $    9,282   $   10,858  $   12,892  $   13,545   $    6,295  $   13,510  $   13,871
                                               ----------   ----------  ----------  ----------   ----------  ----------  ----------
  Net income (loss)..........................  $      457   $   (3,553) $   (1,775) $   (1,547)  $   (1,282) $   (7,138) $   (7,044)
                                               ==========   ==========  ==========  ==========   ==========  ==========  ==========

UNAUDITED PRO FORMA DATA:
  Net income as reported above...............          --           --  $   (1,775) $   (1,547)          --  $   (7,138) $   (7,044)
  Pro forma (provision) benefit for income
   taxes(2)..................................          --           --         657         572           --       5,631       5,631
                                                                        ----------  ----------               ----------  ----------
  Pro forma net income (loss)................          --           --  $   (1,118) $     (975)          --  $   (1,507) $   (1,413)
                                                                        ==========  ==========               ==========  ==========
  Weighted average shares outstanding........          --           --      90,000      90,000           --      90,000      90,000
                                                                        ==========  ==========               ==========  ==========
  Pro forma net income (loss) per share (3)..          --           --  $   (12.42) $   (10.83)          --  $   (16.74) $   (15.70)
                                                                        ==========  ==========               ==========  ==========
OTHER FINANCIAL DATA:
Operating cash flows.........................  $    2,217   $    1,273  $    9,083  $    9,311   $    7,863  $    2,223  $    2,317
Investing cash flows.........................  $  (17,387)  $   (1,468) $  (15,394) $   (4,494)  $   (7,954) $  (16,182) $  (16,182)
Financing cash flows.........................  $   14,812   $   (1,130) $    6,128  $   12,228   $      (15) $   22,228  $   22,228
EBITDA(4)....................................  $    4,969   $    3,527  $    6,467  $    7,278   $    2,649  $    4,027  $    4,454
Ratio of EBITDA to net interest(5)...........         2.3 x        1.0 x       1.6 x       1.7x         1.4x        1.4x        1.5x
ACNTA(6).....................................  $   27,951   $   29,888  $   83,902  $  118,260   $   22,679  $  108,224  $  108,224
Ratio of ACNTA to total indebtedness(5)(6)...         0.9 x        1.0 x       2.1 x       1.5x         0.8x        1.4x        1.4x
Capital expenditures.........................  $   10,105   $    8,079  $   16,301  $   22,401   $    7,897  $   16,556  $   16,556
Payments on debt.............................. $    3,688   $    1,152  $      566  $      566   $       13  $   43,529  $   43,529
Ratio of earnings to fixed charges and
 preferred stock dividends(7)................         1.2x          --          --          --           --          --          --

                                                                                                    AS OF JUNE 30, 1997
                                                                                                    -------------------
                                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................................................................  $   8,400
Working capital........................................................................................     11,066
Property and equipment, net............................................................................     51,250
Total assets...........................................................................................     77,283
Long-term debt, including current maturities, net......................................................     67,841
Mandatorily Redeemable Preferred Stock, net............................................................      9,795
Total stockholder's deficit............................................................................    (12,688)

__________________________________________
(1) Reflects adjustments to oil and natural gas revenue, production taxes, and depreciation, depletion and amortization for the incremental revenue and expenses that would have been reported had the acquisition of the overriding royalty interests occurred at the beginning of the period presented. Interest expense has been adjusted assuming that the $2.6 million purchase price of the overriding royalty interests would have been financed with new indebtedness.
(2) For all periods presented herein, the Company has operated as an S Corporation for Federal and state income tax purposes. Upon the issuance of the Equity Units described under "Private Placement," the Company terminated its Subchapter-S election and will subsequently be treated as a C Corporation for tax purposes (see Note 1 to Financial Statements). The unaudited pro forma data includes the effect of income taxes as if the Company were a C Corporation for the year ended December 31, 1996 and the six months ended June 30, 1997, and the related pro forma periods.
(3) Historical earnings per share data has not been presented due to the Company's termination of its Subchapter-S election. Pro forma net income
     (loss) per share amounts are calculated by dividing net income (loss) by the weighted average number of common shares outstanding, plus the effect, using the treasury stock method, of common shares contingently issuable, if dilutive. Due to net losses reported in all periods, exercise of outstanding warrants to purchase shares of common stock would be antidilutive and are therefore not considered.
(4) EBITDA means earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is commonly used by debt holders and financial statement users as a measurement to determine the ability of an entity to meet its interest obligations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles ("GAAP") and is not intended to be used in lieu of GAAP presentation of results of operations and cash provided by operating activities.
(5) As adjusted for the issuance of the Notes, for the pro forma 1996 and 1997 periods, EBITDA did not cover net interest by $2,533,000 and $452,000, respectively. As adjusted for the issuance of the Notes, for the pro forma 1996 and 1997 periods the ratio of ACNTA to total indebtedness would be 1.5x and 1.4x, respectively.
(6) For the purpose of this calculation, ACNTA means Adjusted Consolidated Net Tangible Assets and indebtedness means Indebtedness as both terms are defined in the Indenture. See "Description of Notes - Certain Definitions."
(7) For purposes of computing this ratio, "earnings" represents income (loss) before taxes and extraordinary items, plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and a portion of rental expense considered to be representative of the interest factor therein. There was no preferred stock outstanding during any of the historical periods presented prior to the June 30, 1997 period. As a result of the losses incurred for the years ended December 31, 1995 and 1996, and the 6 months ended June 30, 1996 and 1997, earnings did not cover fixed charges by $3,553,000, $1,775,000, $1,282,000 and $7,263,000, respectively. For the pro forma 1996 and 1997 periods, earnings did not cover fixed charges by $1,547,000 and $7,169,000, respectively. As adjusted for the issuance of the Notes and Equity Units, earnings would not have covered fixed charges by $8,816,000 and $8,969,000, respectively, for the pro forma 1996 and 1997 periods.

SUMMARY RESERVE AND PRODUCTION DATA
(IN THOUSANDS, EXCEPT PER BOE INFORMATION AND RATIOS)

                                                                                             AS OF DECEMBER 31,
                                                                                -----------------------------------------
                                                                                                               PRO FORMA
                                                                                  1994      1995      1996      1996(1)
                                                                                --------  --------  --------   ---------
PROVED RESERVE DATA:
ESTIMATED NET PROVED RESERVES (AT PERIOD END):
  Crude oil and natural gas liquids (Bbls)....................................     1,718     2,000      2,512      2,721
  Natural gas (Mcf)...........................................................    10,624     9,593     23,223     25,159
OIL EQUIVALENT (BOE)..........................................................     3,489     3,599      6,383      6,914
ESTIMATED FUTURE NET CASH FLOWS (BEFORE INCOME TAX)...........................  $ 27,888  $ 42,084  $ 116,995  $ 128,966
PRESENT VALUE OF PROVED RESERVES (2)..........................................  $ 19,228  $ 30,596  $  87,381  $  96,389
PROVED RESERVES TO PRODUCTION RATIO (YEARS)...................................       5.0       7.2       11.6       11.6
ANNUAL RESERVE ADDITION ACTIVITY:
  Proved reserve additions (Boe)..............................................       536       612      3,334      3,612
  Total capital costs attributable to:
    Acquisition...............................................................  $  1,799  $      0  $       0  $   6,100
    Development and exploitation..............................................     4,002     3,589      3,853      3,853
    Exploration...............................................................     4,304     4,490     12,448     12,448
                                                                                --------  --------  --------   ---------
      Total...................................................................  $ 10,105  $  8,079  $  16,301  $  22,401
                                                                                ========  ========  =========  =========
Five year average finding and development cost (per Boe)(3)...................                                  $   5.43
Five year average reserve replacement ratio(4)................................                                       386%


                                                              YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                        -------------------------------------   ----------------------------
                                                                                     ProForma                      ProForma
                                                          1994      1995     1996    1996(1)      1996      1997    1997(1)
                                                        --------  -------   -------   -------   -------   -------  --------
PRODUCTION DATA:
ANNUAL SALES VOLUMES:
  Crude oil and natural gas liquids (Bbls)............      330       252       330       357       171       153       164
  Natural gas (Mcf)...................................    2,241     1,505     1,325     1,435       520       995     1,068
  Oil equivalent (Boe)................................      704       503       551       596       258       319       342
UNIT ECONOMICS:
  Average sales price per Boe.........................  $ 13.55   $ 13.76   $ 19.77   $ 19.77   $ 19.01   $ 19.62   $ 19.62
  Production expense per Boe..........................  $  5.06   $  5.68   $  5.65   $  5.29   $  6.44   $  4.71   $  4.46
                                                        --------  -------   -------   -------   -------   -------   -------
  Gross margin per Boe................................  $  8.49   $  8.08   $ 14.12   $ 14.48   $ 12.57   $ 14.91   $ 15.16
  General and administrative expenses per Boe.........  $  1.71   $  1.83   $  2.79   $  2.58   $  2.75   $  2.64   $  2.46
                                                        --------  -------   -------   -------   -------   -------   -------
Gross profit per Boe..................................  $  6.78   $  6.25   $ 11.33   $ 11.90   $  9.82   $ 12.27   $ 12.70
                                                        =======   =======   =======   =======   =======   =======   =======

__________________________________________
(1) Reflects adjustments to give effect to the acquisition by the Company of certain overriding royalty interests in the Company's properties and interests in the Bayou Fer Blanc Field and the West Gueydan Field as described in "Private Placement," as if such acquisition had occurred on the last day of the period prior to the period presented.

(2) These amounts do not consider future income taxes which will be payable as a result of the termination of the Company's S-Corporation election.

(3) The five year average finding and development cost per Boe is calculated by dividing (a) total capital expenditures for the five year period by (b) the sum of proved reserves added through purchases of reserves in place, extensions, discoveries and other additions and the effects of revisions ("Reserve Additions") for such period. Reserve information at each year-end is based on reports prepared by independent petroleum engineers.

(4)  The five year average reserve replacement ratio is calculated by dividing
     (a) aggregate Reserve Additions for the trailing five year period by (b) aggregate production for such period.

                                 RISK FACTORS

  The following factors, together with the other information contained in this Prospectus, should be considered carefully before purchasing the securities offered hereby.

VOLATILITY OF OIL AND NATURAL GAS PRICES

  Revenues generated from the Company's operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect the Company's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of the Company's oil and natural gas that can be produced economically. In order to reduce its exposure to price risks in the sale of its oil and natural gas, the Company enters into hedging arrangements from time to time; however, the Company's hedging arrangements apply to only a portion of its production and provide only limited price protection against fluctuations in the oil and natural gas markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "Business and Properties -- Marketing."

  The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the future gross revenues method based on the ratio of current gross revenue to total proved future gross revenues, computed based on current prices. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost and fair value of unproved properties after income tax effects, excess costs are charged to operations. Once incurred, a write down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write down its asset base, significant downward revisions of quantity estimates or declines in oil and natural gas prices that are not offset by other factors could result in a write down for impairment of oil and natural gas properties.

REPLACEMENT OF RESERVES

  In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Except to the extent the Company acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that the Company's future development, acquisition and exploration activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

  There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See "Business and Properties --Oil and Natural Gas Reserves."

  The present values of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and natural gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount, as required by the Commission, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and natural gas industry in general.

SUBSTANTIAL LEVERAGE

  As of June 30, 1997, the Company's long-term debt and stockholder's deficit are $67.8 million and $12.7 million, respectively. See "Capitalization." In addition, the Indenture allows the Company to incur a minimum of $10.0 million in additional Indebtedness that may be secured, under certain circumstances. See "Description of Notes -- Certain Covenants."

  The Company's level of indebtedness has several important effects on its operations, including (i) the covenants contained in the Indenture require the Company to meet certain financial tests, and other restrictions limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions and (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly alter the leverage of the Company. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBSTANTIAL CAPITAL REQUIREMENTS

  The Company makes, and will continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and natural gas reserves. The Company made capital expenditures of $8.1 million during 1995 and $16.3 million during 1996. The Company plans to make capital expenditures, not including expenditures for acquisitions, of approximately $33.0 million in 1997 and 1998. Although management believes that the Company will have sufficient cash provided by operating activities and the proceeds from the Offerings to fund planned capital expenditures in 1997 and 1998, if revenues decrease as a result of lower oil and natural gas prices or operating difficulties, the Company may be limited in its ability to expend the capital necessary to undertake or complete its drilling program in future years. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

PAYMENT UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to purchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of purchase. The Indenture requires that, prior to such a purchase, the Company must either repay all outstanding Debt (as defined therein) or obtain any required consents to such purchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of the Notes and the other indebtedness that would become payable upon the occurrence of such Change of Control. See "Description of Notes -- Change of Control."

LACK OF PUBLIC MARKET

  The Notes are new issues of securities for which there is currently no active trading market. The Company does not currently intend to apply for a listing or quotation of the Notes on any securities exchange or stock market. Jefferies & Company, Inc. informed the Company that it currently intends to make a market in the Notes. However, Jefferies & Company, Inc. is not obligated to do so, and any such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Notes sold to QIBs are eligible for trading by qualified buyers in the PORTAL System.

  The liquidity of, and trading market for the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of the Company.

VOTING CONTROL

  McLain J. Forman, the Company's Chairman of the Board, President and Chief Executive Officer, as of June 15, 1997, owned all of the outstanding voting shares of Common Stock. Therefore, Mr. Forman has the ability to elect all of the Company's directors and, directly and indirectly, influence all decisions made by the Company. Upon completion of the Offerings, the Company acquired the Bayou Fer Blanc Field and the West Gueydan Field from Forman Petroleum Corporation II, a company whose sole stockholder is Mr. Forman. See "Certain Transactions."

DRILLING RISKS

  Drilling involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. The Company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition.

RISKS OF HEDGING TRANSACTIONS

  In order to manage its exposure to price risks in the marketing of its oil and natural gas, the Company has in the past and expects to continue to enter into oil and natural gas price hedging arrangements with respect to a portion of its expected production. These arrangements may include futures contracts on the New York Mercantile Exchange (NYMEX), fixed price delivery contracts and financial swaps. While intended to reduce the effects of volatility of the price of oil and natural gas, such transactions may limit potential gains by the Company if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose the Company to the risk of financial loss in certain circumstances, including instances in which (i) production is less than expected, (ii) if there is a widening of price differentials between delivery points for the Company's production and the delivery point assumed in the hedge arrangement, (iii) the counterparties to the Company's future contracts fail to perform the contract or (iv) a sudden, unexpected event materially impacts oil or natural gas prices. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources" and "Business and Properties --Marketing --Hedging Activities."

DEPENDENCE ON KEY PERSONNEL

  The Company depends to a large extent on the services of its founder, McLain J. Forman, and certain other senior management personnel. The loss of the services of Mr. Forman and other senior management personnel could have a material adverse effect on the Company's operations. The Company does not currently have an employment contract with any senior management or key personnel. The Company believes that its success is also dependent upon its ability to continue to employ and retain skilled technical personnel. The Company does not currently have any key-man insurance coverage on McLain J. Forman, other senior management or any key personnel. The inability of the Company to employ or retain skilled technical personnel could have a material adverse effect on the Company's operations.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS

  Oil and natural gas operations are subject to various federal, state and local government regulations that may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, utilization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continuously imposed increasingly strict requirements for water and air pollution control and solid waste management. See "Regulation".

MARKETABILITY OF PRODUCTION

  The marketability of the Company's production depends upon the availability and capacity of gas gathering systems, pipelines and processing facilities, and the unavailability or lack of capacity thereof could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. In addition, federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand could adversely affect the Company's ability to produce and market its oil and natural gas on a profitable basis.

SUBSTANTIAL COMPETITION

  The Company operates in a highly competitive environment. The Company competes with major and independent oil and natural gas companies for the acquisition of desirable oil and natural gas properties, as well as for the equipment and labor required to develop and operate such properties. The Company also competes with major and independent oil and natural gas companies in the marketing and sale of oil and natural gas to marketers and end-users. Many of these competitors have financial and other resources substantially greater than those of the Company. See "Business and Properties -- Competition."

OPERATING RISKS OF OIL AND NATURAL GAS OPERATIONS

  The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, casing collapse, abnormally pressured formations and hazards such as oil spills, natural gas leaks, ruptures or discharges of toxic gases. The occurrence of any of these operating risks could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property and equipment, pollution or other environmental damage, including damage to natural resources, clean-up responsibilities, penalties and suspension of operations.
In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance obtained by the Company will be adequate to cover any losses or liabilities. The Company cannot predict the continued availability of insurance or the availability of insurance at premium levels that justify its purchase.


ADEQUACY OF COLLATERAL

  Neither the Indenture nor the mortgage documentation securing the Indenture contains any provisions for measuring the current value, adequacy or frequency of valuation of the Collateral. Nor does the mortgage documentation contain any provisions for the substitution of the Collateral under any circumstances or the maintenance of Collateral value in the event of declining prices. Therefore, there can be no assurance that the proceeds of any sale of the Collateral, in whole or in part, pursuant to the Indenture and the related Security Documents, would be sufficient to satisfy payments on a Bank Credit Agreement, if any, and the Notes.

RISKS OF NOT ACCEPTING THE EXCHANGE OFFER

  Investors who do not accept the Exchange Offer will continue to hold Old Notes and any rights to receive registered Exchange Notes will be extinguished. The Old Notes have not been, and will not be, registered under the Securities Act or any state securities laws. Unless so registered, the Old Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                                  THE COMPANY

  Forman Petroleum Corporation is an independent energy company engaged in the exploration, acquisition, development, exploitation and production of crude oil and natural gas.

  The Company's principal executive office is located at 650 Poydras Street, Suite 2200, New Orleans, Louisiana 70130-6101, and its telephone number is (504) 586-8888. Unless the context otherwise requires, the terms "Company" or "Forman" as used in this Prospectus mean Forman Petroleum Corporation.

                               PRIVATE PLACEMENT

  On June 3, 1997, the Company completed the private sale to Jefferies & Company, Inc. of 70,000 units ("Note Units") consisting of $70,000,000 principal amount of the Old Notes and warrants to purchase 29,067 shares of Common Stock, no par value (the "Common Stock"), of the Company at a price of $65,667,000 in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act. Jefferies & Company, Inc. thereupon offered and resold the Note Units only to qualified institutional buyers and a limited number of institutional accredited investors at an initial price to such purchasers of $68,467,000. Concurrently with the offering of the Note Units, the Company completed a private sale to Jefferies & Company, Inc. of 200,000 units ("Equity Units") consisting of 200,000 shares of Series A Cumulative Preferred Stock and warrants to purchase 14,533 shares of Common Stock. The offerings and sales of the Note Units and the Equity Units are referred to herein as the "Offerings."

  The net proceeds to the Company from these Offerings was approximately $74.9 million. A portion of the net proceeds (approximately $9.5 million) was segregated into the Capitalized Interest Account to pay interest on the Notes through June 1, 1998. The Company used the remaining net proceeds of the Offerings as follows: (i) approximately $35.2 million was used to repay all of the outstanding indebtedness (including accrued interest and associated fees) due under the Endowment Energy Partners ("EEP") and Endowment Energy Co-Investment Partnership ("EECIP") loans; (ii) approximately $10.5 million was used to repay all of the outstanding indebtedness (including accrued interest and associated fees) under the Joint Energy Development Investments Limited Partnership ("JEDI") loan; (iii) $2.6 million was used to purchase from EEP and EECIP a 7.5% overriding royalty interest in the Company's Lake Enfermer Field, Manila Village Field and Boutte Field; (iv) $5.0 million was used in connection with the Company's acquisition from Forman Petroleum Corporation II ("FPC II"), a company whose sole stockholder is McLain J. Forman, all of FPC II's interest in the Bayou Fer Blanc Field and the West Gueydan Field, of which $1.5 million was paid to FPC II, $1.0 million was used to pay bank debt and $2.5 million was used to pay trade payables to third parties; (v) Jefferies & Company, Inc. received a fee of $1.9 million for financial advisory services provided to the Company and also received a warrant to purchase 4,844 shares of Common Stock at an initial exercise price of $1.00 per share; and (vi) $0.9 million was used to pay expenses of the Offerings. See "Certain Transactions."

  The remaining net proceeds from the Offerings of $9.4 million are being used for capital expenditures, working capital and other general corporate purposes.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1997 short-term debt (including current maturities of long-term debt) and capitalization of the Company. The information was derived from, and is qualified by reference to the Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                               JUNE 30,  1997
                                                                                               --------------
                                                                                               (IN THOUSANDS)
Short-term debt (including current maturities of long-term debt) (1).......................         $     14
Long-term debt (less current maturities):
       13.5 % Senior Secured Notes due 2004 (2)............................................           67,827
                                                                                                    --------
       Total debt..........................................................................         $ 67,841
                                                                                                    ========

Mandatorily Redeemable Preferred Stock, no par value, 1,000,000 authorized
 shares, none outstanding, 200,000 shares outstanding as adjusted (3)......................         $  9,795

Stockholder's equity:
  Common Stock, no par value, 1,000,000 authorized shares;
   90,000 outstanding (exclusive of 10,000 treasury shares)................................                1
  Additional paid-in capital (4)...........................................................               --
  Accumulated deficit (5)..................................................................          (12,689)
                                                                                                    --------
     Total stockholder's deficit...........................................................          (12,688)
                                                                                                    --------
     Total debt and capitalization.........................................................         $ 64,948
                                                                                                    ========

    _______________

(1) See Notes 2 and 8 to the Financial Statements of the Company.
(2) Long-term debt is net of unamortized debt discount of $2,173,000 of which $667,000 represents the estimated value of the warrants attached to the Old Notes.
(3) Preferred Stock is net of $333,000 allocated to the value of the warrants offered with the Equity Units, but includes $125,000 of accrued dividends payable in additional shares of preferred stock.
(4) Additional paid-in capital includes $1.0 million representing the value of the warrants attached to the Old Notes and the warrants offered with the Equity Units, recorded as additional paid-in capital. In connection with the termination of the Subchapter-S Corporation election, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," $1,786,000 of accumulated deficit was reclassified to additional paid-in capital (see also (5) below).
(5) Reflects $1.5 million of the purchase price of the Bayou Fer Blanc Field and the West Gueydan Field which represents a distribution to McLain J. Forman. Additionally, in connection with the termination of the Subchapter-S Corporation election, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," accumulated deficit has been reclassified to additional paid-in capital to the extent possible.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

  The following tables set forth selected actual historical and pro forma financial information of the Company for the periods set forth below. The pro forma information set forth below gives effect to the acquisition by the Company of certain overriding royalty interests in the Company's properties and interests in the Bayou Fer Blanc Field and the West Gueydan Field as described in "Private Placement," as if such transactions occurred on the last day of the period prior to the period presented. The following information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus. In 1994, the Company changed its fiscal year end from September 30 to December
31. As such, the financial information for the years ended September 30, 1994 and December 31, 1994 overlaps for January 1, 1994 to September 30, 1994.

                                      YEAR ENDED                          YEAR ENDED                       SIX MONTHS ENDED
                                     SEPTEMBER 30,                        DECEMBER 31,                          JUNE 30,
                               -------------------------   ---------------------------------------  -------------------------------
                                                                                          PRO FORMA                      PRO FORMA
                                 1992      1993      1994      1994      1995      1996     1996(1)    1996      1997     1997(1)
                               --------  --------  --------  --------  --------  --------  --------  --------  --------  ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
 Oil and natural gas revenue... $  2,090  $  7,868  $  8,718  $  9,532  $  6,919  $ 10,892  $ 11,773  $  4,887  $  6,262  $   6,717
 Costs and expenses:
 Oil and natural gas
  operating expenses...........      451     1,608     2,741     2,775     2,196     2,526     2,526     1,239     1,199      1,199
 Production taxes..............      233       684       678       791       661       585       655       416       304        331
 Depreciation, depletion and
  amortization...............        533     2,167     2,207     2,391     3,558     4,259     4,491     2,088     3,595      3,728
 General and administrative....      793       706     1,151     1,204       921     1,539     1,539       709       841        841
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  ---------
    Total operating expenses...    2,010     5,165     6,777     7,161     7,336     8,909     9,211     4,452     5,939      6,099
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  ---------
 Operating income (loss).......       80     2,703     1,941     2,371      (417)    1,983     2,562       435       323        618
 Interest expense..............      617     1,354     1,897     2,121     3,522     3,983     4,334     1,843     2,825      2,971
 Income tax expense............        0         0         0         0         0         0         0        --     4,746      4,801
 Other income:
 Interest income...............       16         9        12        14       194        37        37        19        54         54
 Overhead reimbursements.......       39        58        77        74       131        95        95        61        35         35
 Other.........................        9       143       163       119        61        93        93        46        21         21
                                --------  --------  --------  --------  --------  --------  --------  --------  --------  ---------
    Net income (loss).......... $   (473) $  1,559  $    296  $    457  $ (3,553) $ (1,775) $ (1,547) $ (1,282) $ (7,138) $  (7,044)
                                ========  ========  ========  ========  ========  ========  ========  ========  ========  =========
 Ratio of earnings to fixed
  charges and preferred stock
  dividends(2)...............        --       2.2x      1.2x      1.2x       --         --        --        --        --         --
                                ========  ========  ========  ========  ========  ========  ========  ========  ========  =========
UNAUDITED PRO FORMA DATA:
 Net income (loss) as
  reported above...............       --        --       --         --       --   $ (1,775) $ (1,547)       --  $ (7,138) $  (7,044)
 Pro forma (provision)
  benefit for income taxes(3)..       --        --       --         --       --        657       572        --     5,631      5,631
                                                                                  --------  --------            --------  ---------
 Pro forma net income (loss)...       --        --       --         --       --   $ (1,118) $  ( 975)       --  $ (1,507) $  (1,413)
                                                                                  ========  ========             ========  =========
 Weighted average shares
  outstanding..................       --        --       --         --       --     90,000    90,000        --    90,000     90,000
                                                                                  ========  ========            ========  =========
Pro forma net income (loss)
 per share(4)..................       --        --       --         --       --   $ (12.42) $ (10.83)       --  $ (16.74) $  (15.70)
                                                                                  ========  ========            ========  =========

                                         AS OF SEPTEMBER 30,               AS OF JUNE 30         AS OF JUNE 30,
                                    ----------------------------   ----------------------------  --------------
                                      1992      1993      1994       1994      1995      1996         1997
                                    --------  --------  --------   --------  --------  --------     --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital..............      $ (1,989) $ (3,498) $ (3,654)  $ (2,097) $ (2,117) $(44,198)    $ 11,066
 Property and equipment,
  net.........................         5,411    10,859    20,446     20,874    25,814    37,352       51,250
 Total assets.................         7,478    14,048    25,229     32,962    29,160    42,377       77,283
 Long-term debt, including
  current maturities, net.....         8,514    12,262    20,252     29,721    28,607    39,043       67,841
 Mandatorily redeemable
  preferred stock, net.........           --        --        --         --        --        --        9,795
 Total stockholder's
  equity (deficit).............       (1,803)     (244)       52        295    (3,258)   (5,033)     (12,688)

__________________

(1) Reflects adjustments to oil and natural gas revenue, production taxes, and depreciation, depletion and amortization for the incremental revenue and expenses that would have been reported had the acquisitions occurred at the beginning of the period presented. Interest expense has been adjusted assuming that the $2.6 million purchase price of the overriding royalty interests would have been financed with new indebtedness.

(2) For purposes of computing this ratio, "earnings" represents income (loss) before taxes and extraordinary items, plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and a portion of rental expense considered to be representative of the interest factor therein. There was no preferred stock outstanding during any of the historical periods presented prior to the June 30, 1997 period. As a result of the losses incurred for the years ended September 30, 1992 and December 31, 1995 and 1996, and the six months ended June 30, 1996 and 1997, earnings did not cover fixed charges by $473,000, $3,553,000, $1,775,000, $1,282,000 and $7,263,000, respectively. For the pro forma 1996 and 1997 periods, earnings did not cover fixed charges by $1,547,000 and $7,169,000, respectively. As adjusted for the issuance of the Notes and Equity Units, earnings would not have covered fixed charges by $8,816,000 and $8,969,000 for the pro forma 1996 and 1997 periods, respectively.

(3) For all periods presented herein, the Company has operated as an S Corporation for Federal and state income tax purposes. Upon the issuance of the Equity Units described under "Private Placement," the Company terminated its Subchapter-S election and will subsequently be treated as a C Corporation for tax purposes (see Note 1 to Financial Statements). The unaudited pro forma data includes the effect of providing income taxes as if the Company were a C Corporation for the year ended December 31, 1996 and the six months ended June 30, 1997, and the related pro forma periods.

(4) Historical earnings per share data has not been presented due to the Company's termination of its Subchapter-S election. Pro forma net income
    (loss) per share amounts are calculated by dividing net income (loss) by the weighted average number of common shares outstanding, plus the effect, using the treasury stock method, of common shares contingently issuable if dilutive. Due to net losses reported in all periods, exercise of warrants to purchase shares of common stock would be antidilutive and are therefore not considered.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is an independent energy company engaged in the acquisition, exploration, development, exploitation and production of crude oil and natural gas. Since 1991, the Company has acquired five fields onshore in south Louisiana. These fields have cumulative production of 153 MMBoe and contain complex geologic structures that are well suited to 3-D seismic surveys and interpretation to identify potential reserves. Since 1994, the Company has acquired and processed over 74 square miles of 3-D seismic data over four of these fields from which the Company has identified additional exploitation and development prospects. In the Lake Enfermer Field, using this 3-D seismic data along with existing well control, the Company drilled and completed three wells in 1996 and is currently in the process of completing a fourth well. This drilling activity increased net production from a daily average of 942 Boe/d in January 1996 to 1,895 Boe/d in December 1996. Over the same period, proved reserves increased 92% from 3.6 MMBoe with a present value of $31.0 million to
6.9 MMBoe with a present value of $96.4 million. In 1997 and 1998, the Company plans aggregate capital expenditures of approximately $33.0 million to perform an estimated seven recompletions and/or workovers and drill an estimated eight new wells based on the Lake Enfermer 3-D seismic survey, to drill an estimated two additional wells and to perform an estimated four recompletions on other properties.

  The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the future gross revenue method based on the ratio of current gross revenue to total proved future gross revenues, computed based on current prices. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost and fair value of unproved properties after income tax effects, excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write down its asset base, significant downward revisions of quantity estimates or declines in oil and natural gas prices that are not offset by other factors could result in a write-down for impairment of oil and natural gas properties.

  On June 3, 1997, the Company issued preferred stock as further described under "Private Placement." Prior to the issuance of this preferred stock, the Company was taxed as an S Corporation. See Note 1 to the financial statements of the Company. The issuance of preferred stock terminated the S Corporation status effective June 3, 1997. For the short year beginning June 4, 1997 and subsequent years, the Company will be subject to Federal and state income tax.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

  The Company's oil and gas revenues increased approximately $1.4 million, or 28% to $6.3 million for the six months ended June 30, 1997, from $4.9 million for the comparable period in 1996. Production levels for the six months ended June 30, 1997, increased 24% to 319 thousand barrels of oil equivalent ("MBOE") from 257 MBOE for the comparable period in 1996. Gas production volumes increased 91%, while oil volumes declined 10%. The Company's average sales prices (including hedging activities) for oil and natural gas for the six months ended June 30, 1997 were $21.58 per Bbl and $2.97 per Mcf versus $19.75 per Bbl and $2.93 per Mcf in the 1996 period. Revenues increased $1.0 million due to the aforementioned production increases, and by $320,000 as a result of increased oil and gas prices.

  The following table summarizes production volumes, average sales prices and operating revenues for the Company's oil and natural gas operations for the six months ended June 30, 1996 and 1997:

                                                 Six Months Ended June 30,
                                           ------------------------------------
                                                                     % Increase
                                              1996         1997      (Decrease)
                                           ----------   ----------   ----------
PRODUCTION VOLUMES:
  Oil and condensate (MBbls)                      171          153          -11%
  Natural gas (MMcf)                              520          995           91%
AVERAGE SALES PRICES:
  Oil and condensate ($ per Bbl)           $    19.75   $    21.58            9%
  Natural gas ($ per Mcf)                        2.93         2.97            1%
OPERATING REVENUES:
  Oil and condensate (in thousands)        $    3,367   $    3,308          - 2%
  Natural gas (in thousands)               $    1,520   $    2,954           94%
                                           ----------   ----------   ----------
      Total (in thousands)                 $    4,887   $    6,262           28%

  On a BOE basis, lease operating expenses experienced a 22% decrease, to $3.76 per BOE for the six months ended June 30, 1997 from $4.82 per BOE in the comparable 1996 period. For the first six months of 1997, lease operating expenses were down 3%, from $1.24 million in 1996 to $1.20 million in the comparable 1997 period. This decrease was due primarily to the abandonment of one of the Company's fields between 1996 and 1997.

  The effective severance tax rate as a percentage of oil and gas revenues decreased to 4.9% for the six months ended June 30, 1997, from 8.5% for the comparable period in 1996. The decrease was due primarily to the increased production from wells that have a state severance tax exemption under Louisiana's severance tax abatement program.

  For the six months ended June 30, 1997, depreciation, depletion and amortization ("DD&A") expense increased 72% over the comparable 1996 period.
The increase for the six-month period is attributable to (i) the Company's increased production and related future capital costs during the first six months of 1997 and (ii) the write-off of deferred financing costs related to the loans that were repaid in June, 1997. This accelerated write-off of deferred financing costs during the six-month period ended June 30, 1997 resulted from the December, 1996, change in the maturity dates of the Endowment Energy Partners ("EEP") and Endowment Energy Co-Investment Partnership ("EECIP") loans from December 31, 1999, and September 30, 1998, respectively, to June 30, 1997 for each loan.

  Excluding the one-time write-off of deferred financing costs in June 1997, the DD&A expense for the six months ended June 30, 1997 increased 37% over the comparable 1996 period. On a BOE basis, which reflects the increases in production, the DD&A rate for the first six months of 1997 was $8.99 per BOE compared to $8.12 per BOE for the same period in 1996, an increase of only 11%.

  For the six months ended June 30, 1997, general and administrative ("G&A") expenses were $2.64 per BOE, a 4% decrease from the $2.75 per BOE for the first six months of 1996.

  Interest expense for the six months ended June 30, 1997 increased to $2.8 million from $1.8 million for the comparable 1996 period. This increase of $1.0 million in interest expense is due primarily to (i) $275,000 of interest on a term loan from Joint Energy Development Investments Limited Partnership ("JEDI") made in December 1996 which was repaid in June 1997, and (ii) $528,000 of additional interest in June 1997, relating to the issuance of $70 million principal amount of 13.5% Senior Secured Notes due 2004, Series A (the "Notes"), on June 3, 1997 (See "Liquidity and Capital Resources").

  Due to the factors described above, the net loss increased to $2.4 million for the six months ended June 30, 1997, from a loss of $1.3 million for the comparable period in 1996.

  The Company issued a second class of stock on June 3, 1997, effectively terminating its S Corporation election. As a result, the Company will be subject to Federal and state income taxes for the results of operations subsequent to June 2, 1997, and accordingly, a benefit of $335,000 was reflected in income tax expense for the six-month period ended June 30, 1997. In addition, due to the termination of the Company's status as an S Corporation for federal income tax purposes, the Company was also required to establish a net deferred tax liability calculated at the applicable Federal and state tax rates resulting primarily from financial reporting and income tax reporting basis differences in oil and gas properties. Accordingly, a net deferred tax liability of $5,081,000 was accrued at June 3, 1997 and is included in income tax expense for the six-month period ended June 30, 1997. The net result of these two accruals was an increase of $4,700,000 in the net loss of the Company for the six-month period ended June 30, 1997.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  During 1996, the Company reported increases in total production, operating income and cash flow from operations, compared to 1995. Oil and natural gas revenues increased 57% from $6.9 million in 1995 to $10.9 million in 1996. Production volumes for oil increased 31% from 252 MBbls in 1995 to 330 MBbls in 1996. The increase in oil production increased revenues $2.6 million. Production volumes for natural gas decreased 12% from 1,505 MMcf in 1995 to 1,325 MMcf in 1996. Although volumes decreased by 12%, revenues for natural gas increased $1.3 million due to a 72% increase in average natural gas prices in 1996. The overall increase in oil and natural gas production was due to three new wells being drilled and completed during 1996, which was partially offset by normal production declines from existing wells. Increases in average oil and natural gas prices were directly attributable to the general improved market conditions.

  The following table summarizes production volumes, average sales prices and operating revenues for the Company's oil and natural gas operations for the years ended December 31, 1995 and 1996.

                                                  YEAR ENDED DECEMBER 31,
                                             -------------------------------
                                                                  % Increase
                                               1995       1996    (Decrease)
                                             --------   --------  ----------

PRODUCTION VOLUMES:
     Oil and condensate (MBbls).............    251.8      329.9       31%
     Natural gas (MMcf).....................  1,504.5    1,325.1      (12)%
AVERAGE SALES PRICES:
     Oil and condensate ($ per Bbl)......... $  17.19   $  21.10       23%
     Natural gas ($ per Mcf)................ $   1.72   $   2.96       72%
OPERATING REVENUES:
     Oil and condensate (in thousands)...... $  4,327   $  6,964       61%
     Natural gas (in thousands)............. $  2,592   $  3,928       52%
                                             --------   --------      ---
          Total (in thousands).............. $  6,919   $ 10,892       57%

  Oil and natural gas operating expenses increased 14% from $2.2 million in 1995 to $2.5 million in 1996. This increase was due to the overall increase in production generated from new oil and natural gas wells drilled and completed.

  DD&A expense increased 19% from $3.6 million in 1995 to $4.3 million in 1996. This increase was due to the overall increase in oil and natural gas production, offset by a 27% decrease in the depletion rate.

  G&A increased 67% from $0.9 million in 1995 to $1.5 million in 1996. This increase was due to the capitalization of $0.5 million of G&A in 1995 attributable to the conduct of the 3-D seismic survey. Excluding this capitalization, G&A increased 7% during 1996.

  Interest expense increased 14% from $3.5 million in 1995 to $4.0 million in 1996. This increase was due to the imposition of interest on interest that was accrued and not paid to the lender during all of 1996.

  Net income (loss) was $(1.8 million) in 1996 as compared to $(3.6 million) in 1995, as a result of the factors described above.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  During 1995, the Company reported decreases in total production, operating income and cash flow from operations. Oil and natural gas revenues decreased 27% from $9.5 million in 1994 to $6.9 million in 1995. Production volumes for oil decreased 24% from 331 MBbls in 1994 to 252 MBbls in 1995 due to the cessation of drilling activities during the conduct of a 3-D seismic survey on the Lake Enfermer Field. The decrease in oil production decreased revenues $1.3 million. Production volumes for natural gas decreased 33% from 2,241 MMcf in 1994 to 1,505 MMcf in 1995. The decrease in natural gas production decreased revenues by $1.3 million.

  The following table summarizes production volumes, average sales prices and operating revenues for the Company's oil and natural gas operations for the years ended December 31, 1994 and 1995.

                                                      YEAR ENDED DECEMBER 31,
                                             -----------------------------------
                                                                  % Increase
                                               1994       1995    (Decrease)
                                             --------   -------- ---------------

PRODUCTION VOLUMES:
     Oil and condensate (MBbls)............     330.5      251.8      (24)%
     Natural gas (MMcf)....................   2,240.6    1,504.5      (33)%
AVERAGE SALES PRICES:
     Oil and condensate ($ per Bbl)........  $  17.09   $  17.19        1%
     Natural gas ($ per Mcf)...............  $   1.73   $   1.72       (1)%
OPERATING REVENUES:
     Oil and condensate (in thousands).....  $  5,647   $  4,327      (23)%
     Natural gas (in thousands)............  $  3,885   $  2,592      (33)%
                                             --------   --------      ---
          Total (in thousands).............  $  9,532   $  6,919      (27)%

  Oil and natural gas operating expenses decreased 21% from $2.8 million in 1994 to $2.2 million in 1995. This decrease was due to decreased production generated from oil and natural gas wells drilled and completed.

  DD&A expense increased 50% from $2.4 million in 1994 to $3.6 million in 1995. This increase resulted from a significant negative revision the Company made to the estimated future gross revenues from its oil and natural gas reserves for the year ended December 31, 1995, as based upon its internal reserve estimate as of that date. This revision was primarily the result of the deletion of almost all of the future oil and natural gas reserves in the Company's Bayou Dularge Field, as necessitated by the unsuccessful attempt to develop the field's proved undeveloped reserves. This negative revision of almost 40% of the Company's proved reserves was so large that it caused the net increase in both the DD&A rate and the actual DD&A expense charge for 1995, despite the decrease in production in 1995.

  G&A decreased 25% from $1.2 million in 1994 to $0.9 million in 1995. This decrease is due to the capitalization of $0.5 million of G&A in 1995 attributable to the conduct of the 3-D seismic survey. Excluding this capitalization, G&A in 1995 increased 17% primarily due to increased staffing for 3-D seismic interpretations.

  Interest expense increased 67% from $2.1 million in 1994 to $3.5 million in 1995. This increase was due to the additional debt in the amount of $7.0 million, which added to the Company's long-term debt the last day of December 1994. Thus, no interest was paid on this $7.0 million of new debt in 1994 while a full year of interest was paid or accrued on it in 1995. In total, long-term debt increased almost $15.0 million during 1994, and the full impact of increased interest on this new debt was not reflected until 1995.

  Net income (loss) was $(3.6 million) in 1995 as compared to net income of $0.5 million in 1994, as a result of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of liquidity have included funds generated by operations, the sale of prospects, from borrowings from its senior lenders, EEP and EECIP, and the Offerings. In addition, in September 1996, McLain J. Forman, the sole stockholder of the Company, loaned the Company $1.0 million on an unsecured basis for the purpose of paying certain trade payables. In late November 1996, the Company secured a bridge loan in the amount of $4.0 million from JEDI for the specific purpose of paying certain additional trade payables. On December 23, 1996, the Company repaid the bridge loan with the proceeds of a term loan from JEDI. As of May 31, 1997, the Company had drawn all of the $10.0 million available under the term loan, with $4.0 million applied toward payment of the bridge loan, $0.5 million used to partially repay the $1.0 million loan from Mr. Forman and $5.5 million used to pay trade payables. The borrowings from EEP, EECIP and JEDI were repaid with the proceeds of the Offerings.

  Operating cash flow was $222,000 and $1.5 million in the three months ended March 31, 1996 and 1997, respectively. The increase in operating cash flow was primarily attributable to increased production volumes and higher average sales prices. Operating cash flow was $2.9 million, $5,500 and $2.5 million in 1994, 1995 and 1996, respectively. The increase in operating cash flow in 1996 as compared to 1995 was primarily attributable to an increase in operating income of $3.6 million, partially offset by an increase in oil and natural gas revenue receivables and increased interest expenses. Accrued liabilities increased by $3.4 million in 1996 as compared to 1995 due to the unpaid well costs incurred in drilling the three post-3-D survey wells in 1996. The decrease in cash flows used in 1995 as compared to 1994 was due primarily to the operating loss in 1995 and the cessation of drilling activity during the period the 3-D seismic survey was being conducted.

  The Company has a budget of $33 million of capital expenditures in 1997 and 1998. A substantial portion of this amount is budgeted for the development drilling necessary to bring the proved undeveloped and non-producing reserves into production, as well as the exploratory drilling in the Lake Enfermer Field. In addition, the Company used a portion of the net proceeds of the Offerings to acquire from an affiliated entity, FPC II, two prospects (Bayou Fer Blanc Field and West Gueydan Field), which, in the aggregate, cost approximately $5.0 million. See "Private Placement." As part of such acquisitions, the Company also acquired a recently completed 3-D seismic survey covering the entire Bayou Fer Blanc Field. The Bayou Fer Blanc Field is strategically located immediately adjacent to the Lake Enfermer Field. The Company has integrated this 3-D data with the data from the existing 3-D survey on the Lake Enfermer Field, resulting in a contiguous 58 square mile 3-D survey over two of its oil and natural gas fields.

  During 1994, the Company invested approximately $1.8 million in the acquisition of the Bayou Dularge Field, with the remainder of the investing activities for the year focused on development drilling in the Company's four producing fields. During 1995, the Company invested $4.0 million in the design, conduct and processing of the 3-D seismic survey at the Lake Enfermer Field and $3.6 million in development drilling on Company-owned properties. Beginning in November 1995, the Company ceased making principal and interest payments on its long-term debt in order to utilize the cash flow from operations to fund the ongoing post-3-D survey drilling activities. In January 1996, the Company began drilling the first of the six post-3-D survey wells, with the sixth well currently being completed.

  Cash flows from financing activities in 1994 were $14.8 million, reflecting a combination of borrowings from EEP and EECIP totaling $19.0 million, offset by repayments of principal in the amount of $3.7 million. The Company received its final funding from EEP on December 31, 1994 for $7.0 million for the conduct of a 3-D survey and for drilling development wells, and the funds were placed into an escrow account upon receipt, causing a commensurate shift in cash flows from investing activities between 1994 and 1995, when the funds were subsequently withdrawn from escrow. The cash applied to financing activities in 1995 consisted primarily of repayments of principal in the amount of $1.2 million. During 1996, the Company continued to seek additional sources of financing for its post-3-D survey drilling program to supplement operating cash flow. In August 1996, the Company sold its interests in the Bayou Fer Blanc Field and the West Gueydan Field to FPC II for $950,000, with the proceeds used to reduce the Company's accrued trade payables. In September 1996, the Company borrowed $1.0 million from its sole shareholder, McLain J. Forman. The proceeds from both of these transactions were applied to reduce the outstanding trade payables that accrued from the post-3-D survey drilling activity. In December 1996, the Company renegotiated its outstanding loans from EEP and EECIP in conjunction with a commitment from JEDI to lend the Company $10.0 million on a six month senior term loan. Under the terms of the loan, the accrued interest payable to EEP and EECIP was capitalized as part of the outstanding balance due, and by December 31, 1996, the Company had borrowed $6.0 million under the JEDI term loan, with $5.5 million applied toward payment of the JEDI bridge loan and the Company's accrued trade payables and $0.5 million applied toward partial repayment of the $1.0 million loan from Mr. Forman.

  With the objective of achieving more predictable revenues and cash flows and reducing the exposure to fluctuations in oil and natural gas prices, the Company has entered into hedging transactions of various kinds with respect to both oil and natural gas. While the use of these hedging arrangements limits the downside risk of adverse price movements, it may also limit future revenues from favorable price movements. In December 1996, the Company entered into a fixed price contract with respect to 150,000 MMBtu's for the month of January 1997 at a price of $4.93 per Mcf. In January 1997, the Company entered into a fixed price contract with respect to 90,000 MMBtu's per month (approximately 40% of its estimated net natural gas production in the Lake Enfermer Field) for the months of February, March and April, 1997, at a weighted average price for the three-month period of approximately $3.18 per Mcf. Also in January 1997, the Company hedged through a swap agreement 400 barrels of oil per day (approximately 30% of its estimated net oil production) for the five-month period from February through June 1997 at a weighted average price of $23.75 per Bbl. The Company's swap agreement contained specific contracted prices ("Swaps") that were settled monthly based on the differences between the contract prices and the average NYMEX prices for each month applied to the related contract volumes. This was the first oil Swap transaction entered into by the Company, and the Company has not yet executed any gas Swaps. However, going forward the Company will continue to evaluate its hedging opportunities for both oil and natural gas in light of market conditions, commodity price forecasts, capital spending and debt service requirements. The Company may hedge additional volumes through the remainder of 1997 or it may determine from time to time to terminate its then existing hedging positions.

  For the three and six-month periods ended June 30, 1997, net oil hedging gains amounted to $71,200 and $189,300, respectively, and were recorded in the accompanying statement of operations as an increase in revenues from oil and gas production. At June 30, 1997, the Company currently has no outstanding oil or natural gas swaps.

  As a result of the Company's active development and exploration program to be conducted on the current producing properties and on the two prospects acquired with a portion of the net proceeds of the Offerings, the Company anticipates significant working capital requirements. The Company believes that the net proceeds from the Offerings, when combined with cash flow from operations will be adequate to finance the Company's planned drilling and other activities for the next twelve months. Specifically, the Company intends to utilize the net proceeds from the Offerings to complete the drilling and workover activity planned for 1997 in the Lake Enfermer Field, as well as the drilling activity scheduled in the Bayou Fer Blanc and West Gueydan Fields. These funds will be supplemented as necessary with cash flow from current production and from increased or new production resulting from current drilling and workover activities. The Company also anticipates utilizing industry partners, where appropriate and available, to participate in the drilling activities in either Bayou Fer Blanc or West Gueydan, thus reducing the working capital requirements of the Company for projects in these two fields. In 1998 the Company intends to fund the continued exploitation of its properties primarily with cash flow from operations, supplemented where appropriate and available by participation with industry working interest partners on selected projects.

  The Company is not pursuing a revolving credit facility at this time. The Company may seek such a facility in the future to increase working capital. No assurance can be given as to whether the Company will obtain such a facility or as to the amount of any such facility. The Indenture imposes restrictions on the Company's ability to incur additional indebtedness. In addition, the Indenture restricts the ability of the Company to secure any new indebtedness, which may in turn restrict the Company's ability to obtain a bank facility.

                            BUSINESS AND PROPERTIES

OVERVIEW

  The Company is an independent energy company engaged in the acquisition, exploration, development, exploitation and production of crude oil and natural gas. Since 1991, the Company has acquired five fields onshore in south Louisiana. These fields have cumulative production of 153 MMBoe and contain complex geologic structures that are well suited to 3-D seismic surveys and interpretation to identify potential reserves. Since 1994, the Company has acquired and processed over 74 square miles of 3-D seismic data over four of these fields from which the Company has identified additional exploitation and development prospects. In the Lake Enfermer Field, using this 3-D seismic data along with existing well control, the Company drilled and completed three wells in 1996. The Company drilled and completed a fourth well in 1997, and drilled and temporarily suspended operations on a fifth well pending further evaluation. A sixth well has been drilled and is currently being completed. This drilling activity increased net production from a daily average of 942 Boe/d in January 1996 to 1,895 Boe/d in December 1996. Over the same period, proved reserves increased 92% from 3.6 MMBoe with a present value of $31.0 million to 6.9 MMBoe with a present value of $96.4 million. In 1997 and 1998, the Company plans aggregate capital expenditures of approximately $33.0 million to perform an estimated seven recompletions and/or workovers and drill an estimated eight new wells based on the Lake Enfermer 3-D seismic survey, to drill an estimated two additional wells and to perform an estimated four recompletions on other properties.

EXPLORATION TECHNOLOGY

  The Company believes that it can identify new drilling opportunities in its fields by combining 3-D seismic survey data with other technologies, including CAEX technology, as well as other available geological and engineering data.
The principal advantage of 3-D seismic data over 2-D seismic data is that it affords a geoscientist the ability to investigate the entire prospective area using a 3-D seismic data volume, as compared to the limited number of two dimensional profiles covering a small percentage of the prospective area that are available using 2-D seismic data. As a consequence, a geoscientist using 3-D seismic data can more fully evaluate prospective areas and produce more accurate interpretations. The use of structural maps based upon 3-D seismic data can improve the probability of drilling commercially successful wells, since this data allows structurally advantageous positions to be more accurately identified. The use of these modern technologies facilitates a more optimal placement of development wells, more clearly identifies elements of risk and aids in the prediction of geologic conditions and potential reserves.

  The Company's advanced visualization and data analysis techniques and sophisticated computing resources enable its geoscientists to view collectively large volumes of information contained within the 3-D seismic data. This improves the geoscientist's ability to recognize certain important patterns or attributes in the data that may indicate hydrocarbon traps and that, if viewed incorrectly or with the application of improper techniques, could go undetected. Visualization techniques also enable the geoscientist to quickly identify and prioritize key areas from the large volumes of data reviewed to realize early benefits. The Company's sophisticated computing resources and visualization and data analysis techniques and sophisticated computing resources allow its geoscientists to more easily identify features such as shallow and deep amplitude anomalies, complex channel systems, sharp structural details and fluid contacts, which might have been overlooked using less sophisticated 3-D seismic data interpretation techniques.

  The application of advanced 3-D exploration technology requires large scale information processing and graphic visualization, made possible by the rapid improvements in computing technology. The Company has made a significant investment in its 3-D seismic data visualization technology, which is closely linked with the Company's well-log data base and other geoscience application software. The Company uses a series of workstations from Silicon Graphics, and has licensed Photon Seisx software for interpreting the geophysical data on the 3-D workstations, Geographix software for analysis, mapping and interpretation of geological data, and Cogniseis' Voxel Geo technology for advanced 3-D geologic interpretation of data.

  The Company's technological success is dependent in part upon hiring and retaining highly skilled technical personnel. The Company has assembled a technical team that it believes has the capacity to adapt to the rapidly changing technological demands in the field of oil and natural gas exploration. This team consists of six geoscientists and engineers with an average of 22 years industry experience, primarily concentrated in the Gulf Coast region. The expertise of the Company's team of geoscientists and engineers reduces its dependence on outside technical consultants and enables the Company to internally generate substantially all of its prospects.

EXPLORATION AND OPERATING APPROACH

  The Company's exploration approach is to utilize advanced 3-D seismic, visualization and interpretation techniques to identify or evaluate prospects and then drill the prospects that it believes provide the potential for significant returns. The Company typically seeks to explore in areas (i) that have shown a rich hydrocarbon content, (ii) with numerous accumulations of normally pressured reserves at shallow depths and in geologic traps that are difficult to define without the use of advanced 3-D data visualization and interpretation and (iii) with the potential for large accumulations of deeper, over-pressured reserves. Once the Company has identified a prospect, it begins negotiations with landowners to secure a lease. The Company's experience in the environmentally sensitive coastal marshlands of south Louisiana gives it credibility with landowners who restrict and carefully monitor all operations on their property. The Company designs the 3-D seismic survey to optimize data acquisition at both shallow and deep horizons. After the data is acquired and processed, the Company interprets such data in-house with its staff of geoscientists and engineers. The 3-D seismic data is integrated with existing well data to identify patterns of bright spots that could indicate productive horizons. The Company's sophisticated computing resources and visualization and data analysis techniques allow its geoscientists to more easily identify features such as shallow and deep amplitude anomalies, complex channel systems, sharp structural details and fluid contacts. With the 3-D seismic generated subsurface mapping, the Company can seek to optimize the drilling locations and wellbore paths to gain maximum structural advantage and identify the optimum number of targets for a particular wellbore. When drilling commences, the Company can integrate the 3-D seismic with logging while drilling techniques to monitor the progress of the well and fine tune its geologic and engineering profile in real time. Since the Company began to utilize advanced 3-D seismic, visualization and interpretation techniques, the Company has drilled and completed four wells, is currently in the process of completing a fifth well, and drilled and temporarily suspended operations on a sixth well pending further evaluation.

  The Company has emphasized preplanning in project development to lower capital and operational costs and to efficiently integrate potential well locations into the existing and planned infrastructure, including gathering systems and other surface facilities. The Company also seeks to minimize cycle time from drilling to hook-up of wells, thereby accelerating cash flow and improving ultimate project economics. For example, the Company has developed an extensive gathering infrastructure in Lake Enfermer Field with strategically placed production facilities designed to handle high volumes and expedite the development cycle.

SIGNIFICANT PROJECT AREAS

  Set forth below are descriptions of the Company's south Louisiana fields where it is actively exploring for and developing oil and natural gas reserves and in many cases currently has production. The 3-D surveys which the Company is using to analyze its project areas range from regional non-proprietary group shoots to single field proprietary surveys.

  Although the Company is currently pursuing prospects within the project areas listed below, there can be no assurance that these prospects will be drilled at all or within the expected time frame. The final determination with respect to the drilling of any scheduled or budgeted wells will be dependent on a number of factors, including (i) results of the exploration efforts and the acquisition, review and analysis of the seismic data, (ii) the availability of sufficient capital resources by the Company and the other participants for the drilling of the prospects, (iii) the approval of the prospects by the other participants after additional data has been compiled, (iv) economic and industry conditions at the time of drilling, including prevailing and anticipated prices for oil and natural gas and the availability of drilling rigs and crews, (v) the financial resources and operating results of the Company and (vi) the availability of leases on reasonable terms and permitting for the prospect. There can be no assurance that these projects can be successfully developed or that the scheduled or budgeted wells discussed will, if drilled, encounter reservoirs of commercially productive oil and natural gas. The reserve data set forth below for the various prospects is based upon the estimate of the reserves, future production and income attributable to certain leasehold and royalty interests of the Company as of December 31, 1996 prepared by Ryder Scott Company, Petroleum Engineers (the "Ryder Scott Report"). There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond the control of the Company. See "Risk Factors -- Replacement of Reserves," "-- Uncertainty of Reserve Information and Future Net Revenue Estimates" and "-- Drilling Risks."

  Lake Enfermer Field

  The Lake Enfermer Field is located on a deep, complexly faulted, salt structure in Lafourche Parish in a coastal marsh that is subsiding and grading into an open bay environment. The Company has acquired 3,650 acres in this field since 1992 and has an average 98.5% working interest in and is the operator of the field. The field was first discovered in 1955 by Olin Gas. Production through March 1997 for the field has been over 29 MMBoe. The acquisition of the field included two production facilities and one satellite location. In 1997, the Company built an additional production facility that cost approximately $0.5 million. These three processing centers are located approximately 1.5 miles apart from each other and are adequate to service all of the Company's anticipated wells.

  Upon the acquisition of the field, the Company used its extensive database of 2-D seismic data to drill and complete three wells in 1993 and 1994 (two of which are currently productive) for a cost of $5.3 million. The Company determined that an extensive 3-D survey of the Lake Enfermer Field area was necessary to optimally develop the field. In April 1995 the Company commenced a 33 square mile proprietary 3-D survey encompassing the entire Lake Enfermer Field for the purpose of better identifying additional reserve potential and more accurately determining drilling locations. The 3-D survey resulted in the identification of numerous drilling opportunities. The Company utilized this seismic data to drill and complete three wells in 1996 at a cost of $12.3 million. The three wells added a total of 3.2 MMBoe to proved reserves. The first post-3-D survey well, spudded in January 1996, logged over 200 feet of productive sands and was successfully completed as a dually-producing oil well in March 1996, adding approximately $9.1 million of pro forma present value.
The second and third post-3-D survey wells, spudded in April and July 1996, together logged over 312 feet of productive sands, adding approximately $37.9 million of pro forma present value to the Company's reserve base. The Company drilled and completed a fourth well in 1997, and drilled and temporarily suspended operations on a fifth well pending further evaluation. A sixth well has been drilled and is currently being completed.

  During 1997 and 1998, the Company plans to drill an estimated eight additional wells and perform seven workovers and/or recompletions in the Lake Enfermer Field at an estimated cost of approximately $25.0 million. In addition, the Company has identified other exploratory and development locations that it could drill in the future based upon its 3-D seismic survey and the wells drilled to date.

  Manila Village Field

  The Manila Village Field is located in Jefferson Parish in a brackish water marsh environment. The Company acquired 825 acres in this field in 1991 from Manila Village Production Company, has an average 65% working interest in and is the operator of the field. The field was first discovered by Whitestone in 1949 and through March 1997 the field had produced 35 MMBoe. Recently, the Company undertook a 12 square mile 3-D survey over the area data from which is currently being interpreted by the Company. During 1998, the Company plans to drill an estimated one additional well at an estimated cost of approximately $2.0 million.

  Boutte Field

  The Boutte Field is located in a fresh water marsh in St. Charles Parish. All well locations are accessible by roads. The Company acquired in 1992 from Texaco and Apache a 100% working interest in 3,250 acres in this field, which it operates. Discovered by Texaco in 1953, through March 1997 the field had produced a total of 36 MMBoe with a production mix of 80% natural gas and 20% oil. In 1996, the Company recompleted one well, which as of March 1997 was producing 312 Boe/d. During 1997, the Company has recompleted one well, is in the process of recompleting a second well and plans to recomplete two additional wells.

  Bayou Fer Blanc Field

  The Bayou Fer Blanc Field is located in Lafourche Parish, adjacent to the Lake Enfermer Field. The Company used a portion of the net proceeds of the Offerings to purchase a 100% working interest in the Bayou Fer Blanc Field, which it now operates. See "Private Placement." Although classified as two distinct fields, the Lake Enfermer Field and the Bayou Fer Blanc Field have produced from a single geologic structure. The Bayou Fer Blanc Field was discovered by Texaco in 1959 and through March 1997 the field had produced a total of 17 MMBoe. The Company completed a 25 square mile proprietary 3-D seismic survey of the Bayou Fer Blanc Field in 1996, which was integrated with the 33 square mile 3-D seismic survey of the Lake Enfermer Field for a total of 58 contiguous square miles for the two fields. The Company's initial analysis of the 3-D survey suggests numerous undrilled amplitude anomalies with exploratory potential.

  West Gueydan Field

  The West Gueydan Field is located in rice fields in Vermilion Parish on a deep salt structure. The Company used a portion of the net proceeds of the Offerings to purchase a 90% working interest in 1,180 acres in the field, which it now operates. The field includes a wellbore that has been cleaned out to total depth and is available for re-entry and sidetracking. See "Private Placement." The field was discovered by Magnolia Oil Company in 1938 and through March 1997 the field had produced a total of 36 MMBoe. The Company has an extensive 2-D seismic data grid of the field and recently acquired additional 3-D seismic data.

OIL AND NATURAL GAS RESERVES

  The following table summarizes the estimates of the Company's proved producing, proved non-producing and proved undeveloped reserves as of December 31, 1996, and the related present value of estimated future net revenues before income taxes at such date, as estimated by independent petroleum engineers, Ryder Scott Company, Petroleum Engineers.

                                                                    Pro Forma Proved Reserves(1)
                                                  ------------------------------------------------------------------
                                                    Producing         Non-Producing       Undeveloped       Total
                                                  --------------    ----------------     --------------  -----------
Natural gas (MMcf)............................      4,165                 5,029               15,965        25,159
Oil and NGLs (MBbls)..........................        848                 1,209                  664         2,721
Natural gas equivalents (MMcfe)...............      9,253                12,283               19,949        41,485
Oil equivalents (MBoe)........................      1,542                 2,047                3,325         6,914
Present value of estimated future net
    revenues before income taxes
    (discounted at 10%) (in thousands)(2).....   $ 25,329              $ 25,809             $ 45,251      $ 96,389

_________________________

(1) Reflects adjustments to give effect to the acquisition by the Company of certain overriding royalty interests in the Company's properties and interests in the Bayou Fer Blanc Field and the West Gueydan Field as described in "Private Placement."
(2) The present value of estimated future net revenues before income taxes (discounted at 10%) as of December 31, 1996 was determined using the weighted average sales prices of $3.78 per Mcf of natural gas and $25.32 per Bbl of oil.

  These estimates of the Company's proved reserves have not been filed with or included in reports to any federal agency.

  In accordance with applicable requirements of the Commission, estimates of the Company's proved reserves and future net revenues are made using oil and natural gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment.
As a result, estimates of different engineers may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and natural gas prices, operating costs and other factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

  In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Except to the extent the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. See "Risk Factors--Replacement of Reserves" and "--Uncertainty of Reserve Information and Future Net Revenue Estimates."

ACREAGE

  The table below describes the Company's developed and undeveloped leasehold acreage as of December 31, 1996 on a pro forma basis.

                      DEVELOPED ACREAGE    UNDEVELOPED ACREAGE       TOTAL
                      ------------------   -------------------  ----------------
FIELD                  GROSS      NET       GROSS        NET      GROSS    NET
-----                 --------  --------   --------    -------   ------- -------
Lake Enfermer            3,650     3,595       0           0       3,650   3,595
Manila Village             825       536       0           0         825     536
Boutte                   3,250     3,250       0           0       3,250   3,250
Bayou Fer Blanc              0         0     320         320         320     320
West Gueydan                 0         0   1,180       1,062       1,180   1,062
                         -----     -----   -----       -----       -----   -----
                         7,725     7,381   1,500       1,382       9,225   8,763
                         =====     =====   =====       =====       =====   =====

  No possible or probable reserves have been assigned to the Company's undeveloped acreage. As is customary in the oil and natural gas industry, the Company can retain its interests in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases, or by payment of delay rentals during the remaining primary term of such a lease. Delay rentals paid in 1996 and those projected for 1997 are insignificant. The oil and natural gas leases in which the Company has an interest are for varying primary terms.

DRILLING ACTIVITY

 The following table sets forth the wells drilled by the Company during the periods indicated:

                                         YEARS ENDED DECEMBER 31,
                      ----------------------------------------------------------
                             1994                 1995                1996
                      ------------------   -------------------   ---------------
                       GROSS      NET       GROSS        NET      GROSS    NET
                      --------  --------   --------    -------   ------- -------
DEVELOPMENT:
  Productive.........    2.0       2.0        0.0        0.0       0.0     0.0
  Non-productive.....    2.0       1.7        1.0        0.5       0.0     0.0
                        ----      ----       ----       ----      ----    ----
         Total.......    4.0       3.7        1.0        0.5       0.0     0.0
                        ====      ====       ====       ====      ====    ====
EXPLORATORY:
  Productive.........    0.0       0.0        0.0        0.0       3.0     3.0
  Non-productive.....    0.0       0.0        0.0        0.0       0.0     0.0
                        ----      ----       ----       ----      ----    ----
         Total.......    0.0       0.0        0.0        0.0       3.0     3.0
                        ====      ====       ====       ====      ====    ====
TOTAL:
  Productive.........    2.0       2.0        0.0        0.0       3.0     3.0
  Non-productive.....    2.0       1.7        1.0        0.5       0.0     0.0
                        ----      ----       ----       ----      ----    ----
         Total.......    4.0       3.7        1.0        0.5       3.0     3.0
                        ====      ====       ====       ====      ====    ====

  As of December 31, 1996, the Company had a working interest in 16 gross (13 net) oil wells and seven gross (seven net) natural gas wells.

PRODUCTION

  The following table sets forth certain oil and natural gas production data of the Company during the periods indicated:


                                                              YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                      --------------------------------------   -------------------------------
                                                                                    PRO FORMA                        PRO FORMA
                                                        1994      1995     1996       1996       1996      1997        1997
                                                      --------  --------  -------   --------   ---------  --------   ---------
NET PRODUCTION:
  Natural gas (MMcf).............................       2,241    1,505    1,325      1,435        520        995        1,068
  Oil (MBbls)....................................         330      252      330        357        171        153          164
  Natural gas equivalents (MMcfe)................       4,221    3,017    3,305      3,577      1,546      1,913        2,051
  Oil equivalents (MBoe).........................         704      503      551        596        258        319          342

AVERAGE NET DAILY PRODUCTION:
  Natural gas (Mcf)..............................       6,140    4,123    3,630      3,933      2,870      5,499        5,900
  Oil (Bbls).....................................         904      690      904        979        942        847          905
  Natural gas equivalents (Mcfe).................      11,564    8,263    9,054      9,807      8,522     10,582       11,333
  Oil equivalents (Boe)..........................       1,927    1,377    1,509      1,635      1,420      1,764        1,889

AVERAGE SALES PRICE:
  Natural gas($/Mcf).............................     $  1.73   $ 1.72   $ 2.96     $ 2.96     $ 2.93    $  2.97      $  2.97
  Oil ($/Bbl)....................................     $ 17.09   $17.19   $21.10     $21.10     $19.75    $ 21.58      $ 21.58
  Natural gas equivalents ($/Mcfe)...............     $  2.26   $ 2.29   $ 3.30     $ 3.30     $ 3.17    $  3.27      $  3.27
  Oil equivalents ($/Boe)........................     $ 13.55   $13.76   $19.77     $19.77     $19.01    $ 19.62      $ 19.62

OTHER DATA:
  Production taxes ($/Mcfe)......................     $  0.19   $ 0.22   $ 0.18     $ 0.18     $ 0.27    $  0.16      $  0.16
  Operating expenses ($/Mcfe)....................     $  0.66   $ 0.73   $ 0.76     $ 0.71     $ 0.80    $  0.63      $  0.58
  General and administrative expenses ($/Mcfe)...     $  0.29   $ 0.30   $ 0.47     $ 0.43     $ 0.46    $  0.44      $  0.41
  Depreciation, depletion and
  amortization ($/Mcfe)..........................     $  0.57   $ 1.18   $ 1.29     $ 1.26     $ 1.35    $  1.88      $  1.82
  Production taxes ($/Boe).......................     $  1.12   $ 1.31   $ 1.06     $ 1.06     $ 1.62    $  0.95      $  0.95
  Operating expenses ($/Boe).....................     $  3.94   $ 4.37   $ 4.59     $ 4.23     $ 4.82    $  3.76      $  3.51
  General and administrative
  expenses ($/Boe)...............................     $  1.71   $ 1.83   $ 2.79     $ 2.58     $ 2.75    $  2.64      $  2.46
  Depreciation, depletion and
  amortization ($/Boe)...........................     $  3.40   $ 7.08   $ 7.73     $ 7.53     $ 8.12    $ 11.26      $ 10.90

MARKETING

  Hedging Activities. The Company utilizes commodity swap agreements in an attempt to reduce its exposure to commodity price movements. In December 1996, the Company entered into a fixed price contract with respect to 150,000 MMBtu's for the month of January 1997 at a price of $4.93 per Mcf. In January 1997, the Company entered into a fixed price contract with respect to 90,000 MMBtu's per month (approximately 40% of its estimated net natural gas production in the Lake Enfermer Field) for the months of February, March and April, 1997, at a weighted average price for the three-month period of approximately $3.18 per Mcf. Also in January 1997, the Company hedged through a swap agreement 400 barrels of oil per day (approximately 30% of its estimated net oil production) for the five-month period from February through June 1997 at a weighted average price of $23.75 per Bbl. The Company's swap agreement contained specific contracted prices ("Swaps") that were settled monthly based on the differences between the contract prices and the average NYMEX prices for each month applied to the related contract volumes. This was the first oil Swap transaction entered into by the Company, and the Company has not yet executed any gas Swaps. However, going forward the Company will continue to evaluate its hedging opportunities for both oil and natural gas in light of market conditions, commodity price forecasts, capital spending and debt service requirements. The Company may hedge additional volumes through the remainder of 1997 or it may determine from time to time to terminate its then existing hedging positions.

  Customers. During 1996 Scurlock Permian Corporation purchased 69% of the oil sold by the Company. During the same period, Olympic Fuels and BNG, Inc. purchased 74% of the natural gas sold by the Company. The Company benefits from a long-standing business relationship with the above purchasers; however, based on the current demand for oil and natural gas, the Company does not believe the loss of any of these purchasers would have a material adverse effect on the Company.

  Oil and Natural Gas Condensate. All of the Company's crude oil and condensate is sold at current market prices, under various short and intermediate term contracts. The Company aggregates the majority of its production into regional packages and periodically solicits offers from qualified buyers.

TITLE TO PROPERTIES

  As is customary in the oil and natural gas industry, the Company makes only a cursory review of title to farmout acreage and to undeveloped oil and natural gas leases upon execution of any contracts. Prior to the commencement of drilling operations, a thorough title examination is conducted and curative work is performed with respect to significant defects. To the extent title opinions or other investigations reflect title defects, the Company, rather than the seller of the undeveloped property, is typically responsible to cure any such title defects at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, the Company could suffer a loss of its entire investment in the property. The Company has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and natural gas industry. Prior to completing an acquisition of producing oil and natural gas leases, the Company obtains title opinions on all leases. The Company's oil and natural gas properties are subject to customary royalty interests, liens for current taxes and other burdens that the Company believes do not materially interfere with the use of or affect the value of such properties.

COMPETITION

  The oil and natural gas industry is highly competitive. The Company competes for the acquisition of oil and natural gas properties, primarily on the basis of the price to be paid for such properties, with numerous entities, including major oil companies, other independent oil and natural gas concerns and individual producers and operators. Many of these competitors have financial and other resources substantially greater than those of the Company. See "Risk Factors -- Competition."

VOLATILITY OF OIL AND NATURAL GAS PRICES

  Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may adversely affect the Company's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of the Company's oil and natural gas that can be produced economically.

REGULATION

  General

  Various aspects of the Company's oil and natural gas operations are subject to extensive and continually changing regulation, as legislation affecting the oil and natural gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the oil and natural gas industry and its individual members. The Federal Energy Regulatory Commission ("FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 ("NGA") and the Natural Gas Policy Act of 1978 ("NGPA"). In the past, the Federal government has regulated the prices at which oil and natural gas could be sold. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA in 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act (the "Decontrol Act"). The Decontrol Act removed all remaining NGA and NGPA price and nonprice controls affecting wellhead sales of natural gas effective
January 1, 1993.

  Regulation of Oil and Natural Gas Exploration and Production

  Exploration and production operations of the Company are subject to various types of regulation at the federal, state and local levels. Such regulations include requiring permits and drilling bonds for the drilling of wells, regulating the location of wells, the method of drilling and casing wells, and the surface use and restoration of properties upon which wells are drilled. Many states also have statutes or regulations addressing conservation matters, including provisions for the utilization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. Some state statutes limit the rate at which oil and natural gas can be produced from the Company's properties. See "Risk Factors -- Compliance with Governmental Regulations."

  Natural Gas Marketing, Gathering, Processing and Transportation

  Federal legislation and regulatory controls in the United States have historically affected the price of natural gas and the manner in which such production is marketed.

  Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B and 636-C ("Order No. 636"), which require interstate pipelines to provide transportation separate, or "unbundled," from the pipelines' sales of natural gas. Also, Order No. 636 requires pipelines to provide open-access transportation on a basis that is equal for all natural gas supplies. Although Order No. 636 does not directly regulate the Company's activities, the FERC has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on the Company's activities. Although Order No. 636 could provide the Company with additional market access and more fairly applied transportation service rates, Order No. 636 could also subject the Company to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances.

  In many instances, the result of Order No. 636 and related initiatives have been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services.

  Order No. 636 has been implemented on all interstate pipelines. In July 1996, the United States Court of Appeals for the District of Columbia Circuit largely upheld Order No. 636. The Supreme Court denied certiorari on May 12, 1997. Certain issues, however, were remanded to the FERC by the District of Columbia Circuit. On remand, the FERC in Order No. 636-C reaffirmed some elements of Order No. 636 and modified others. Order No. 636-C may be the subject of further proceedings at the FERC and is subject to appeal. Numerous parties also have filed petitions for review of orders in individual pipeline restructuring proceedings. Upon judicial review, the FERC's orders may be remanded or reversed in whole or in part. Consequently, it is difficult to predict Order No. 636's ultimate effects.

  The FERC has announced several important transportation-related policy statements and proposed rule changes, including the appropriate manner in which interstate pipelines release capacity under Order No. 636 and, more recently, the price that shippers can charge for their released capacity. In addition, in 1995, FERC issued a policy statement on how interstate natural gas pipelines can recover the costs of new pipeline facilities. In January 1996, the FERC issued a policy statement and a request for comments concerning alternatives to its traditional cost-of-service ratemaking methodology. A number of pipelines have obtained FERC authorization to charge negotiated rates as one such alternative. While any additional FERC action on these matters would affect the Company only indirectly, these policy statements and proposed rule changes are intended to further enhance competition in natural gas markets. In February 1997, the FERC announced a broad inquiry into issues facing the natural gas industry to assist the FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. The Company cannot predict what action the FERC will take on these matters, nor can it predict whether the FERC's actions will achieve its stated goal of increasing competition in natural gas markets. However, the Company does not believe that it will be treated materially differently than other natural gas producers and marketers with which it competes.

  Regulation of onshore natural gas gathering activities is primarily a matter of state oversight. Regulation of natural gas gathering and transportation activities, depending upon the state involved, may include various transportation, safety, rate, environmental and non-discriminatory purchase and transport requirements.

  Oil Sales and Transportation Rates

  Sales prices of crude oil and natural gas liquids by the Company are not regulated. The price the Company receives from the sale of these products may be affected by the cost of transporting the products to market. Effective January 1995, the FERC implemented regulations establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system generally indexes such rates to inflation, subject to certain conditions and limitations. The Company is not able at this time to predict the effects of these regulations, if any, on the transportation costs associated with oil production from the Company's oil producing operations.

  Additional proposals and proceedings that might affect the oil and natural gas industry are pending before the FERC and the courts. The Company cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been heavily regulated. There is no assurance that the regulatory approach currently pursued by the FERC will continue indefinitely.

  Operating Hazards and Environmental Matters

  The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, casing collapse, abnormally pressured formations and hazards such as oil spills, natural gas leaks, ruptures and discharges of toxic gases. The occurrence of any of these operating risks could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property and equipment, pollution or other environmental damage, including damage to natural resources, clean-up responsibilities, penalties and suspension of operations. Such hazards may hinder or delay drilling, development and on-line operations.

  Extensive federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment affect the Company's oil and natural gas operations. Numerous governmental departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial penalties for failure to comply. Some laws, rules and regulations relating to protection of the environment may, in certain circumstances, impose "strict liability" for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of such person. Other laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist or even prohibit exploration and production activities in sensitive areas. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the oil and natural gas industry increases its cost of doing business and consequently affects its profitability. The Company believes that it is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company's operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company.

  The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the costs of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, companies that incur Superfund liability frequently also confront third party claims because it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment from a Superfund site.

  The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA"), regulates the generation, transportation, storage, treatment and disposal of hazardous wastes and can require cleanup of hazardous waste disposal sites. RCRA currently excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas from regulation as "hazardous waste."

However, other wastes handled at exploration and productions sites may not fall within this exclusion. Disposal of non-hazardous oil and natural gas exploration, development and production wastes usually are regulated by state law.

  Stricter standards for waste handling and disposal may be imposed on the oil and natural gas industry in the future. From time to time legislation has been proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from the RCRA definition of "hazardous wastes," thereby potentially subjecting such wastes to more stringent handling, disposal and cleanup requirements. If such legislation were enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and natural gas industry in general. Furthermore, although petroleum, including crude oil and natural gas, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA. The impact of future revisions to environmental laws and regulations cannot be predicted.

  The Oil Pollution Act of 1990 ("OPA") provides that persons responsible for facilities and vessels (including the owners and operators of onshore facilities) are subject to strict joint and several liability for cleanup costs and certain other public and private damages arising from a spill of oil into waters of the United States. OPA establishes a liability limit for onshore facilities of $350.0 million. However, facilities located in coastal waters may be considered "offshore" facilities subject to greater liability limits under OPA (all removal costs plus $75.0 million). In addition, a party cannot take advantage of this liability limit if the spill was caused by gross negligence or willful misconduct or resulted from a violation of a federal safety, construction or operating regulation. If a party fails to report a spill or cooperate in the cleanup, liability limits likewise do not apply. OPA also imposes other requirements on facility owners and operators, such as the preparation of an oil spill response plan. Failure to comply with ongoing requirements or inadequate cooperation in a spill event may subject the responsible party to civil or criminal enforcement actions.

  The OPA also imposes financial responsibility requirements on the person or persons statutorily responsible for certain facilities. On March 25, 1997, the U.S. Minerals Management Service ("MMS") proposed new regulations to implement these financial responsibility requirements. Under the regulations proposed by the MMS, oil production and storage facilities that are located in wetlands adjacent to coastal waters could be required to demonstrate various levels of financial ability to reimburse governmental entities and private parties for costs that they could incur in responding to an oil spill, if the MMS determines that spills from those particular facilities could reach coastal waters. Although the Company owns and operates oil production and storage facilities in wetland areas in southern Louisiana, the Company does not believe that an oil spill from one of its facilities could reach coastal waters, and therefore the Company does not expect to be subject to the financial responsibility requirements, if such requirements are implemented in the manner proposed by the MMS. However, if the financial responsibility requirements apply to the Company, the amount of financial responsibility that the Company would have to demonstrate (under the MMS's proposed rules) would be $10.0 million, an amount that the Company believes it could satisfy without any negative impact on its financial condition or cost of doing business.

  The Federal Water Pollution Control Act ("FWPCA") imposes restrictions and strict controls regarding the discharge of produced waters and other oil and natural gas wastes into navigable waters. Permits must be obtained to discharge pollutants to waters and to conduct construction activities in waters and wetlands. The FWPCA and similar state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of pollutants and unauthorized discharges of reportable quantities of oil and other hazardous substances. Many state discharge regulations and the Federal National Pollutant Discharge Elimination System general permits prohibit the discharge of produced water and sand, drilling fluids, drill cuttings and certain other substances related to the oil and natural gas industry to coastal waters. Although the costs to comply with recently-enacted zero discharge mandates under federal or state law may be significant, the entire industry is expected to experience similar costs and the Company believes that these costs will not have a material adverse impact on the Company's financial conditions and operations. In 1992 the EPA adopted regulations requiring certain oil and natural gas exploration and production facilities to obtain permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans.

  The Company's operations are also subject to the Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from operations of the Company.

The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, the Company does not believe its operations will be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to the Company than to other similarly situated companies involved in oil and natural gas exploration and production activities.

  Although the Company maintains insurance against some, but not all, of the risks described above, including insuring the cost of clean-up operations, public liability and physical damage, there can be no assurance that such insurance will be adequate to cover all such costs or that such insurance will continue to be available in the future or that such insurance will be available at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on the Company's financial condition and operations.

EMPLOYEES

  On July 1, 1997, the Company employed 32 people, including 15 that work in the Company's various field offices.

OFFICES

  The Company leases its New Orleans, Louisiana headquarters under a lease covering approximately 10,900 square feet, expiring in June 2000. The monthly rent is approximately $11,300. The Company also leases office space for its field offices in Houston, Texas and Lafayette, Louisiana.

LEGAL PROCEEDINGS

  The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business that management believes would not have a material adverse effect on its financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table provides information concerning the directors and executive officers of the Company. All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified. All officers serve at the discretion of the Board of Directors.

                                                                                    Director
           Name                     Age             Position                         Since
           ----                     ---             --------                        --------
     McLain J. Forman, Ph.D. .....  68   Chairman of the Board, Chief Executive
                                         Officer and President                       1982
     Harold C. Block .............  66   Vice President of Land and Acquisitions
                                         Director                                    1997
     Marvin J. Gay ...............  54   Vice President of Finance and
                                         Administration and Director                 1997
     Michael A. Habetz ...........  48   Vice President, Manager of Operations
                                         and Director                                1997
     Randolph R. Birkman .........  42   Director                                    1997
     John W. Sinders .............  43   Director                                    1997


  A brief biography of each director and executive officer follows:

  McLain J. Forman, Ph.D. founded the Company in 1982 and has served as the Chairman of the Board, President and Chief Executive Officer of the Company since inception. Dr. Forman began his career in 1955 as a consulting geologist as a member of the predecessor firm of Atwater Consultants Ltd. Since 1960, Dr. Forman has directed and supervised exploration and production activities for clients and for his own account in the Gulf Coast Region. From 1972 to 1982, Dr. Forman concentrated his efforts on originating and developing wildcat exploration prospects with various industry and financial partners. With the formation of the Company in 1982, his focus shifted to exploratory and development prospects, and in 1991 the Company began to selectively acquire and exploit producing properties. Dr. Forman earned a B.S. degree in Geology from Tulane University and an M.A. degree and a Ph.D. in geology from Harvard University.

  Harold C. Block is the Vice President of Land and Acquisitions and a director of the Company. Mr. Block joined Forman Exploration Company, the predecessor of the Company, in 1973 as Manager of the Land Department, and in 1982 he moved to his current position with the Company. Mr. Block began his career with F.A. Callery, Inc. in 1957, where he became Land Manager in 1959. Upon leaving Callery in 1971 until he joined the Company, Mr. Block was a consultant and organized and conducted an oil and gas exploration program. Mr. Block has a B.B.A. degree in Management from the University of Houston.

  Marvin J. Gay is the Vice President of Finance and Administration and a director of the Company. Mr. Gay has been a Vice President of the Company since he joined the Company at its inception in 1982. Mr. Gay was the Controller and Treasurer of Forman Exploration Company, the predecessor of the Company, from 1974 to 1982. Before joining the Company, Mr. Gay was a consultant with Arthur Andersen & Co. Mr. Gay holds a B.B.A. in Accounting from the University of Mississippi. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

  Michael A. Habetz is Vice President, Manager of Operations and a director of the Company. Mr. Habetz has been a Vice President and the Manager of Operations since he joined the Company in 1993. From 1970 to 1987, he held various supervisory and management positions with Texaco and Edwin L. Cox, where he was responsible for all phases of drilling, completion, workover and production operations. From 1987 until 1991, Mr. Habetz provided consulting engineering services through Energy Research and Development Corporation, and in 1991 he began to provide those services on a consulting basis for the Company. Mr. Habetz holds a B.S. degree in Mechanical Engineering from Louisiana State University.

  Randolph R. Birkman currently serves as Vice President for the High Yield Bond Research Department of Trust Company of the West ("TCW") and has been with TCW or its predecessor-in-interest, Crescent Capital Corporation, since May 1995. From June 1993 to May 1995, Mr. Birkman was the Portfolio Manager of The Pilgrim High Yield Trust, an open-end mutual fund which invested primarily in fixed income corporate securities. Mr. Birkman also held the positions of Senior Credit Analyst for Pilgrim Prime Rate Trust and an Equity Analyst for Pilgrim Regional

Bankshares, from October 1989 to June 1993. Mr. Birkman received his B.A. degree in Psychology from the University of California, Davis and earned his M.B.A. from Texas Tech University.

  John W. Sinders is currently an Executive Vice President in the Energy Group of Jefferies & Company, Inc. and is a member of the Board of Directors of Jefferies & Co., Inc. Prior to joining Jefferies in January 1993, Mr. Sinders was a Managing Director and Manager of the Corporate Finance Department at Howard, Weil, Labouisse, Friedrichs Incorporated where he had primary responsibility for the oil service, refining and transportation industries. Prior to joining Howard Weil in 1987, Mr. Sinders was a Partner at McGlinchey, Stafford, Cellini and Lang, a New Orleans law firm. Mr. Sinders is also a member of the Board of Directors of The Shaw Group, Inc. Mr. Sinders is a graduate of the University of Virginia and received his law degree from the University of Virginia School of Law. Mr. Sinders is admitted to the Louisiana and Tennessee Bars.

  Pursuant to an understanding with McLain J. Forman, upon the completion of the Offerings, Mr. Birkman and Mr. Sinders were elected directors.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain information for the year ended
December 31, 1996 with respect to the compensation paid to Mr. Forman, the Chairman, President and Chief Executive Officer, and the three other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). No other executive officers of the Company received annual compensation (including salary and bonuses earned) that exceeded $100,000 for the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                        December 31, 1996
                                                       Annual Compensation
                                                     -----------------------
Name and Principal Position                          Salary ($)    Bonus ($)
---------------------------                          ----------    ---------

McLain J. Forman Ph.D. ............................  $  185,400    $   7,725
  Chairman of the Board, Chief Executive
  Officer and President
Harold C. Block ...................................     108,150        4,506
  Vice President of Land and Acquisitions
Marvin J. Gay .....................................      86,071        3,586
  Vice President of Finance and Administration
Michael A. Habetz .................................      98,880        4,120
  Vice President, Manager of Operations

1997 STOCK OPTION PLAN

  The 1997 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors and approved by the sole stockholder of the Company in April 1997. A total of 36,333 shares of Common Stock have been reserved for issuance pursuant to the Stock Option Plan. The Stock Option Plan provides for the grant to employees, including officers of the Company, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options (collectively, the "Awards"). In addition, nonemployee directors (the "Outside Directors") are eligible to receive non-statutory stock options. The Company has granted incentive stock options to certain employees, including directors and executive officers, of the Company entitling such persons to purchase approximately 25% of the Common Stock (on a fully diluted basis) at an exercise price equal to the fair market value of the Common Stock as of the date of issuance, as established by an independent appraiser selected by the Company.

  The Stock Option Plan provides that Awards may be granted to employees (including officers) and directors of the Company. The Stock Option Plan is administered by a committee designated by the Board. Subject to special provisions relating to Outside Directors, the Board's designated committee selects the employees to which Awards may be granted and the type of Award to be granted and determines, as applicable, the number of shares to be subject to each Award, the exercise price and the vesting of each Award. In making such determination, the Board's designated committee takes into account the employee's present and potential contributions to the success of the Company and other relevant factors.

401(K) PLAN

  The Company has adopted a defined contribution retirement plan that complies with Section 401(k) of the Code (the "401(k) Plan"). Pursuant to the terms of the 401(k) Plan, all employees with at least one year of continuous service are eligible to participate and may contribute up to 15% of their annual compensation (subject to certain limitations imposed under the Code). The 401(k) Plan provides that a discretionary match of employee contributions may be made by the Company in cash. The Company has not made any matching contributions to the 401(k) Plan in the past and does not anticipate making any such contributions in 1997. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Employee contributions under the 401(k) Plan are 100% vested and participants are entitled to payment of vested benefits upon termination of employment.

COMPENSATION OF DIRECTORS

  Directors of the Company do not presently receive compensation for their services as directors. Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In addition, the Board or its designated committee may from time to time grant Awards to directors pursuant to the terms of the Stock Option Plan. See " -- 1997 Stock Option Plan."

                            PRINCIPAL STOCKHOLDERS

  As of June 30, 1997, the beneficial ownership of the voting Common Stock was as follows: (i) 70,000 shares of Common Stock (representing 100% of the issued and outstanding voting shares of Common Stock) was owned by McLain J. Forman and
(ii) 67,444 shares of Common Stock were issuable upon exercise of certain warrants (see "Description of Capital Stock -- Warrants"). Certain employees, including directors and executive officers, of the Company have options to purchase approximately 25% of the Common Stock (on a fully diluted basis). See "Description of Capital Stock -- Common Stock."

                             CERTAIN TRANSACTIONS

  September 1996 Company Loan. In September 1996, McLain J. Forman, the Chairman of the Board, President, Chief Executive Officer and sole stockholder of the Company, loaned $1.0 million to the Company on an unsecured basis for the purpose of paying certain trade payables. As of April 10, 1997, the outstanding balance of this loan was $140,000, the Company having repaid $500,000 from the proceeds of the loan from JEDI and repaid $120,000 per month in February, March and April 1997. The Company used a portion of the net proceeds from the Offerings to pay the outstanding balance of such loan.

  Sale of Bayou Fer Blanc Field and West Gueydan Field. In August 1996, the Company sold its interests in the Bayou Fer Blanc Field and the West Gueydan Field to FPC II, a company whose sole shareholder is Mr. Forman, for a purchase price of $950,000. In connection with such sale, FPC II assumed certain liabilities of the Company relating to the completion of the 3-D seismic survey conducted on those fields and other related matters. The Company used $5.0 million of the net proceeds from the Offerings in connection with FPC II's sale back to the Company of its interests in the fields, of which $1.5 million was paid to FPC II, $1.0 million was used to pay bank debt incurred by Mr. Forman in connection with FPC II's purchase of the fields and $2.5 million was used to pay trade payables to third parties. As a consequence of this sale, the Company now owns 100% of the working interest in the Bayou Fer Blanc Field and 90% of the working interest in the West Gueydan Field. See "Private Placement" and "Business and Properties -- Significant Project Areas."

  Repurchase of Loan Warrants. The Company, Mr. Forman and the certain holders of warrants are parties to an agreement pursuant to which such holders granted to Mr. Forman the right to purchase all of such warrants. See "Description of Capital Stock -- Warrants."

  Purchase of Overriding Royalty Interests from EEP and EECIP. Pursuant to the Repayment Agreement dated December 16, 1996, among the Company, Mr. Forman, EEP and EECIP, upon the Company's repayment of the outstanding balance of the loans from EEP and EECIP on a date prior to June 16, 1997, the Company purchased for

$2.6 million overriding royalty interests in the Lake Enfermer Field, the Manila Village Field and the Boutte Field equal to 7.5% of the Company's interests in those fields. The effective date of the Company's acquisition of such overriding royalty interests is the date on which the Company repaid such loans and pays the purchase price of $2.6 million. The Company used $2.6 million of the net proceeds from the Offerings to purchase such interests on June 3, 1997.

                              THE EXCHANGE OFFER

GENERAL

  In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights under the Registration Rights Agreement. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "Registration Rights."

  For each $1,000 principal amount of Old Notes surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Notes will receive $1,000 principal amount of Exchange Notes. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in integral multiples of $1,000 principal amount.

  Under existing interpretations of the staff of the SEC, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1989), the Morgan Stanley Letter and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may not rely on the interpretation by the staff of the SEC enunciated in the Morgan Stanley Letter and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business and (iii) it is not participating in, and it has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The staff of the SEC has taken the position in no-action letters issued to third parties including Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes. See "Plan of Distribution."

  The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged Exchange Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, Exchange Notes for all Old Notes that have been tendered and not withdrawn on the Expiration Date. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

  As of the date of this Prospectus, $70,000,000 aggregate principal amount of Old Notes are issued and outstanding. Currently, Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated

Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

  The Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

  This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean _________, 1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. The Company reserves the right
(i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest payable in cash semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 1997. Holders of Exchange Notes of record on November 15, 1997 will receive interest on December 1, 1997 from June 3, 1997. Assuming the Exchange Offer is consummated prior to the record date in respect of the December 1, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on December 1, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) the certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent along with an Agent's Message prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Old Notes which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

  The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company. Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

  Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Old Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in Depositary Trust Company ("DTC"), the signature must correspond with the name as it appears on the security position listing as the holder of the Old Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited into the participant's account at DTC) or
(ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC with an Agent's Message) with the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Termination," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will establish an account with respect to the Old Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "--Exchange Agent," or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Old Notes shall be deemed to include DTC's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the registration number or numbers of such Old Notes (if applicable), and the total principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC with an Agent's Message) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

  Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes, and that such holder is not a Restricted Holder.

  Old Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at
DTC) must be received by the Exchange Agent, with the Letter of Transmittal or an Agent's Message and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Old Notes for exchange sells, assigns and transfers the Old Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Old Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Old Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Old Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes not theretofore accepted for exchange, and may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

  If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

EXCHANGE AGENT

  U.S. Trust Company of Texas, N.A., the trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

      By Mail:                                By Hand Delivery:

      U. S. Trust Company of Texas, N.A.      U. S. Trust Company of Texas, N.A.
      Attention:  Corporate Trust             Attention:  Corporate Trust
      P. O. Box 841                           111 Broadway - Lower Level
      Cooper Station                          New York, New York 10006-1906
      New York, New York 10276-0841
                                              By Overnight Courier:

                                              U. S. Trust Company of Texas, N.A.
                                              770 Broadway - 13th Floor
                                              Corporate Trust Operations
                                              New York, New York 10003-9598

      Facsimile Transmission: (212) 420-6504
      Confirm by Telephone:   (800) 225-2398

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

  The other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer.
If, however, Exchange Notes
or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 1,000,000 shares of Common Stock, no par value per share (the "Common Stock"), divided into classes, voting and non-voting, of which 70,000 voting shares and 20,000 non-voting shares (which are convertible into voting shares) were issued and outstanding as of June 30, 1997, and 1,000,000 shares of preferred stock, $0.01 par value per share, 200,000 shares of which are outstanding. In addition, the Company has reserved for issuance 19,000 shares of Common Stock upon exercise of certain outstanding warrants and 36,333 shares of Common Stock under the Stock Option Plan. See "Management -- 1997 Stock Option Plan" and "--Warrants" below. In addition, the Company has reserved for issuance 14,533 shares of Common Stock upon exercise of certain outstanding warrants issued in connection with the sale of the Series A Cumulative Preferred Stock (the "Equity Units"), another 29,067 shares of Common Stock upon exercise of certain outstanding warrants issued in connection with the sale of the Old Notes, and another 4,844 shares of Common Stock upon exercise of certain warrants to Jefferies & Company, Inc., that were also issued in connection with the sale of the Old Notes. See "Private Placement."

COMMON STOCK

  Holders of voting Common Stock are entitled to one vote for each share held in the election of directors and all other matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors of the Company standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, that may be declared by the Board of Directors out of funds legally available for such purpose. The Company has never paid dividends on the Common Stock, and it is not anticipated that the Company will pay any cash dividends in the foreseeable future. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities. Holders of Common Stock have no preemptive rights.

PREFERRED STOCK

  The Company is authorized to issue, without any action on the part of its stockholders, 1,000,000 shares of preferred stock, $.01 par value per share. The Board of Directors has the authority to divide the preferred stock into one or more series and to fix and determine the relative rights and preferences of the shares of each such series, including dividend rates, terms of redemption, sinking funds, the amount payable in the event of voluntary liquidation, dissolution or winding up of the affairs of the Company, conversion rights and voting powers. The Company authorized the issuance of a series consisting of 550,000 shares of preferred stock, that is designated the "Series A Cumulative Preferred Stock," 200,000 shares of which were offered and sold as part of the Equity Units that were placed concurrently with the sale of the Old Notes.

Terms of Series A Preferred Stock

     Holders of the Series A Cumulative Preferred Stock (the "Preferred Stock") are entitled to receive a cumulative annual dividend of $7.50 per share, payable quarterly. Dividends are payable in additional shares of Preferred Stock (valued at $50.00 per share) through June 1, 1999, and thereafter in cash, or at the Company's election, in shares of Preferred Stock (valued at $50.00 per share). In the event of any liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Preferred Stock shall be entitled to receive, out of the remaining net assets of the Company available for distribution to stockholders, liquidating distributions in the amount of $50.00 per share, plus an amount equal to all dividends accrued and unpaid on each such share (whether or not declared) to the date fixed for distribution, before any distribution is made to holders of the Common Stock or any other class of stock of the Company ranking junior to the Preferred Stock. The Preferred Stock may be redeemed for cash, in whole or in part, at the option of the Company under certain circumstances. The Preferred Stock will be mandatorily redeemed, in whole, on June 1, 2005 for cash.

WARRANTS

     In connection with its loans from EEP and EECIP, the Company issued (i) to EEP a warrant to purchase 9,000 shares of Common Stock for $25 per share pursuant to the terms of the Common Stock Purchase Warrant dated March 5, 1991 and a warrant to purchase 5,000 shares of Common Stock for $44.57 per share pursuant to the terms of the Common Stock Purchase Warrant dated March 17, 1994 (collectively, the "EEP Warrants"), (ii) to EECIP a warrant to purchase 4,000 shares of Common Stock for $44.57 per share pursuant to the terms of the Common Stock Purchase Warrant dated March 17, 1994 (the "EECIP Warrant), and (iii) to Associated Energy Managers, Inc., ("AEM," and together with EEP and EECIP, the "Existing Holders"), a warrant to purchase 1,000 shares of Common Stock for $44.57 per share pursuant to the terms of the Common Stock Purchase Warrant dated March 17, 1994 (the "AEM Warrant"). The issuance of certain warrants related to the Offerings has caused a minimal adjustment in the exercise price of the EEP Warrants, the EECIP Warrants and the AEM Warrants.

     The EEP Warrants, the EECIP Warrant and the AEM Warrant (collectively, the "Loan Warrants") expire on December 31, 2025. The Loan Warrants may be exercised on the earliest to occur of (a) the sale or merger of the Company or the sale of substantially all of the assets of the Company, (b) an initial public offering of Common Stock or (c) December 1, 2025. Pursuant to the terms of the Loan Warrants, unexercised warrants are subject to adjustment if (i) the Company issues Common Stock (or certain securities exercisable or exchangeable for or convertible into Common Stock) for consideration per share less than the fair market value per share of Common Stock at the time of issuance, (ii) there is a subdivision or combination of the Common Stock, (iii) there is payment of a stock dividend or distribution of assets to all holders of Common Stock or (iv) there is any other increase or decrease in the number of shares of Common Stock outstanding and the Company does not receive compensation therefor. In addition, the number and type of securities subject to the Loan Warrants are subject to adjustment if the Company is a party to a merger or consolidation.
As of the date of this Prospectus, the Loan Warrants have not been exercised.

     In December 1996, the Company, Mr. Forman and the Existing Holders entered into the Put/Call Agreement, pursuant to which the Existing Holders granted to Mr. Forman the right to purchase all of the Loan Warrants (a) during the period of June 30, 1999 through December 31, 1999, (b) at any time at which the "Company Value" (as determined pursuant to the terms of the Put/Call Agreement) reaches $75.0 million or (c) when Mr. Forman sells all of his shares of Common Stock. In addition, Mr. Forman granted to the Existing Holders the right to require Mr. Forman to purchase all of the Existing Holders' Loan Warrants at any time that (i) the Company sells or transfers 33% or more of the Company's interest in the Lake Enfermer Field, (ii) Mr. Forman sells or transfers 25% or more of his shares of Common Stock, (iii) the Company Value reaches $125.0 million or (iv) the Company makes a distribution of property to its shareholders, the value of which exceeds 25% of the Company Value. The Put/Call Agreement provides that the purchase price per share of the Loan Warrants is equal to Company Value plus the exercise price of the employee options divided by the sum of the outstanding shares of Common Stock and the number of shares of Common Stock covered by the Loan Warrants and employee options.

     In connection with the offering and sale of the Note Units, the Company issued warrants to purchasers of the Note Units to entitle the holders thereof to purchase, in the aggregate, 29,067 shares of Common Stock (the "Note Warrants"). Each Note Warrant, when exercised, entitles the holder thereof to receive 0.41524 shares of Common Stock at the exercise price, as adjusted (the "Note Exercise Price"), which initially is $1.00 per share. The Note

Exercise Price, the number of shares of Common Stock received in respect of a Note Warrant and the number of Note Warrants outstanding are subject to adjustment in certain cases. The Note Warrants are currently exercisable and will automatically expire on June 1, 2004. If the last day for the exercise of the Note Warrants is not a business day, then the Note Warrants may be exercised on the next succeeding business day.

     In connection with the offering and sale of the Note Units, the Company also issued to Jefferies & Company, Inc. a warrant to purchase 4,844 shares of Common Stock at an initial exercise price of $1.00 per share.

     In connection with the offering and sale of the Equity Units, the Company issued warrants to purchasers of the Equity Units that entitle the holders thereof to purchase, in the aggregate, 14,533 shares of Common Stock. Each Equity Warrant, when exercised, entitles the holder thereof to receive 0.07267 shares of Common Stock at the exercise price, as adjusted (the "Equity Exercise Price"), which initially is $1.00 per share. The Equity Exercise Price, the number of shares of Common Stock received in respect of an Equity Warrant and the number of Equity Warrants outstanding are subject to adjustment in certain cases. The Equity Warrants are currently exercisable immediately and will automatically expire on June 1, 2004. If the last day for the exercise of the Equity Warrants is not a business day, then the Equity Warrants may be exercised on the next succeeding business day.

REGISTRATION RIGHTS

     Pursuant to the terms of the Loan Warrants, if the Company proposes to register any shares of Common Stock under the Securities Act, the Existing Holders may require the Company to include all or a portion of the shares of Common Stock underlying the Loan Warrants in such registration, subject to certain conditions and restrictions. Generally, all fees, costs and expenses will be borne by the Company, except for fees of the Existing Holders' legal counsel and financial advisors incurred by the Existing Holders in connection with any such registration and applicable underwriting discounts and commissions.

LOUISIANA CONTROL SHARE ACQUISITION STATUTE

     The Louisiana Control Share Acquisition Statute provides that any shares acquired by a person or group (an "Acquiror") in an acquisition that causes such person or group to have the power to direct the exercise of voting power in the election of directors in excess of 20%, 33 and 1/3% or 50% thresholds shall have only such voting power as shall be accorded by the holders of all shares other than "interested shares," as defined below, at a meeting called for the purpose of considering the voting power to be accorded to such shares. "Interested shares" include all shares as to which the Acquiror, any officer of a company and any director of a company who is also an employee of a company may exercise or direct the exercise of voting power. If a meeting of stockholders is held to consider the voting rights to be accorded to an Acquiror and the stockholders do not vote to accord voting rights to such shares, a company may have the right to redeem the shares held by the Acquiror for their fair value. The statute permits the articles of incorporation or by-laws of a company to exclude from the statute's application acquisitions occurring after the adoption of the exclusion. The Company's Articles of Incorporation and By-laws do not contain such an exclusion.

                              DESCRIPTION OF NOTES

     The Exchange Notes will be issued, and the Old Notes were issued, under the Indenture between the Company and U. S. Trust Company of Texas, N.A., as trustee (the "Trustee"), dated as of June 3 1997 (the Issue Date). References to the Notes include the Exchange Notes unless the context otherwise requires. Upon the issuance of the Exchange Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition of certain terms contained therein and those terms that are made a part of the Indenture by reference to the Trust Indenture Act. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture. The definitions of certain capitalized terms used in the summary are set forth below under "--Certain Definitions."

     The Notes are senior secured obligations of the Company and rank pari passu in right of payment to all existing and future senior Indebtedness of the Company. The Notes rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company. The Guarantees, to the extent issued in the future, will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all senior obligations of the Subsidiary Guarantors and senior in right of payment to all Subordinated Indebtedness of the Subsidiary Guarantors. The Guarantees, however, will be effectively subordinated to all senior secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. The Company's outstanding indebtedness, other than the Notes, as of June 30, 1997 is $14,086. Such amount is secured by property of the Company not subject to the lien to secure the Notes.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are secured obligations of the Company, mature on June 1, 2004 (the "Maturity Date"), and are limited in aggregate principal amount to $70.0 million. The Notes are issued in denominations of $1,000 and integral multiples thereof in fully registered form.

     The Notes accrue interest at the rate per annum shown on the cover page of this Prospectus from June 3, 1997, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest will be payable semi-annually on June 1 and December 1 of each year commencing on December 1, 1997. Interest will be paid to the person in whose name the Note is registered at the close of business on May 15 and November 15 next preceding such interest payment date. The interest rate on the Notes is subject to increase if the Company fails to satisfy certain provisions of the Registration Rights Agreement. See "Registration Rights." Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes are payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York. In addition, in the event the Notes do not remain in book-entry form, interest may be paid, at the option of the Company, by check mailed to the holders of the Notes ("Holders") at their respective addresses set forth in the register of Holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

REDEMPTION AND REPURCHASE

     Optional Redemption. The Notes are redeemable at the option of the Company in whole at any time or in part from time to time, on and after June 1, 2002, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on June 1 of the year set forth below, plus, in each case, accrued interest thereon to the date of redemption:

                                                            Redemption
                                  YEAR                        Price
                                  ----                      ----------

                                  2002                       103.375%
                                  2003 and thereafter        100.000%


     In the event of a redemption of less than all of the Notes, the Notes will be selected for redemption by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder's registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest).

     In addition, at any time or from time to time prior to June 1, 1999, the Company may redeem up to 25% of the principal amount of the Notes at 113.5% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption with the Net Proceeds of a Public Equity Offering; provided that, immediately after giving effect to such redemption, at least $52.5 million aggregate principal amount of the Notes remains outstanding and that such redemption occurs within 60 days following the closing of such Public Equity Offering.

     Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Notes with a portion of the Net

Proceeds of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "--Change of Control" and "--Certain Covenants -- Limitation on Disposition of Assets."

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes validly tendered pursuant to such Change of Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Purchase Date.

     To effect such Change of Control Offer, the Company shall, not later than the 30th day after the occurrence of the Change of Control, mail to the Trustee and to each Holder of the Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders of the Notes must follow to accept the Change of Control Offer.

     The Company, to the extent applicable and if required by law, will comply with Sections 13 and 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations that may then be applicable to any offer by the Company to purchase the Notes pursuant to the Change of Control covenant.

     Should a Change of Control occur and a substantial amount of the Notes be presented for purchase, there can be no assurance that the Company would have sufficient financial resources to enable it to purchase such Notes. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     The Indenture provides that a default in the payment of the Change of Control Purchase Price would constitute an Event of Default under the Indenture as a remedy for which Holders would be entitled to receive the Change of Control Purchase Price. If such an Event of Default resulted in a default under senior Indebtedness, the right of the Holders of Notes to receive the Change of Control Purchase Price (whether at a Change of Control Purchase Date or upon acceleration) or any other amounts due on acceleration of the Notes would rank pari passu with the rights of the holders of such senior Indebtedness.

     The Change of Control provisions of the Indenture as well as the restrictions in the Indenture on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Dispositions may make more difficult or discourage a takeover of the Company, whether favored or opposed by current management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Related Persons may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

GUARANTEES

     Currently, the Company has no Subsidiaries. The Company will cause each Person (other than an Unrestricted Subsidiary) that becomes a Material Subsidiary after the Issue Date to execute and deliver a supplement to the Indenture pursuant to which such Person will become a Subsidiary Guarantor. Each Person that becomes a Subsidiary Guarantor in the future will unconditionally guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. As described below under "--Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," a Subsidiary that is not a Subsidiary Guarantor may not incur any Indebtedness with respect to Indebtedness of the Company or another Subsidiary unless such Subsidiary becomes a guarantor of the Notes.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation and Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that (a) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor's Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "--Certain Covenants" or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

     Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Guarantee and the related obligations set forth in the Indenture; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests that secure, other Indebtedness of the Company or any Subsidiary shall also terminate or be released upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

SECURITY


     All of the obligations of the Company under the Notes and the Indenture are secured by a Lien on the Collateral, which is comprised of certain oil and gas properties of the Company in the Lake Enfermer Field, Manilla Village Field and Boutte Field. Such obligations of the Company will not be secured by any other property, whether currently existing or subsequently acquired, unless, under certain circumstances, such property is acquired to replace Collateral disposed of in an Asset Disposition. Further, the Company has no obligation to maintain the value of the Collateral in the event of declining prices or routine reserve depletion, and the Company has no obligation to provide valuation reports relating to the Collateral. Therefore, there can be no assurance that the proceeds of any sale of the Collateral in whole or in part pursuant to the Indenture and the related Security Documents would be sufficient to satisfy payments due on a Bank Credit Agreement, if any, and the Notes.

     The Lien on the Collateral in favor of the Trustee for the benefit of the Holders is subject to certain Permitted Liens, including, if required by a lender, a first priority Lien pursuant to a Bank Credit Agreement and the Subordination Agreement. The Lien on the Collateral is currently pursuant to mortgages that were filed after the Issue Date pursuant to the terms of the Indenture. These mortgages replaced Liens that were assigned to the Trustee at the Issue Date, which Liens were originally granted on the Collateral to JEDI ("JEDI Lien") pursuant to the terms of JEDI's loan to the Company.

     Subject to the Subordination Agreement, the proceeds received by the Trustee from a sale of the Collateral will be applied by the Trustee first to pay the expenses of any foreclosure and fees and other amounts then payable to the Trustee under the Indenture and the Security Documents and, thereafter, to pay all amounts owing to the Holders under the Indenture, the Notes and the Security Documents (with any remaining proceeds to be payable to the Company or as may otherwise be required by law). There can be no assurance that the proceeds of any sale of the Collateral in whole or in part pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy payments due on a Bank Credit Agreement and the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if saleable. To the extent that third parties enjoy Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy.

     The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "--Release of Collateral." As described under "--Certain Covenants -- Limitation on Disposition of Assets", the Net Available Proceeds of certain Asset Dispositions may under specified circumstances be required to be utilized to make an offer to purchase Notes. To the extent that any such offer to purchase Notes is not fully subscribed to by Holders thereof, the unutilized Net Available Proceeds may, under certain circumstances, be retained and used by the Company free of the Security Interest.

SUBORDINATION AGREEMENT

     The Trustee, on behalf of the Holders, may enter into a Subordination Agreement with the Company and any lender pursuant to the terms of a Bank Credit Agreement. The Subordination Agreement provides, among other things, that (a) the lender has a first priority mortgage lien and security interest in the Collateral and the Trustee a second priority interest therein, (b) during any insolvency proceeding, the lender and the Trustee will coordinate their efforts to give effect to the relative priority of their mortgage liens and security interests in the Collateral and (c) following an Event of Default, all decisions with respect to the Collateral, including the time and method of any disposition thereof, will be made by the lender. The Subordination Agreement also provides that the Trustee and the lender will provide notices to each other with respect to acceleration of the Notes or the Indebtedness outstanding under a Bank Credit Agreement, as the case may be. If the Notes become due and payable prior to the final stated maturity thereof for any reason or are not paid in full at the final stated maturity thereof and after any applicable grace period has expired, at a time when Collateral secures outstanding Indebtedness under a Bank Credit Agreement, the Trustee will not have the right to foreclose upon the Collateral unless the lender thereunder forecloses upon the Collateral. Thereafter, the Trustee has the right to foreclose upon the Collateral in accordance with instructions from the Holders of a majority in aggregate principal amount of the Notes or, in the absence of such instructions, in such manner as the Trustee deems appropriate in its absolute discretion. Proceeds from the sale of Collateral will first be applied to repay Indebtedness outstanding under a Bank Credit Agreement and thereafter paid to the Trustee.

CAPITALIZED INTEREST ACCOUNT

     Pursuant to the Indenture, $9.45 million of the proceeds from the sale of the Old Notes was placed in the Capitalized Interest Account held by the Trustee. The Trustee will disburse the funds contained in the Capitalized Interest Account to the Holders for the payment of interest when due on December 1, 1997 and June 1, 1998. Any earnings on the funds deposited in the Capitalized Interest Account to the extent not required for the required interest payments will be paid to the Company after June 1, 1998.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness

     The Company will not, and will not permit any of the Subsidiaries directly or indirectly, to issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default with respect to the Notes shall have occurred and be continuing at the time or as a consequence at the incurrence of such Indebtedness, the Company and the Subsidiaries or any of them may incur Indebtedness if on the date of the incurrence, (i) both (A) the Company's Consolidated EBITDA Coverage Ratio would have been greater than 2.25 to 1.0 for the period from the Issue Date through May 31, 1998, and 2.5 to 1.0 from June 1, 1998, and thereafter, respectively, and (B) the Company's Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of Indebtedness of the Company and the Subsidiaries, or (ii) the Company's Adjusted Consolidated Net Tangible Assets are equal to or greater than 250% of Indebtedness of the Company and the Subsidiaries.

     For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) any Indebtedness incurred by the Company or any Subsidiary incurred for, or related to, a Person other than another Subsidiary or the Company, as applicable, shall be deemed to be in an amount equal to the greater of (i) the lesser of (A) the full amount of the Indebtedness of such other Person or (B) the fair market value of the assets and properties of the Company or such Subsidiary, as to which the holder or holders of such Indebtedness are expressly limiting the obligations of the Company or such Subsidiary, the value of which assets and properties of the Company or any Subsidiary will be as determined in good faith by the Board of Directors of the Company or such Subsidiary, as applicable (which determinations shall be evidenced by a Board Resolution of the applicable Person), and (ii) the amount of the Indebtedness of such other Person as has been expressly contractually assumed or guaranteed by the Company or such Subsidiary.

     Notwithstanding anything to the contrary in this covenant, no Subsidiary that is not already a Subsidiary Guarantor shall incur any Indebtedness with respect to any Indebtedness of the Company or any other Subsidiary unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee of the Notes, such Guarantee to be a senior unsecured obligation of such Subsidiary.

     The Company will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are the most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

  Limitation on Restricted Payments

     The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, make any Restricted Payment, if at the time of such Restricted Payment, or on a pro forma basis after giving effect thereto:

     (x) a Default or an Event of Default under the Indenture has occurred and is continuing;

     (y) the aggregate amount expended for all Restricted Payments subsequent to the Issue Date exceeds the sum of (without duplication):

     (1) 50% of aggregate Consolidated Net Income (net of losses resulting from full costs ceiling write downs attributable to any oil and gas properties of the Company or any Subsidiary) of the Company (or if such Consolidated Net Income is a loss, minus 100% of such loss) earned on a cumulative basis during the period beginning on the Issue Date and ending on the last date of the Company's fiscal quarter immediately preceding such Restricted Payment; plus

     (2) 100% of the aggregate Net Proceeds received by the Company from any Person other than a Subsidiary from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock (excluding (A) any Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (B) the issuance of Qualified Capital Stock upon the conversion of, or in exchange for, any Qualified Capital Stock and (C) any Qualified Capital Stock with regard to issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary, until and to the extent such borrowing is repaid); plus

     (3) to the extent not otherwise included in Consolidated Net Income, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Subsidiary

          (valued in each case as provided in the definition of Investment) other than amounts constituting Permitted Unrestricted Subsidiary Investments; plus

     (4)  $1.0 million; or

     (z) the Company would not be able to incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) as provided in the first paragraph of "--Limitation on Incurrence of Additional Indebtedness."

     The foregoing provisions of this covenant will not prevent the payment of
(a) any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration and (b) cash dividends by the Company in respect of its Series A Cumulative Preferred Stock if (i) no Default or Event of Default under the Indenture shall have occurred and be continuing at the time or as a consequence of the payment of such cash dividends and (ii) on the date of the payment of such cash dividends and after giving effect to such payment, the Company's Consolidated EBITDA Coverage Ratio would have been greater than 1.5 to 1.0; provided, however, that payments made in accordance with this paragraph shall be counted for purposes of computing amounts expended pursuant to subclause (y) in the immediately preceding paragraph.

     Limitation on Disposition of Assets

     The Company will not, and will not permit any Subsidiary to, make any Asset Disposition unless:

     (i) in the case of any Asset Disposition or series of related Asset Dispositions having a fair market value of more than $5.0 million, the Company or such Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value as determined by either (a) a majority of the disinterested directors of the Company or (b) a nationally recognized investment banking firm,

     (ii) at least (a) 70% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Disposition shall be in the form of cash or cash equivalents and is received at the time of such Asset Disposition and (b) 15% of such consideration received if in a form other than cash or cash equivalents is converted into or exchanged for cash or cash equivalents within 120 days of such Asset Disposition, and

     (iii) within 365 days following the receipt of the Net Available Proceeds from such Asset Disposition, 100% of the Net Available Proceeds from such Asset Disposition are applied by the Company or such Subsidiary:

           (a) to repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Subsidiary, provided, in each case, that the related loan commitment of any revolving credit facility or other borrowing (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid;

           (b) at the Company's option to the extent that such Net Available Proceeds are not applied to repay Indebtedness, to Permitted Industry Investments made by the Company or a Subsidiary (or, to the extent not so applied during such 365 day period, to Permitted Industry Investments specifically identified during such 365 day period reasonably anticipated in good faith by the Board of Directors of the Company to be expended within 180 days after being specifically identified (such 180-day period, the "Project Period")); and

           (c) to the extent that any Net Available Proceeds are not applied to repay Indebtedness or applied or to be applied to Permitted Industry Investments, to make an offer to purchase (the "Net Proceeds Offer") (on a Business Day (the "Net Proceeds Payment Date") not later than the later of (1) 365 days following the receipt of such Net Available Proceeds or (2) in the case of application of proceeds intended to be applied under clause (b), 35 Business Days following any Project Period) the Notes at a price equal to 100% of the principal amount of the Notes plus accrued interest to the Net Proceeds Payment Date.

     Notwithstanding the foregoing, the Company and its Subsidiaries will not be required to apply any Net Available Proceeds in accordance with such provisions except to the extent that the Net Available Proceeds from all Asset Dispositions that are not applied in accordance with such provisions exceed $5.0 million.

     Notice of a Net Proceeds Offer to purchase the Notes will be made on behalf of the Company not less than 25 Business Days nor more than 60 Business Days before the Net Proceeds Payment Date. Notes tendered to the Company pursuant to a Net Proceeds Offer will cease to accrue interest after the Net Proceeds Payment Date. The Company will not be entitled to any credit against the above obligations for the principal amount of Notes previously acquired by the Company. For purposes of this covenant, the term "Net Proceeds Offer Amount" means the principal of outstanding Notes in an aggregate principal amount equal to any remaining Net Available Proceeds.

     On the Net Proceeds Payment Date, the Company will (i) accept for payment Notes or portions thereof tendered pursuant to the Net Proceeds Offer in an aggregate principal amount equal to the Net Proceeds Offer Amount or such lesser amount of Notes as has been tendered, (ii) deposit with the paying agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered in an aggregate principal amount equal to the Net Proceeds Offer Amount or such lesser amount, and (iii) deliver or cause to be delivered to the Trustee, Notes so accepted together with an officers' certificate stating the Notes or portions thereof tendered to the Company. If the aggregate principal amount of Notes tendered exceeds the Net Proceeds Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes so tendered. The paying agent will promptly mail or deliver to Holders of the Notes so accepted payment in an amount equal to the purchase price, and the Company will execute, and the Trustee will promptly authenticate and mail or make available for delivery to such Holders, a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered to the Holder thereof. The Company will publicly announce the results of the Net Proceeds Offer on or as soon as practicable after the Net Proceeds Payment Date. For purposes of this covenant, the Trustee or its agent will act as the paying agent. The Company may make Asset Dispositions in accordance with this covenant and receive consideration in the form of equity, partnership or other ownership interests where it might not control such resulting entity.

     The Company's ability to repurchase Notes in a Net Proceeds Offer may be restricted by the terms of a Bank Credit Agreement and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and by its financial resources.

     Limitation on Liens Securing Indebtedness

     The Company will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective Properties securing (i) any Indebtedness of the Company, unless the Notes are equally and ratably secured or (ii) any Indebtedness of any Subsidiary Guarantor, unless the Notes or the Guarantees, as the case may be, are equally and ratably secured; provided that if such Indebtedness is expressly subordinated to the Notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Guarantees, with the same relative priority as such Subordinated Indebtedness will have with respect to the Notes or the Guarantees, as the case may be.

     Limitation on Payment Restrictions Affecting Subsidiaries

     The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any Payment Restriction, except for such encumbrances or restrictions existing under or by reason of (A) a Bank Credit Agreement, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Subsidiary, (C) any instrument governing Indebtedness of a Person acquired by the Company or a Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, other than the Person, or the Property of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition, (D) with respect to clauses (i)(c) and (ii)(c) contained in the definition of Payment Restriction, Purchase Money Obligations for Property acquired in the ordinary course of business, (E) Indebtedness existing pursuant to a written agreement in effect on the date of the Indenture, (F) Indebtedness under the Indenture, or
(G) Indebtedness incurred to refinance, refund, extend or renew Indebtedness referred to in clauses (A), (C), (D), (E) or (F) above, provided that the Payment Restrictions contained therein are not materially more restrictive than those provided for in the Indebtedness being refinanced, refunded, extended or renewed.

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

     Limitation on Transactions with Related Persons

     Neither the Company nor any of the Subsidiaries will (i) sell, lease, transfer or otherwise dispose of any of its Property to, (ii) purchase any property from, (iii) make any Investment (other than Permitted Unrestricted Subsidiary Investments and other Investments that do not breach the covenant described under the caption "--Limitation on Restricted Payments") in, or (iv) enter into any contract or agreement with or for the benefit of, a Related Person of the Company or any Subsidiary (other than the Company or any such Subsidiary in which no Related Person (other than the Company or another Wholly Owned Subsidiary) owns, directly or indirectly, an equity interest) (a "Related Person Transaction"), other than Related Person Transactions that are on terms (which terms are in writing) no less favorable to the Company or a Subsidiary, as applicable, than could be obtained in a comparable arm's length transaction from an unaffiliated party; provided that, if the Company or any Subsidiary enters into a Related Person Transaction or series of Related Person Transactions involving or having an aggregate value of more than (i) $1.0 million, such Related Person Transaction will have been approved by a majority of the independent directors of the Company and (ii) $5.0 million ($1.0 million if there are no independent directors of the Company), such Related Person Transaction will have been determined by a nationally recognized investment banking firm to be fair from a financial standpoint to the Company and its Subsidiaries. Notwithstanding anything to the contrary in the foregoing, the foregoing restrictions shall not apply to (i) Related Person Transactions that are approved by the Board of Directors of the Company and such Subsidiary, if applicable, as in the best interests of the Company or such Subsidiary, which transactions together with all other Related Person Transactions in a related series involve or have an aggregate value not exceeding $1.0 million in each fiscal year; (ii) fees and compensation paid to or agreements with officers, directors, employees or consultants of the Company or any Subsidiary in each case that are reasonable, as determined by the Board of Directors or senior management thereof in good faith; and (iii) Restricted Payments that are not prohibited by the "Limitation on Restricted Payments" covenant.

     Limitation on Conduct of Business

     The Company will be operated in a manner such that it will not engage in any business other than the exploration for and the development, acquisition, production, gathering, treating, processing, marketing, storage, selling and transportation of, Hydrocarbons and such other businesses as are reasonably necessary or desirable to facilitate the conduct and operations of the foregoing businesses.

     Reports

     The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of Notes (without exhibits), without cost to such Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes promptly upon written request.

     Impairment of Security Interest

     Subject to any Subordination Agreement, neither the Company nor any of its Subsidiaries will take or omit to take any action which action or omission would have the result of adversely affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the Holders, with respect to the Collateral, and neither the Company nor any of its Subsidiaries shall grant to any Person, or suffer any Person (other than the Company) to have (other than to the Trustee on behalf of the Trustee and the Holders) any interest whatsoever in the Collateral other than Liens securing a Bank Credit Agreement and Liens permitted by the Security Documents. Neither the Company nor any of its Subsidiaries will enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than pursuant to any Subordination Agreement, the Indenture, the Notes and the Security Documents.

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

     Future Designation of Restricted and Unrestricted Subsidiaries

     The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any future Subsidiary of the Company as an Unrestricted Subsidiary. The definition of "Unrestricted Subsidiary" set forth under the caption "-- Certain Definitions" describes the circumstances under which a Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

     The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its Property to any Person, unless: (i) the Company survives such merger or the Person formed by such consolidation or into which the Company is merged or that acquires by conveyance or transfer, or which leases, all or substantially all of the Property of the Company is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every other covenant and obligation of the Company under the Indenture; (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the surviving entity if the Company is not continuing) is equal to or greater than the Consolidated Net Worth of the Company immediately before such transaction and (iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or the surviving entity if the Company is not continuing) would be able to incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) under the tests described in the first paragraph of "Limitation on Incurrence of Additional Indebtedness." Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

     The following will constitute Events of Default under the Indenture:

     (i) default in the payment of principal of, or premium, if any, on, the Notes when due at maturity, upon repurchase, upon acceleration or otherwise, including failure of the Company to repurchase the Notes required to be repurchased upon a Change of Control or a Net Proceeds Offer and failure to make any optional redemption payment;

     (ii) default in the payment of any installment of interest on the Notes when due (including any interest payable in connection with optional redemption payment) and continuance of such default for 30 days;

     (iii) default on any other Indebtedness of the Company, any Subsidiary Guarantor or any other Subsidiary if either (a) such default results from the failure to pay principal of, premium, if any, or interest on any such Indebtedness when due in excess of $5.0 million and continuance of such default beyond any applicable cure, forbearance or notice period, or (b) as a result of such default, the maturity of such Indebtedness has been accelerated prior to its scheduled maturity, without such default and acceleration having been rescinded or annulled within a period of 10 days, and the principal amount of such Indebtedness, together with the principal amount of any other such indebtedness in default, or the maturity of which has been so accelerated, aggregates $5.0 million or more;

     (iv) default in the performance, or breach, of any other covenant of the Company or any Subsidiary Guarantor in the Indenture and failure to remedy such default within a period of 60 days after written notice thereof from the Trustee or Holders of 25% in principal amount of the outstanding Notes;

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

     (v) the entry by a court of one or more judgments or orders against the Company, any Subsidiary Guarantor or any other Subsidiary in an aggregate amount in excess of $5.0 million and which are not covered by insurance written by third parties that has not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof;

     (vi) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any Material Subsidiary;

     (vii) a Guarantee by a Subsidiary Guarantor that is a Material Subsidiary shall cease to be in full force and effect (other than a release of a Guarantee by designation of a Subsidiary Guarantor as an Unrestricted Subsidiary) or any Subsidiary Guarantor shall deny or disaffirm its obligations with respect thereto; or

     (viii) any of the Security Documents cease to be in full force and effect (other than in accordance with their respective terms or the terms of the Indenture), or any of the Security Documents cease to give the Trustee the Liens, rights, powers and privileges purported to be created thereby, or any Security Document is declared null and void, or the Company denies any of its obligations under any Security Document or any Collateral becomes subject to any Lien other than the Liens created or permitted by the Security Documents and a Bank Credit Agreement.

     If any Event of Default (other than an Event of Default specified in clause
(vi) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the unpaid principal of, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon any such declaration such principal amount, premium, if any, and accrued and unpaid interest shall become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (vi) above occurs, all unpaid principal of, premium, if any, and accrued interest on, the Notes then outstanding will become due and payable, without any declaration or other act on the part of the Trustee or any Holder.

     The Holders of a majority in principal amount of the then outstanding Notes, by written notice to the Company, the Subsidiary Guarantors and the Trustee, may rescind and annul a declaration of acceleration and its consequences if (1) the Company or any Subsidiary Guarantor has paid or deposited with such Trustee a sum sufficient to pay (A) all overdue installments of interest on all the Notes, (B) the principal of, and premium, if any, on, any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the Notes, (C) to the extent that payment of such interest is lawful, interest on the defaulted interest at the rate or rates prescribed therefor in the Notes, and (D) all money paid or advanced by the Trustee thereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; (2) all Events of Default, other than the non-payment of the principal of any Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture; and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission will affect any subsequent Event of Default or impair any right consequent thereon.

     No Holder of any of the Notes will have any right to institute any proceeding, judicial or otherwise, or for the appointment of a receiver or trustee or pursue any remedy under the Indenture, unless (1) such Holder has previously given notice to the Trustee of a continuing Event of Default, (2) the Holders of not less than 25% in principal amount of the outstanding Notes have made written request to such Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture, (3) such Holder or Holders have offered to such Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request,
(4) such Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and (5) no direction inconsistent with such written request has been given to such Trustee during such 30-day period by the Holders of a majority in principal amount of the outstanding Notes.

     The Holder of any Note will have the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such Note on the stated maturity therefor and to institute suit for the enforcement of any such payment, and such right may not be impaired without the consent of such Holder.

     The Holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on

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such Trustee, provided that (1) such direction is not in conflict with any rule of law or with the Indenture and (2) the Trustee may take any other action deemed proper by such Trustee that is not inconsistent with such direction.

MODIFICATIONS AND WAIVERS

     The Indenture may be amended or rights thereunder may be waived with the consent of the Company, the Subsidiary Guarantors, and the Holders of at least a majority of the principal amount of Notes then outstanding, provided that, without the consent of each Holder of Notes affected thereby, no such modification or waiver will be made with regard to: (i) a default in the payment of principal, premium (if any) or interest on the Notes; (ii) a reduction of the interest rate on or principal amount of the Notes, an extension of the maturity schedule of the Notes, or a modification of the redemption or repurchase provisions of the Notes; (iii) a change that adversely affects subordination rights; (iv) a change in the currency in which the Notes are payable; or (v) a change in the percentage required by this provision.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Company may at any time terminate its Obligations under the Notes and the Indenture, and the Subsidiary Guarantors may, at such times, terminate their corresponding obligations under the Guarantees and the Indenture, with certain exceptions specified in the Indenture, by irrevocably depositing in trust cash or obligations of the United States government and its agencies for payment of principal of, and interest on, the Notes to redemption or maturity, subject to the satisfaction of certain conditions.

     Subject to the conditions described below, at the Company's option, either
(a) the Company and the Subsidiary Guarantors will be deemed to have been discharged from their obligations with respect to the Notes and Guarantees and the provisions of the Indenture on the 91st day after the applicable conditions set forth below have been satisfied or (b) the Company and the Subsidiary Guarantors will cease to be under any obligation to comply with certain restrictive covenants, including those described under "-- Certain Covenants," at any time after the applicable conditions set forth below have been satisfied:
(1) the Company or any Subsidiary Guarantor has deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders (i) money or (ii) United States government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, money or (iii) a combination of (i) and (ii), in an amount sufficient, in the opinion (with respect to (ii) and (iii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, premium, if any, and interest on, the outstanding Notes on the dates such installments are due; (2) no Default or Event of Default has occurred or is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or a Subsidiary Guarantor or any Subsidiary is a party or by which any of them is bound, as evidenced to the Trustee in an officers' certificate delivered to the Trustee concurrently with such deposit; (3) the Company has delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company) to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option described above and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of the Notes being discharged pursuant to clause (a) above, accompanied by a ruling to the effect received from or published by the Internal Revenue Service (it being understood that (A) such opinion will also state, if applicable, that such ruling is consistent with the conclusions reached in such opinion and (B) the Trustee will be under no obligation to investigate the basis of correctness of such ruling); (4) the Company has delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company) to the effect that the Company's exercise of its option described above will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds hereunder becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended; (5) the Company or any Subsidiary Guarantor has paid or duly provided for payment of all amounts then due to the Trustee pursuant to the terms of the Indenture; and (6) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel (which counsel may be an employee of the Company), each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

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

     The Company or any Subsidiary Guarantor may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the Subordination Agreement and the Company has delivered to the Trustee and any relevant paying agent an officer's certificate to that effect.

RELEASE OF COLLATERAL

     Subject to compliance by the Company with the conditions set forth above in respect of any Asset Disposition under "--Certain Covenants--Limitation on Disposition of Assets," the Company will be entitled to obtain a release of, and the Trustee shall release, items of Collateral (the "Released Interests") from the Security Interest under any of the following circumstances:

     (1) Oil and gas properties of the Company that are located onshore in South Louisiana that are not a part of the Collateral and are of equal or greater fair market value to the value of the Released Interests are then subjected to the Security Interest.

     (2) All of the proceeds from the disposition of the Released Interests are used to develop the Collateral.

     (3) The Released Interests are comprised of Farmout Interests entered into with any Person other than a Related Person.

     (4) If, as of the date of the release of the Released Interests, the Company's Adjusted Consolidated Net Tangible Assets equal or exceed the following percentages of the Company's Secured Indebtedness:

         (i) 150%, then the value of the Released Interests may be in an amount up to $5.0 million less the value of the Released Interests previously released pursuant to this clause (4) and clause (5) at the time released;

         (ii) 160%, then the value of the Released Interests may be in an amount up to $6.0 million less the value of the Released Interests previously released pursuant to this clause (4) and clause (5) at the time released;

         (iii) 170%, then the value of the Released Interests may be in an amount up to $7.0 million less the value of the Released Interests previously released pursuant to this clause (4) and clause (5) at the time released;

         (iv) 180%, then the value of the Released Interests may be in an amount up to $8.0 million less the value of the Released Interests previously released pursuant to this clause (4) and clause (5) at the time released;

         (v) 190%, then the value of the Released Interests may be in an amount up to $9.0 million less the value of the Released Interests previously released pursuant to this clause (4) and clause (5) at the time released; and

         (vi) 200%, then the value of the Released Interests may be in an amount up to $10.0 million less the value of the Released Interests previously released pursuant to this clause (4) and clause (5) at the time released.

     (5) If, as of the date of the release of the Released Interests, the Company's Adjusted Consolidated Net Tangible Assets exceed 200% of the Company's Secured Indebtedness, then the value of the Released Interests may be in an amount equal to the positive number, if any, of the difference of (x) the amount obtained by multiplying the percentage amount by which the Company's Adjusted Consolidated Net Tangible Assets exceed 200% of the Company's Secured Indebtedness (e.g., if the Company's Adjusted Consolidated Net Tangible Assets equal 250% of the Company's Secured Indebtedness, then the percentage amount equals 50%) by the principal amount of the Securities then outstanding, less (y) the value of the Released Interests previously released pursuant to this clause
(5) at the time released.

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

     The release of Collateral pursuant to the foregoing circumstances is subject to the condition that the Company deliver to the Trustee the following:

        (a) a notice from the Company requesting the release of the Released Interests, (i) describing the proposed Released Interests, (ii) in the case of clauses (1), (4) and (5) above, specifying the value of such Released Interests on such date, (iii) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral, (iv) certifying that release of the Released Interests complies with the terms and conditions of the Indenture with respect thereto, (v) specifying which of the circumstances described in clauses (1) through (5) above pursuant to which the Collateral is requested to be released and (vi) in the event there is to be a substitution of property for the Released Interests, specifying the property intended to be substituted for the Released Interests;

        (b) an Officers' Certificate of the Company stating that (i) the release covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Dispositions, (ii) there is no Default or Event of Default in effect or continuing on the date thereof, (iii) the release will not result in a Default or Event of Default under the Indenture and (iv) all conditions precedent in the Indenture relating to the release in question have been complied with; and

        (c) all documentation required by the Trust Indenture Act, if any, prior to the release of the Collateral by the Trustee and, in the event there is to be a substitution of property for the Released Interests, all documentation necessary to effect the substitution of such new Collateral.

GOVERNING LAW

     The Indenture provides that it will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth (or incorporated by reference) in the Indenture and no others. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in such exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claims as security or otherwise.

CERTAIN DEFINITIONS

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (A) the sum of (i) the Present Value of Oil and Gas Reserves, (ii) the Net Working Capital on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements, and
(iii) with respect to each other tangible asset of the Company or its consolidated Subsidiaries, the greater of (a) the net book value of such other tangible asset on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements, and (b) the appraised value, as estimated by a qualified independent appraiser, of such other tangible asset, as of a date no earlier than the date that is three years prior to the date of determination (or such later date on which the Company shall have a reasonable basis to believe that there has occurred a material decrease in value since the determination of such appraised value), minus (B) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any gas balancing liabilities of the Company and its consolidated Subsidiaries. In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Subsidiary of the Company, (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (3) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date. For purposes of calculating the ratio of the Company's Adjusted Consolidated Net Tangible Assets to Indebtedness of the Company and its Subsidiaries, Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary (which Indebtedness is non-recourse to the Company or any other Subsidiary or any of their assets) shall be included only to the extent of the Company's pro rata ownership interest in such Subsidiary.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee, of such Subsidiary Guarantor at such date and
(y) the present fair saleable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset" means each of the assets that are owned by the Company on the date of the Indenture or that are acquired by the Company or a Subsidiary after the date of the Indenture.

     "Asset Disposition" means any sale, lease (other than a sale and leaseback that creates a Capitalized Lease Obligation), transfer, exchange or other disposition (or series of related sales, leases, transfers, exchanges or dispositions) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), or of property or assets (including any interests therein) (each referred to for purposes of this definition as a "disposition") by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than (A) by the Company to a Subsidiary or by a Subsidiary to the Company or a Subsidiary (in the case of a transfer to a Subsidiary that is not a wholly owned Subsidiary, dispositions shall be excluded pursuant to clause (A) only to the extent of the Company's interest in such Subsidiary after giving effect to such transfer), (B) any Investment in an Unrestricted Subsidiary not prohibited under the provisions described in the "Limitation on Restricted Payments" covenant, (C) a disposition of Hydrocarbons or other mineral products in the ordinary course of business, and (D) the disposition of all or substantially all of the assets of the Company in compliance with the "Merger, Consolidation or Sale of Substantially All Assets" covenant).

     "Assigned Mortgage" means the Act of Mortgage, Security Agreement, Assignment of Production and Financing Statement, assigned by the Act of Assignment of Note and Liens executed by JEDI and the Company, dated as of the Issue Date, related to the Collateral.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of
(x) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank Credit Agreement" means one or more credit agreements that may be entered into between the Company and one or more lenders that may be secured by certain assets of the Company, as such agreement may be amended, modified (without limitation as to amount), supplemented, extended, restated, replaced, renewed or refinanced from time to time in whole or in part in one or more credit agreements, loan agreements, instruments or similar agreements,

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

as such may be further amended, modified (without limitation as to amount), supplemented, extended, restated, replaced, renewed or refinanced from time to time.

     "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the board of directors of such Person duly authorized to act on behalf of the board of directors of such Person.

     "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all warrants, options and rights with respect thereto, including each class of common stock and preferred stock of such Person.

     "Capitalized Lease Obligation" means the discounted present value of the rental obligations of any Person under any lease of Property, which in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Change of Control" means (i) an event or series of events by which any Person or other entity or group of Persons or other entities acting in concert as a partnership or other group (a "Group of Persons") shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that such event or series of events shall not constitute a Change of Control if the Principals continue to beneficially own more than 50% of the combined voting power of the then outstanding Voting Stock of the Company, (ii) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors then in office, or
(iii) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the Assets to any Person or Group of Persons.

     "Collateral" means the collateral described in the Security Documents, which collateral includes certain oil and gas properties of the Company in the Lake Enfermer Field, Manilla Village Field and Boutte Field.

     "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Company or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

     "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of: (i) all income taxes of such Person and its subsidiaries paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), (ii) all interest expense of such Person and its subsidiaries paid or accrued in accordance with GAAP for such period (including amortization of original issue discount and the interest portion of deferred payment obligations), (iii) depreciation and depletion of such Person and its subsidiaries, (iv) amortization of such Person and its subsidiaries including, without limitation, amortization of capitalized debt issuance costs, (v) the amount of any preferred stock dividends paid by such Person on its preferred stock and (vi) any other non-cash charges to the extent deducted from Consolidated Net Income.

     "Consolidated EBITDA Coverage Ratio" means, with respect to any Person, the ratio of (1) Consolidated EBITDA of such Person for the period (the "Pro Forma Period") consisting of the most recent four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to (2) the aggregate Fixed Charges that such Person will accrue during the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter (the "Forward Period") on the aggregate amount of Indebtedness outstanding on the Transaction Date, including any Indebtedness proposed to be incurred on such date and excluding any Indebtedness repaid with the proceeds of such Indebtedness (as though all such Indebtedness was incurred or repaid on the first day of the quarter in which the Transaction Date occurred). In addition to, but without duplication of, the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated after giving effect (without duplication), on a pro forma basis for the Pro Forma Period (but no longer), to (a) any Investment, during the period commencing on the first day of the Pro Forma Period to and including the Transaction Date (the "Reference Period"), in any other Person that, as a result of such Investment, becomes a subsidiary of such Person, (b) the acquisition, during the Reference Period (by merger, consolidation or purchase of stock or assets) of any business or assets, which acquisition is not prohibited by the Indenture, including but not limited to Permitted Industry Investments, as if such acquisition had occurred on the first day of the Reference Period (c) any sales or other dispositions of assets (other than sales of Hydrocarbons and other mineral products in the ordinary course of business) occurring during the Reference Period, in each case as if such incurrence, Investment, repayment, acquisition or asset sale had occurred on the first day of the Reference Period and (d) interest income reasonably anticipated by the Company to be received during the Pro Forma Period from Investments in Permitted Obligations, which Investments exist on the Transaction Date or will exist as a result of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio. For purposes of this definition, "Fixed Charges" shall be calculated after giving effect (without duplication), on a pro forma basis for the Forward Period, to any Indebtedness incurred or repaid on or after the first day of the Forward Period and prior to the Transaction Date. For purposes of calculating the Company's Consolidated EBITDA Coverage Ratio, Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary (which Indebtedness is non-recourse to the Company or any other Subsidiary or any of their assets) shall be included only to the extent of the Company's pro rata ownership interest in such Subsidiary.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that (a) the net income of (i) any Unrestricted Subsidiary and (ii) any other Person in which such Person or any subsidiary thereof has an interest (which interest, in the case of those Persons referred to in clause (ii), does not cause the net income of such other Person to be consolidated with the net income of such Person in accordance with GAAP) will be included only to the extent of the amount of dividends or distributions actually paid to such Person or its subsidiaries by such other Person in such period; (b) the net income of any subsidiary of such Person that is subject to any Payment Restriction will be excluded to the extent of such Payment Restriction; and (c) (i) the net income (or loss) of any other Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net gain (but not loss) on the sale or other disposition by such Person or any of its subsidiaries of assets and of the Capital Stock of any subsidiary of such Person, and (iii) after-tax items classified as extraordinary or nonrecurring gains, will each be excluded.

     "Consolidated Net Worth" means with respect to any Person as of any date the amount by which the assets of such Person and its subsidiaries on a consolidated basis exceed (i) the total liabilities of such Person and its subsidiaries on a consolidated basis, plus (ii) Disqualified Capital Stock of such Person or Disqualified Capital Stock of any subsidiary of such Person issued to any Person other than such Person or another wholly owned Subsidiary of such Person, in each case determined in accordance with GAAP.

     "Continuing Directors" means any member of the Board of Directors of the Company on the Issue Date, any director elected since the date thereof in any annual meeting of the stockholders upon the recommendation of the Board of Directors of the Company and any other member of the Board of Directors of the Company who will be recommended or elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company.

     "Currency Agreement" means the obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in currency values.

     "Default" means any event that is, or after notice or passage of time would be, an Event of Default.

     "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its subsidiaries, including at the option of the holder, in whole or in part, or has, upon the happening of an event or the passage of time would have, a redemption or similar payment due, in each such case on or prior to the Maturity Date.

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

     "Farmout Interest" means an undivided interest in a portion of the Collateral that has been assigned, transferred, subleased, granted or conveyed pursuant to a farmout, conditional assignment or similar type agreement.

     "Fixed Charges" means, with respect to any Person, for any period, the aggregate amount of (i) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such Person and its consolidated subsidiaries (including (a) original issue discount on any Indebtedness and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period) and (ii) the product of (a) the dividend requirements on Disqualified Capital Stock of such Person and its consolidated subsidiaries and, in the case of the Company, on the Series A Preferred Stock (in each case, whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock) (non-cash dividends being valued as determined in good faith by the Board of Directors of such Person, as evidenced by a Board Resolution)) paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person and its consolidated subsidiaries, expressed as a decimal, and, with respect to all of the foregoing items in this definition, excluding items eliminated in consolidation.

     For purposes of the definition of Fixed Charges, (a) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; (b) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated, subject to the proviso in clause
(c); (c) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate, (provided that, for the period following the date on which the rate actually chosen ceases to be in effect, the Company may designate an optional rate other than that actually chosen, which optional rate shall be deemed to accrue at a fixed per annum equal to the rate of interest on such optional rate in effect on the date Fixed Charges are being calculated); and (d) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with obligations under Interest Rate Agreements attributable to such period.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America as of any date of determination.

     "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

     "Immediate Family" of any specified Person means a spouse, sibling, child or grandchild of such specified Person, whether related through blood, marriage or adoption.

     "Indebtedness" means, with respect to any Person, without duplication, any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the deferred and unpaid balance of the purchase price of any property or interest therein (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services and due within 12 months (or such longer period for payment as is customarily extended by such trade creditor) of the incurrence thereof, which account is not overdue by more than 150 days, according to the original terms of sale, unless such account payable is being contested in good faith or has been extended), (iv) for the payment of a Capitalized Lease Obligation of such Person, (v) with respect to the reimbursement of any letter of credit, banker's acceptance or similar credit transaction, (vi) with respect to Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person's legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (A) the lesser of (1) the full amount of such obligations, and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (B) the amount of obligations as have been assumed by such Person or that are otherwise such Person's legal liability), (vii) with respect to production payments in connection with oil and gas properties of such Person, other than any Permitted Production Payment Obligations, (viii) to the extent not otherwise included, under Currency Agreements and Interest Rate Agreements entered into other than in the ordinary course of such Person's business, (ix) in the case of such Person, the liquidation preference and any mandatory redemption payment obligations in respect of Disqualified Capital Stock, and, in the case of a subsidiary of such Person, the liquidation preference and any mandatory redemption payment obligations in respect of preferred stock of such subsidiary, and (x) in respect of all Indebtedness of others that such Person has guaranteed, endorsed with recourse (otherwise than for collection, deposit or other similar transactions in the ordinary course of business), agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds or for which such Person has otherwise become liable; provided, however, Indebtedness arising pursuant to clause (iii) of this definition as a result of such account payable becoming overdue by more than 150 days shall only be deemed to be incurred at a time when Indebtedness, other than such Indebtedness, is incurred.

     "Insolvency or Liquidation Proceeding" means, with respect to any Person,
(a) an insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization proceeding or other similar case or proceeding, relative to such Person or to its creditors, as such, or its assets, (b) any liquidation, dissolution, or reorganization proceeding of such Person, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of such Person.

     "Interest Rate Agreement" means the obligations of any Person pursuant to any interest swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in interest rates.

     "Investment" means, in respect of any Person, any investment in another Person, whether by means of a share purchase, capital contribution, loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or similar credit extension constituting Indebtedness of such other Person and any guaranty of Indebtedness of any other Person. For purposes of the "Limitation on Restricted Payments" covenant and the definition of Permitted Unrestricted Subsidiary Investments, (i) an "Investment" in an Unrestricted Subsidiary shall be deemed to include and be valued at the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary, and (ii) any Investment in an Unrestricted Subsidiary shall be valued at fair market value at the time of such Investment (except however, when such Investment consists of a loan or advance by a Person to another Person that is of an intercompany or similar nature between such Persons and arises pursuant to an agreement or understanding in the ordinary course of business relating to tax sharing, administrative or other similar arrangements, then such Investment shall be valued at fair market value at the time that the investing Person shall have paid monies or transferred other consideration to another Person for the benefit of the Person in whom the agreement to make such loan or advance was made), in each case as determined by the Board of Directors of the Company and such Subsidiary, as applicable, in good faith.

     "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

     "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and gas reserves of the Company and consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist, (ii) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters, and (iii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Disposition of Assets".

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

     "Material Subsidiary" means any Subsidiary of the Company that, as of the relevant date of determination, would be a "significant subsidiary" as defined in Reg. (S) 230.405 promulgated pursuant to the Securities Act as in effect on the Issue Date, assuming the Company is the "registrant" referred to in such definition, except that the 10% amounts referred to in such definition shall be deemed to be 5%.

     "Moody's" means Moody's Investors Service, Inc. and any successor to the rating agency business thereof.

     "Net Available Proceeds" means, with respect to any Asset Disposition of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and (ii) all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Disposition, and in each case net of all Indebtedness that is secured by such Assets, in accordance with the terms of any Lien upon or with respect to such Assets, or that must, by its terms or to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition and that is actually so repaid.

     "Net Proceeds" means (a) in the case of any sale by the Company of Qualified Capital Stock, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding securities or Indebtedness of the Company for or into shares of Qualified Capital Stock of the Company, the net book value of such outstanding securities or Indebtedness as adjusted on the books of the Company on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness or securities to the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness or securities, and all other expenses incurred by the Company in connection therewith).

     "Net Working Capital" means (i) all current assets of the Company and its consolidated Subsidiaries, minus (ii) all current liabilities of the Company and its consolidated Subsidiaries, except current liabilities included in Indebtedness.

     "Non-Recourse Indebtedness" means Indebtedness that, under the terms thereof or pursuant to applicable law, neither the Company nor any Subsidiary of the Company (other than a Subsidiary being designated as an Unrestricted Subsidiary) is directly or indirectly liable for and there is no recourse against any of the assets or properties of the Company or such Subsidiary.

     "Obligations" mean the due and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and the due and punctual performance of all other obligations of the Company under the Indenture and the Notes.

     "Oil and Gas Hedge Agreements" means, with respect to any Person, any oil and gas agreements and other agreements or arrangements or any combination thereof entered into by such Person in the ordinary course of business and that is designed to provide protection against oil and natural gas price fluctuations.

     "Oil and Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person that have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

     "Payment Restriction" means a consensual encumbrance or restriction of any kind (i) on the ability of any of the Subsidiaries (a) to pay dividends or make other distributions on its Capital Stock or make payments on any Indebtedness owed to the Company or any other Subsidiary, (b) to make loans or advances to the Company or any other Subsidiary, or (c) to transfer any of its Property to the Company or any other Subsidiary; or (ii) on the ability of such Person or any other subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances, or (c) transfers of Property.

     "Permitted Indebtedness" means (i) Indebtedness under the Notes and any Exchange Note issued in exchange for Notes of equal principal amount; (ii) Indebtedness outstanding under a Bank Credit Agreement in an aggregate

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

principal amount at any one time outstanding not to exceed (a) $10.0 million if the Present Value of Oil and Gas Reserves is less than $125.0 million and (b) 15% of the Present Value of Oil and Gas Reserves if the Present Value of Oil and Gas Reserves is equal to or greater than $125.0 million; (iii) the Guarantees of the Notes (and any assumption of the obligations guaranteed thereby); (iv) Permitted Refinancing Indebtedness; (v) Indebtedness of the Company to any Wholly Owned Subsidiary, and any Indebtedness of any Wholly Owned Subsidiary to the Company or to any Wholly Owned Subsidiary of the Company; provided, that in each case, such Indebtedness has not been incurred in contemplation of any subsequent issuance or transfer of any Capital Stock or any other event that would result in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary), and if incurred in contemplation of any of the foregoing events, then such Indebtedness shall be deemed to be incurred and shall be treated as an incurrence of Indebtedness for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant at the time the Wholly Owned Subsidiary in question ceased to be a Wholly Owned Subsidiary;
(vi) obligations arising in connection with Oil and Gas Hedge Agreements of the Company or a Subsidiary; (vii) Permitted Operating Obligations; (viii) other Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of $5.0 million or 5% of Adjusted Consolidated Net Tangible Assets; and (ix) Indebtedness outstanding on the Issue Date. Permitted Refinancing Indebtedness that constitutes a refinancing of amounts referred to in clauses (ii) and (viii) shall be deemed to be incurred pursuant to and subject to the limitations in clauses (ii) and (viii), respectively. The Company may elect at any time that amounts of Indebtedness incurred under clauses (ii) or (viii) be deemed to be incurred pursuant to the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant (if then permitted to be so incurred), in which event such amounts so incurred shall be deemed not to be incurred under clause (ii) or (viii); provided, however, any such Indebtedness deemed not to be incurred under clause (ii) shall still be treated as Indebtedness under and governed by a Bank Credit Agreement for purposes of all other provisions of the Indenture.

     "Permitted Industry Investments" means (i) capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;
(ii)(a) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, or (b) exchanges of Company Properties for other Company Properties of at least equivalent value as determined in good faith by the Board of Directors of the Company; (iii) Investments by the Company or any Subsidiary in any Subsidiary (or in any Person that becomes a Subsidiary as a result of such Investment) that are not subject to any Payment Restriction; (iv) Investments in the Company or another Subsidiary that are not subject to any Payment Restriction by any Subsidiary; and (v) Investments of operating funds on behalf of co-owners of Oil and Gas Properties of the Company or the Subsidiaries pursuant to joint operating agreements.

     "Permitted Investments" means Permitted Obligations and Permitted Industry Investments (in each case, other than Investments in Unrestricted Subsidiaries).

     "Permitted Liens" means (i) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for such adequate reserves have been established to the extent required by GAAP, (ii) landlord's, carriers, warehouseman's, storage, mechanics', workmen's, materialmen's, operator's or similar Liens arising in the ordinary course of business, (iii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Company Properties or minor imperfections in title thereto that, in the aggregate, are not material in amount, and that do not in any case materially detract from the Company Properties subject thereto or interfere with the ordinary conduct of the business of the Company or the Subsidiaries, (iv) Liens on, or related to, Properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, transportation, marketing or storage, or operation thereof, (v) Liens on pipeline or pipeline facilities, Hydrocarbons or Company Properties that arise out of operation of law, (vi) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made, (vii)
(a) Liens upon any Property of any Person existing at the time of acquisition thereof by the Company, (b) Liens upon any Property of a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such Property of such Person to the Company or any Subsidiary, or (c) Liens upon any Property of a Person existing at the time such Person becomes a

Subsidiary; provided that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further that in each such case no such Lien shall extend to or cover any Property of the Company or any Subsidiary other than the Property being acquired and improvements thereon, (viii) Liens existing on the Issue Date, (ix) Liens on deposits made in the ordinary course of business, including, without limitation, pledges or deposits under worker's compensation, unemployment insurance and other social security legislation and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business, (x) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank, (xi) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Company Properties, (xii) Liens upon any Property that were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that no such Lien shall extend to or cover any Property of the Company or any Subsidiary other than the Property so acquired and improvements thereon,
(xiii) Liens securing the Securities and the Guarantees, (xiv) with respect to any Company Properties, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operating, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that the Company or any Subsidiary determines in good faith to be necessary for the economic development of such Property, (xv) Liens upon any Property securing obligations under hedging agreements, swap agreements or other similar agreements entered into for the purpose of protecting against fluctuations in oil or natural gas prices and (xvi) Liens upon any Property securing Indebtedness under a Bank Credit Agreement; provided that if such Property is part of the Collateral, the amount of Indebtedness so secured by such Liens does not exceed, at the time of and after giving effect to the incurrence of such Indebtedness, the greater of (A) $10.0 million if the ratio of the Company's Consolidated EBITDA to all of the Company's consolidated interest expense paid or accrued in accordance with GAAP for the prior four quarter period (including amortization of original issue discount and the interest portion of deferred payment obligations) is equal to or exceeds 1.5 and the Adjusted Consolidated Net Tangible Assets at such time equals or exceeds 120% of the Company's Consolidated Indebtedness or (B) the amount, if any, that Adjusted Consolidated Net Tangible Assets at such time exceeds 200% of the Company's Consolidated Indebtedness.

     "Permitted Obligations" means (a) the following kinds of instruments if, in the case of instruments referred to in clauses (i)-(iv) below, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary, the remaining term to maturity is not more than one year: (i) readily marketable obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided that such depository institution or trust company has, at the time of the Company's or such Subsidiary's investment therein or contractual commitment providing for such investment, capital, surplus or undivided profits (as of the date of such institution's most recently published financial statements), in excess of $100.0 million; and (iv) commercial paper issued by any Person, if such commercial paper has, at the time of the Company's or any Subsidiary's investment therein or contractual commitment providing for such investment, credit ratings of A-1 by Standard & Poor's and P-1 by Moody's; and (b) money market mutual or similar funds having assets in excess of $100.0 million.

     "Permitted Operating Obligations" means Indebtedness of the Company or any Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, the Company or any Subsidiary in the ordinary course of business (excluding obligations related to the purchase by the Company or any Subsidiary of Hydrocarbons for which the Company or such Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

     "Permitted Production Payment Obligations" means obligations with respect to production payments entered into in the ordinary course of the Company's or any Subsidiary's business, which obligations are non-recourse to the Company and its Subsidiaries other than to Hydrocarbon production from the properties subject to such obligations.

     "Permitted Refinancing Indebtedness" means Indebtedness of the Company or any Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer as required by the terms of the Notes) outstanding Indebtedness of the Company or any Subsidiary, provided that (i) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the Notes or the Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Notes or the Guarantees at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and
(iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of reasonable fees and expenses and premium, if any, incurred by the Company or such Subsidiary in connection therewith.

     "Permitted Unrestricted Subsidiary Investments" means Investments in Unrestricted Subsidiaries in a cumulative aggregate amount (in cash or the fair market value of property other than cash, as determined in good faith by the Board of Directors of the Company) not to exceed the sum of (i) $3.0 million and
(ii) cash or cash equivalent distributions made from any Unrestricted Subsidiary and received, after the Issue Date, as such by the Company, provided that any amount included in this clause (ii) shall be deducted from any amounts referred to in clause (y)(3) of the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, Permitted Unrestricted Subsidiary Investments shall also include any Investments in Unrestricted Subsidiaries to the extent such Investment consists of (A) Qualified Capital Stock of the Company or (B) amounts referred to in clause (y)(2) of the "Limitation on Restricted Payments" covenant, which Investments shall be excluded from the sum in the previous sentence, provided that the amount of any Investments pursuant to clause (B) shall be deducted from amounts referred to in clause (y)(2) of the "Limitation on Restricted Payments" covenant.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Present Value of Oil and Gas Reserves" means the discounted future net cash flows from proved oil and gas reserves of the Company and its consolidated Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal income tax), as estimated by independent petroleum engineers as of a date no earlier than the date of the Company's latest annual consolidated financial statements (or, in the case that the date of determination is after the end of the first fiscal quarter of the fiscal year of the Company, as estimated by Company engineers as of a date no earlier than the end of the most recent fiscal quarter, which estimates shall be confirmed in writing by a report by independent petroleum engineers in accordance with Commission guidelines in the event of a Material Change if the amount of Adjusted Consolidated Net Tangible Assets or Permitted Indebtedness is required to be computed under the Indenture).

     "Principals" means (i) McLain J. Forman, (ii) Persons controlled by McLain
J. Forman, (iii) any member of the Immediate Family of McLain J. Forman, (iv) a corporation that is wholly owned by any member of the Immediate Family of McLain
J. Forman, (v) a testamentary trust, the sole beneficiaries of which are members of the Immediate Family of McLain J. Forman, or (vi) the Officers of the Company, and "Principal" means any one of such Persons.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

     "Public Equity Offering" means an underwritten public offer and sale of common stock (that is Qualified Capital Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Rating Agency" means Standard & Poor's and Moody's or, if Standard & Poor's or Moody's shall have ceased to be a "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) or shall have ceased to make publicly available a rating on any outstanding securities of any company engaged primarily in the oil and gas business, such other organization or organizations, as the case may be, then making publicly available a rating on the Notes as is selected by the Company.

     "Related Person" means (i) any Affiliate of the Company, (ii) any individual or other Person who directly or indirectly holds 10% or more of the combined voting power of the then outstanding Voting Stock of the Company, (iii) any relative of any individual referred to in clauses (i), (ii) and (iv) hereof by blood, marriage or adoption not more remote than first cousin and (iv) any officer or director of the Company.

     "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Indebtedness of the Company or any Subsidiary that is subordinate in right to the Notes or the Guarantees, provided, however, that any such acquisition shall be deemed not to be a Restricted Debt Prepayment to the extent it is made (x) in exchange for or with the proceeds from the substantially concurrent issuance of Qualified Capital Stock or (y) in exchange for or with the proceeds from the substantially concurrent issuance of Indebtedness, in a principal amount (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not to exceed the lesser of (i) the principal amount of Indebtedness being acquired in exchange therefor (or with the proceeds therefrom) and (ii) if such Indebtedness being acquired was issued at an original issue discount, the original issue price thereof plus amortization of the original issue discount at the time of the incurrence of the Indebtedness being issued in exchange therefor (or the proceeds of which will finance such acquisition), and provided further that any such Indebtedness shall have an Average Life not less than the Average Life of the Indebtedness being acquired, and shall contain subordination and default provisions no less favorable, in any material respect, to holders of the Notes than those contained in such Indebtedness being acquired.

     "Restricted Payment" means any (i) Stock Payment, (ii) Investment (other than Permitted Investments and other than Permitted Unrestricted Subsidiary Investments) or (iii) Restricted Debt Prepayment.

     "Secured Indebtedness" means, with respect to any Person, any Indebtedness of such Person that is secured by a Lien.

     "Security Documents" means, collectively, the Assigned Mortgage and the mortgages that will replace the Assigned Mortgage, as the same may be in force from time to time.

     "Security Interest" means the Lien on the Collateral created by the Indenture and the Security Documents in favor of the Trustee for the benefit of the Holders.

     "Standard & Poor's" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc. and any successor to the rating agency business thereof.

     "Stock Payment" means, with respect to any Person, (a) the declaration or payment by such Person, either in cash or in property, of any dividend on (except, in the case of the Company, dividends payable solely in Qualified Capital

Stock of the Company), or the making by such Person or any of its subsidiaries of any other distribution in respect of, such Person's Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (except for the issuance of Qualified Capital Stock pursuant to the exercise thereof), or (b) the redemption, repurchase, retirement or other acquisition for value by such Person or any of its subsidiaries, directly or indirectly, of such Person's or any of its subsidiaries' Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than, in the case of the Company, through the issuance in exchange therefor solely of Qualified Capital Stock of the Company; provided, however, that in the case of a Subsidiary, the term "Stock Payment" shall not include (i) any such payment with respect to its Capital Stock or warrants, rights or options to purchase or acquire shares of any class of its Capital Stock payable to the Company or a Wholly Owned Subsidiary, or (ii) the payment of pro rata dividends to holders of minority interests in Capital Stock of a Subsidiary.

     "Subordinated Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be.

     A "subsidiary" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person, (ii) a partnership in which such Person or a wholly-owned subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its wholly-owned subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, a wholly-owned subsidiary of such Person or such Person and one or more wholly-owned subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     "Subsidiary" means any subsidiary of the Company; provided, that an Unrestricted Subsidiary shall not be deemed a subsidiary of the Company for purposes of the Indenture.

     "Subsidiary Guarantor" means (i) each of the Company's Subsidiaries that becomes a guarantor of the Notes in compliance with the terms of the Indenture and (ii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.

     "Unrestricted Subsidiary" means (1) any subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any subsidiary of the Company (including any newly acquired or newly formed subsidiary or a Person becoming a subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(A) such subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated or otherwise an Unrestricted Subsidiary;
(B) all the Indebtedness of such subsidiary shall at the date of designation, and will at all times thereafter consist of, Non-Recourse Indebtedness; (C) the Company certifies that such designation complies with the "Limitation on Restricted Payments" covenant; and (D) such subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and the Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, such Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary; provided that immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant on a pro forma basis taking into account such designation.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock (other than directors' qualifying shares, if applicable) of which is owned by the Company or another Wholly Owned Subsidiary.

                              REGISTRATION RIGHTS

     The Company and Jefferies & Company, Inc. have entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the Company has agreed to use its best efforts, at its cost, for the benefit of the holders of the Old Notes, to file a registration statement on an appropriate registration form with respect to a registered offer to exchange the Old Notes for notes (the "Exchange Notes") of the Company secured by the same collateral as the Notes, which Exchange Notes will have terms substantially identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or liquidated damages). The Company believes that the Registration Statement and the Exchange Offer will fulfill these requirements of the Registration Rights Agreement.

     If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Division of Corporation Finance of the Commission, the Company is not permitted to effect an Exchange Offer, (ii) the Exchange Offer is not consummated within 180 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company within the meaning of the Securities Act), then in each case the Company has agreed to use its best efforts to (x) promptly deliver to the Holders and Trustee written notice thereof and (y) at its sole expense, (A) as promptly as practicable, to file a shelf registration statement covering resales of the Notes (the "Note Shelf Registration Statement"), (B) to cause the Note Shelf Registration Statement to be declared effective under Securities Act and (C) to keep effective the Note Shelf Registration Statement until the earlier of two years after the Issue Date (or such earlier date as may be authorized under Rule 144(k), as it may be amended from time to time) or such time as all of the applicable Notes have been sold thereunder or are otherwise eligible for sale under Rule 144 under the Securities Act. The Company will, in the event that a Note Shelf Registration Statement is filed, provide to each Holder a copy of the prospectus that is a part of the Note Shelf Registration Statement, notify each such Holder when the Note Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Notes pursuant to the Note Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Note Shelf Registration Statement and to provide comments on the Note Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have its Notes included in the Note Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that the Exchange Offer is not consummated or the Note Shelf Registration Statement is not declared effective on or prior to the date required by the Registration Rights Agreement or the Note Shelf Registration Statement ceases to be effective (such event referred to as a "Registration Default"), the Company will pay, as liquidated damages, cash interest ("Additional Interest") to each Holder of the Notes during the first 90 day period immediately following the occurrence of such Registration Default in an amount equal to 0.50% per annum of the principal amount of such Notes. The amount of the Additional Interest will increase by an additional 0.50% per annum for each subsequent 90 day period until the Exchange Offer is consummated or the Note Shelf Registration Statement is declared effective or again becomes effective, as the case may be, up to a maximum amount of Additional Interest of 2.00% per annum. All Additional Interest shall be paid to Holders of the Notes on each interest payment date for the Notes, whether or not any other cash interest would then be payable on such date. Upon the consummation of the Exchange Offer or the effectiveness of a Note Shelf Registration Statement, Additional Interest shall cease to accrue on the Notes from the date of such filing, effectiveness or consummation.

     If for any reason a Holder fails to exchange its Old Notes for Exchange Notes or any Old Notes remain outstanding, the Company will promptly notify the Trustee and the Old Notes and Exchange Notes will be deemed one class of security subject to the provisions of the Indenture and entitled to participate in all the security granted by the Company pursuant thereto.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the material United States federal income tax consequences relating to exchange of Old Notes for Exchange Notes and the ownership and disposition of the Exchange Notes. The discussion is the opinion of Vinson & Elkins L.L.P., counsel to the Company and is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the Service with respect to the federal income tax consequences of the purchase, ownership or disposition of the Note Units. Except as otherwise noted, this summary only addresses the tax consequences to a person that acquired Old Notes at the time of original issuance by the Company as part of the Note Units. Moreover, the discussion below and counsel's opinion are based upon, and assume the correctness of, the Company's allocation of the issue price of the Note Units between the Old Notes and the Note Warrants as described below. This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal circumstances, the United States federal income tax consequences to certain types of holders subject to special treatment under the Code (e.g., life insurance companies, tax exempt organizations, financial institutions, dealers in securities or currencies, persons holding Notes as a part of a hedging or conversion transaction or a straddle and foreign taxpayers), or the effect of any applicable state, local or foreign tax laws. The discussion assumes that the Notes, the Note Warrants and the Common Stock will be held as "capital assets" within the meaning of Section 1221 of the Code. INVESTORS CONSIDERING THE PURCHASE OF NOTE UNITS OR THE EXCHANGE OF OLD NOTES IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTE UNITS UNDER FEDERAL AND APPLICABLE STATE, LOCAL AND OTHER TAX LAWS.

EXCHANGE NOTE

     The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a material modification of the terms of the Notes and, therefore, such exchange should not constitute an exchange for United States federal income tax purposes. Accordingly, such exchange should have no United States federal income tax consequences to United States Holders of Notes and the holding period of the Exchange Notes will include the holding period of the Notes, and the adjusted tax basis of the Exchange Notes will be the same as that of the Notes immediately before the exchange.

ALLOCATION OF UNIT ISSUE PRICE TO NOTES AND WARRANTS

     Each Old Note was treated for federal income tax purposes as having been issued as part of an "investment unit" consisting of the Old Note and the associated Note Warrants. The issue price of an investment unit consisting of the Note and the associated Note Warrants was the first price at which a substantial amount of Note Units are sold to investors. The "issue price" of an investment unit is allocated between its component parts based on their relative fair market values. The Company will allocate the issue price of a Note Unit between the Old Note and the associated Note Warrants in accordance with the Company's determination of their relative fair market values on the issue date of the Note Units. In connection with the issuance of the Note Units, the Company allocated $667,000 of the issue price of the Note Units (approximately $9.53 per Note Unit) to the Note Warrants. Although the Company's allocation is not binding on the Service, a United States Holder, as defined below, of a Note Unit must use the Company's allocation unless the United States Holder discloses on its federal income tax return that it plans to use an allocation that is inconsistent with the Company's allocation.

STATED INTEREST AND ORIGINAL ISSUE DISCOUNT

     The stated interest on the Notes will be includable in a United States Holder's gross income as ordinary income for United States federal income tax purposes at the time it is paid or accrued in accordance with the United States Holder's method of tax accounting. As used herein, a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code.

     The Notes are considered to be issued with original issue discount ("OID") to the extent the stated redemption price at maturity of the Notes (which, for these purposes, will be its stated principal amount) exceeds the portion of the issue price of the Note Units that is allocable to the Notes. The amount of OID is, however, considered de minimis and deemed to be zero if such excess is less than 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity. It is anticipated that the Notes will be issued with OID in excess of the de minimis threshold.

     The stated redemption price at maturity of each Note is $1000. After taking into account the allocation of issue price to the Note Warrants described above, the issue price of the Notes was $67,800,000 in the aggregate or $968.57 (96.857%) per Note. The amount of OID attributable to each Note therefore is $31.43, an amount in excess of the de minimis threshold.

     A United States Holder of a Note (regardless of its method of accounting) will be required to include in income the sum of the daily portions of OID with respect to such Note for each day during the taxable year or portion of a taxable year in which such United States Holder holds the Note (such sum, "Accrued OID"), with the result that a United States Holder will be required to include amounts in income without any current corresponding receipt of cash.
The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the Note at the beginning of the accrual period multiplied by the yield to maturity of the Note. The adjusted issue price of a Note at the beginning of any accrual period is the issue price of the Note increased by the Accrued OID for all prior accrual periods (less all payments made on the Notes other than payments of stated interest on the Notes). The Company will annually furnish to record holders of the Notes and to the IRS information with respect to any OID accruing during the calendar year as may be required by applicable regulations.

RULES AFFECTING HIGH YIELD DEBT INSTRUMENTS

     Sections 163(e) (5) and (i) of the Code affect the treatment of interest on applicable high yield debt obligations maturing more than five years from the date of issuance ("AHYDOs"). The rules are complex and ambiguous in many respects, and their full potential application to the Notes cannot be anticipated with precision.

     The Notes will constitute AHYDOs if (i) the Notes have "significant original issue discount" within the meaning of the Code, and (ii) the yield to maturity of the Notes is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") for the month in which the Notes are issued, plus five percentage points. Based upon their terms, the Notes may have "significant original issue discount." The relevant AFR for long-term debt instruments issued in June 1997 is 6.69% compounded semiannually. The yield to maturity of the Note is approximately 14.2% and thus exceeds the threshold amount. While the yield to maturity of the Notes exceeds threshold amount, based on the Company's allocation of the issue price of the Units between the Notes and the Warrants, the Notes should not be treated as issued with significant OID and therefore should not be treated as AHYDOs.


     If the Notes were treated as AHYDOs, a portion of the tax deductions that would otherwise be available to the Company in respect of the Notes would be deferred or disallowed, which, in turn, might reduce the after-tax cash flows of the Company. More particularly, if the Notes were treated as AHYDOs, the Company would not be entitled to deduct OID that accrues with respect to the Notes until amounts attributable to OID are paid in cash or property (excluding, however, stock of the Company or a related entity). In addition, if the Notes were treated as AHYDOs, the "disqualified portion" of the OID accruing on the Notes will be characterized as a nondeductible dividend with respect to the Company. The "disqualified portion" of the OID is the lesser of (i) the amount of OID on the instrument and (ii) the portion of the total return on such instrument that bears the same ratio to such total return as the "Excess Yield" bears to the total yield to maturity on the instrument. The "Excess Yield" is the amount by which the yield to maturity exceeds the AFR plus six percentage points. The tax treatment to United States Holders of Notes will be unaffected by these provisions except that corporate holders of the Notes may be treated as receiving distributions with respect to the stock of the Company (rather than interest on such Notes) eligible for the dividends received deduction, subject to applicable limitations, to the extent of the "disqualified portion" of the OID and to the extent that such distributions would have been treated as dividends if actually made by the Company with respect to its stock.

ADJUSTED TAX BASIS

     A United States Holder's adjusted tax basis in a Note will be equal to the portion of the issue price of a Note Unit that is allocable to the Note, increased by OID (if any) included in gross income with respect to such Note.

AMORTIZABLE BOND PREMIUM

     If a United States Holder of a Note acquires the Note at a cost that is in excess of the amount payable at maturity (which, under certain Proposed Treasury Regulations, will be determined by reference to an earlier call date if the call price would increase a United States Holder's yield on the Note), the United States Holder may elect under Section 171 of the Code to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of such Note. If the United States Holder makes an election to amortize bond premium, the tax basis of all of such United States Holder's Notes will be reduced by the allowable bond premium amortization. The amortization election would apply to all debt instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the Service.

MARKET DISCOUNT

     Except as described below, gain recognized on the disposition of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount. "Market discount" is defined generally as the excess, if any, of (i) the principal amount of the Note over (ii) the tax basis of the Note in the hands of the United States Holder immediately after its acquisition.

     Under a de minimis exception, there is no market discount if the excess of the principal amount of the Note over the United States Holder's tax basis in the Note is less than 0.25% of the principal amount multiplied by the number of complete years after the acquisition date to the Note's date of maturity.
Unless the United States Holder elects otherwise, the accrued market discount generally would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the Note has been held by the United States Holder and the denominator of which is the number of days after the United States Holder's acquisition of the Note up to and including its maturity date.

     If a United States Holder of a Note acquired with market discount disposes of such Note in any transaction other than a sale, exchange or involuntary conversion, such United States Holder will be deemed to have realized an amount equal to the fair market value of the Note and will be required to recognize as ordinary income any accrued market discount. See the discussion below under "Sale or Redemption" for the tax consequences of a sale or exchange. A partial principal payment (if any) on a Note will be includable as ordinary income upon receipt to the extent of any accrued market discount thereon. A United States Holder of a Note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until it is disposed of in a taxable transaction.

     A United States Holder of a Note acquired at a market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing United States Holder on or after the first day of the first year to which the election applies. The election may be revoked only with the consent of the Service. If a United States Holder of a Note elects to include market discount in income currently, the rules discussed above regarding (i) ordinary income recognition resulting from a sale and certain other disposition transactions and (ii) deferral of interest deductions would not apply.

SALE OR REDEMPTION

     A United States Holder of a Note who disposes of such Note in a taxable sale, exchange, redemption or other disposition generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received for such Note (other than cash or property received in payment of accrued and unpaid interest) and (ii) the United States Holder's adjusted tax basis in such Note (other than any portion of the tax basis attributable to accrued and unpaid interest that was included in the United States Holder's income). Subject to the market discount rules discussed above, such gain or loss will be a capital gain or loss and will be long-term if the Note has been held for a period of one year or more at the time of sale, exchange, redemption or other disposition. Any portion of the amount realized on the sale or other disposition of a Note that represents accrued but unpaid interest will be treated as a payment of such interest. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING

     Under the Code, a United States Holder of Notes may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to interest payments or gross proceeds. This withholding generally applies only if the United States Holder (i) fails to furnish to the payor the United States Holder's social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) is notified by the Service that it has failed to report properly interest or dividends or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a United States Holder under the backup withholding rules is allowable as a credit against such United States Holder's United States federal income tax liability, provided that the required information is furnished to the Service. Corporations and certain other entities described in the Code and Treasury Regulations are exempt from such withholding if their exempt status is properly established. United States Holders of Notes should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). The Company will make this Prospectus available to broker-dealers for ninety days after the effective date of this Registration Statement.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Company has agreed in the Registration Rights Agreement to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES

OFFERS AND SALES BY JEFFERIES & COMPANY, INC.

     The Old Notes have not been registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an applicable exemption from the registration requirements thereof. Accordingly, the Old Notes were offered and sold only to QIBs under Rule 144A under the Securities Act and other Institutional Accredited Investors in a private sale exempt from the registration requirements of the Securities Act.

INVESTOR REPRESENTATIONS AND RESTRICTIONS ON RESALE

     Each purchaser of the Old Notes was deemed to have represented and agreed as follows:

     (1) it was acquiring the Old Notes for its own account or for an account with respect to which it exercises sole investment discretion, and that it or such account is a QIB, an Institutional Accredited Investor acquiring the Old Notes for investment purposes and not for distribution or a foreign purchaser outside the United States;

     (2) it acknowledged that the Old Notes were not registered under the Securities Act and may not be offered or sold except as permitted below;

     (3) it understood and agreed (x) that such Old Notes were being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and (y) that (A) if within one year after the date of original issuance of the Old Notes or if within three months after it ceases to be an affiliate (within the meaning of Rule 144 under the Securities Act) of the Company, it decides to resell, pledge or otherwise transfer the Old Notes on which the legend set forth below appears, such securities may be resold, pledged or transferred only (i) to the Company, (ii) so long as such securities are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Note if such
Note is not in book-entry form), (iii) in an offshore transaction in accordance with Regulation S under the Securities Act (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Note), but, if such transfer is being effected by any foreign purchaser who has purchased Old Notes from any person other than a QIB or an Institutional Accredited Investor pursuant to this clause (iii) prior to the expiration of the "40-day restricted period" (within the meaning of Rule 903(c)(3) of Regulation S under the Securities Act), the transferee shall have certified to the Company and the Trustee for the Old Notes that such transferee is a non-U.S. person (within the meaning of Regulation S) and that such transferee is acquiring the Old Notes in an offshore transaction, (iv) to an Institutional Accredited Investor (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Note if such Old Note is not in book-entry form ) who has certified to the Company and the Trustee for the Old Notes that such transferee is an Institutional Accredited Investor and is acquiring the Old Notes for investment purposes and not for distribution (provided that any foreign purchaser who has purchased Old Notes from any person other than a QIB or an Institutional Accredited Investor pursuant to clause (iii) shall not be permitted to transfer any Old Notes so purchased by it to an Institutional Accredited Investor pursuant to this clause (iv) prior to the expiration of the "40-day restricted period" (within the meaning of Rule 903(c)(3) of Regulation S under the Securities Act), (v) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States, (B) the purchaser will, and each subsequent holder is required to, notify any purchaser of Old Notes from it of the resale restrictions referred to in (A) above, if then applicable, and (C) with respect to any transfer of Old Notes by an Institutional Accredited Investor, such holder will deliver to the Company and the Trustee such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions.

     (4) it understood that the notification requirement referred to in (3) above will be satisfied, in the case only of transfers by physical delivery of certificated securities other than a global note by virtue of the fact that the following legend was placed on the Old Notes unless otherwise agreed by the
Company:

          "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (X) PRIOR TO THE FIRST ANNIVERSARY OF THE ISSUANCE HEREOF (OR A PREDECESSOR NOTE HERETO) OR (Y) BY ANY HOLDER THAT WAS AN AFFILIATE OF THE COMPANY AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF SUCH TRANSFER, IN EITHER CASE OTHER THAN (1) TO THE COMPANY, (2) SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS NOTE), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY), AND IF SUCH TRANSFER IS BEING EFFECTED BY CERTAIN TRANSFERORS SPECIFIED IN THE INDENTURE RELATING TO THIS NOTE [THE NOTE WITH WHICH THIS WARRANT COMPRISES A UNIT] PRIOR TO THE EXPIRATION OF THE "40-DAY RESTRICTED PERIOD" (WITHIN THE MEANING OF RULE 903(c)(3) OF REGULATION S UNDER THE SECURITIES
     ACT), A CERTIFICATE THAT MAY BE OBTAINED FROM THE COMPANY OR THE TRUSTEE IS DELIVERED BY THE TRANSFEREE TO THE COMPANY AND THE TRUSTEE, (4) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a)(1),
     (2), (3) OR (7) UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS
     NOTE) THAT IS ACQUIRING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION, AND A CERTIFICATE IN THE FORM ATTACHED TO THIS NOTE IS DELIVERED BY THE TRANSFEREE TO THE COMPANY AND THE TRUSTEE (PROVIDED THAT CERTAIN HOLDERS SPECIFIED IN THE INDENTURE MAY NOT TRANSFER THIS SECURITY PURSUANT TO THIS CLAUSE (4) PRIOR TO THE EXPIRATION OF THE "40-DAY RESTRICTED PERIOD" (WITHIN THE MEANING OR RULE 903(c)(3) OF REGULATION S UNDER THE SECURITIES ACT)), (5) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 (IF APPLICABLE) UNDER THE SECURITIES ACT OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. AN INSTITUTIONAL ACCREDITED INVESTOR HOLDING THIS SECURITY AGREES IT WILL FURNISH TO THE COMPANY AND THE TRUSTEE SUCH CERTIFICATES AND OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT ANY TRANSFER BY IT OF THIS NOTE COMPLIES WITH THE FOREGOING RESTRICTIONS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OR (2) AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a)(1),
     (2), (3) OR (7) UNDER THE SECURITIES ACT AND THAT IT IS HOLDING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION OR (3) A NON-U.S. PERSON OUTSIDE THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (O)(2) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT."

     (5) it (i) had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Old Notes and (ii) had the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

     (6) it received a copy of the Offering Circular relating to the offering and acknowledged that it had access to such financial and other information, and has been afforded the opportunity to ask questions of the Company and receive answers thereto, as it deemed necessary in connection with its decision to purchase the Old Notes; and

     (7) it understood that the Company, Jefferies & Company, Inc. and others relied upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agreed that if any of the acknowledgments, representations and warranties deemed to have been made by it by its purchase of the Old Notes were no longer accurate, it would promptly notify the Company and Jefferies & Company, Inc. If it was acquiring the Old Notes as a fiduciary or agent for one or more investor accounts, it represented that it had sole investment discretion with respect to each such account and it had full power to make the foregoing acknowledgments, representations and agreements on behalf of such account.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof for the periods included in this Prospectus and in the notes to the Financial Statements of the Company have been prepared by Ryder Scott Company, Petroleum Engineers, independent petroleum engineers.

                         GLOSSARY OF OIL AND GAS TERMS

     The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bbl/d.  One Bbl per day.

     Bcf.  Billion cubic feet.

     Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Boe. Barrel of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

     Boe/d.  One barrel of oil equivalent per day.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     Completion. The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Developed acreage. The number of acres that are allocated or assignable to producing wells or wells capable of production.

     Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

     Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and natural gas lease assigns the working interest or a portion thereof to another party that desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

     Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Horizontal drilling. A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons.

     Liquids.  Crude oil, condensate and natural gas liquids.

     MBbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

     MBbls/d. One thousand barrels of crude oil or other liquid hydrocarbons per day.

     MBoe. One thousand barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

     Mcf.  One thousand cubic feet.

     Mcf/d.  One thousand cubic feet per day.

     Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     MMBbls.  One million barrels of crude oil or other liquid hydrocarbons.

     MMBoe. One million barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

     MMBoe/d. One million barrels of oil equivalent per day.

     MMBtu.  One million Btus.

     MMcf.  One million cubic feet.

     MMcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells, as the case may be.

     Oil.  Crude oil and condensate.

     Present value. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

     Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     Royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

     Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

     Workover. Operations on a producing well to restore or increase production.

                         FORMAN PETROLEUM CORPORATION
                         ----------------------------


                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------


                                                                           PAGE
                                                                           ----

Report of Independent Public Accountants                                    F-2

Balance Sheets as of June 30, 1997 and December 31, 1996 and 1995           F-3

Statements of Operations for the Six Months Ended June 30,
 1997 and 1996 and the Years Ended December 31, 1996, 1995 and 1994         F-4

Statements of Changes in Stockholder's Equity for the Six Months Ended
 June 30, 1997 and the Years Ended December 31, 1996, 1995 and 1994         F-5

Statements of Cash Flows for the Six Months Ended June 30, 1997
 and 1996 and the Years Ended December 31, 1996, 1995 and 1994              F-6

Notes to Financial Statements                                               F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholder of Forman Petroleum Corporation:

We have audited the accompanying balance sheets of Forman Petroleum Corporation (a Louisiana corporation) as of December 31, 1996 and 1995, and the related statements of operations and accumulated deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forman Petroleum Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                    /s/Arthur Anderson LLP




New Orleans, Louisiana,
March 26, 1997 (except with
respect to Note 8, as to which
the date is June 3, 1997).

                         FORMAN PETROLEUM CORPORATION
                         ----------------------------

                                BALANCE SHEETS
                                --------------


                                                                                                      December 31,
                                                                          June 30,          ---------------------------------
                                                                           1997                 1996                1995
                                                                        ------------        ------------         ------------
                                                                        (Unaudited)
                                                                        ------------
    ASSETS
    ------
CURRENT ASSETS:
 Cash and cash equivalents                                              $  8,399,851        $    130,551         $    314,070
 Accounts receivable                                                         388,303             500,602              130,577
 Oil and gas revenue receivable                                            1,080,771           2,503,478            1,200,013
 Prepaid interest (Note 8)                                                 8,662,500                 -                    -
 Unbilled well costs                                                          45,461               7,269                9,737
 Prepaid expenses                                                             80,611              52,919               93,575
 Due from related parties (Note 6)                                            12,457              12,457               12,457
                                                                        ------------        ------------         ------------
    Total current assets                                                  18,669,954           3,207,276            1,760,429
                                                                        ------------        ------------         ------------

PROPERTY AND EQUIPMENT, at cost (Notes 1, 2 and 9):
 Oil and gas properties, full cost method                                 64,915,462          48,359,890           33,009,297
 Other property and equipment                                              1,423,214           1,425,451            1,366,117
                                                                        ------------        ------------         ------------
                                                                          66,338,676          49,785,341           34,375,414
 Less- accumulated depreciation, depletion and
  amortization (Note 1)                                                  (15,088,937)        (12,433,801)          (8,561,900)
                                                                        ------------        ------------         ------------
    Net property and equipment                                            51,249,739          37,351,540           25,813,514
                                                                        ------------        ------------         ------------

OTHER ASSETS:
 Due from affiliate (Note 6)                                                     -               327,828                  -
 Escrowed and restricted funds (Note 5)                                      510,645             881,970              897,662
 Deferred financing costs (net of accumulated
  amortization of $61,458, $1,772,026 and $1,206,383
  respectively) (Note 1)                                                   6,852,990             460,954              543,096
 Deferred charges (Note 1)                                                       -               147,097              145,747
                                                                        ------------        ------------         ------------
    Total assets                                                        $ 77,283,328        $ 42,376,665         $ 29,160,448
                                                                        ============        ============         ============

    LIABILITIES AND STOCKHOLDER'S EQUITY
    ------------------------------------

CURRENT LIABILITIES:
 Accounts payable and accrued liabilities                               $  6,547,140        $  6,241,069          $ 2,855,388
 Undistributed oil and gas revenues                                        1,042,761           1,625,517              956,422
 Current portion of long-term debt (Notes 2 and 8)                            14,086              21,160               65,602
 Note payable to stockholder (Note 6)                                            -               500,000                  -
                                                                        ------------        ------------         ------------
    Total current liabilities                                              7,603,987           8,387,746            3,877,412
                                                                        ------------        ------------         ------------

LONG-TERM LIABILITIES:
 Notes payable (Notes 2 and 8)                                            67,826,520          39,021,487           28,541,055
 Deferred tax liability (Note 1)                                           4,746,000                 -                    -
 Mandatorily redeemable preferred stock, $.01 par,
  value 1,000,000 authorized shares, 200,000 shares
  outstanding (Note 8)                                                     9,795,139                 -                    -
                                                                        ------------        ------------         ------------

STOCKHOLDER'S EQUITY:
 Common stock, no par value, authorized 1,000,000
  shares; issued and outstanding 90,000 shares                                 1,000               1,000                1,000
 Treasury stock                                                                  (10)                (10)                 (10)
 Additional paid-in capital (Notes 1 and 3)                                      -               785,823              785,823
 Accumulated deficit (Note 1)                                            (12,689,308)         (5,819,381)          (4,044,832)
                                                                        ------------        ------------         ------------
    Total stockholder's equity                                           (12,688,318)         (5,032,568)          (3,258,019)
                                                                        ------------        ------------         ------------
                                                                        $ 77,283,328        $ 42,376,665         $ 29,160,448
                                                                        ============        ============         ============

  The accompanying notes are an integral part of these financial statements.

                         FORMAN PETROLEUM CORPORATION
                         ----------------------------


                           STATEMENTS OF OPERATIONS
                           ------------------------



                                                   Six Months                               Year Ended
                                                 Ended June 30,                             December 31,
                                          ----------------------------      ---------------------------------------------
                                             1997             1996             1996             1995             1994
                                          ----------       -----------      -----------      -----------      -----------
                                                  (Unaudited)
REVENUES:
 Oil and gas sales                        $ 6,262,454      $ 4,886,716      $10,891,640      $ 6,918,727      $ 9,532,408
 Interest income                               54,111           19,389           36,740          193,594           14,076
 Overhead reimbursements                       35,165           61,261           95,672          131,308           73,621
 Other income                                  20,262           45,174           94,051           60,615          119,227
                                          -----------      -----------      -----------      -----------      -----------
                                            6,371,992        5,012,540       11,118,103        7,304,244        9,739,332
                                          ===========      ===========      ===========      ===========      ===========
COSTS AND EXPENSES:
 Production taxes                             303,647          416,437          584,710          660,132          791,013
 Lease operating expenses
  (exclusive of depreciation,
  depletion and amortization
  set forth separately below)               1,198,679        1,239,220        2,526,488        2,196,420        2,775,060
 General and administrative expenses          842,437          707,610        1,539,245          919,837        1,204,012
 Interest expense                           2,824,601        1,843,275        3,982,797        3,522,285        2,121,115
 Depreciation, depletion and
  amortization                              3,595,006        2,088,081        4,259,412        3,558,215        2,390,694
                                          -----------      -----------      -----------      -----------      -----------
                                            8,764,370        6,294,623       12,892,652       10,856,889        9,281,894
                                          ===========      ===========      ===========      ===========      ===========
 Net income (loss) from
  operations                               (2,392,378)      (1,282,083)      (1,774,549)      (3,552,645)         457,438
 Income tax expense (Note 1)                4,746,000              -                -                -                -
                                          -----------      -----------      -----------      -----------      -----------
    Net income (loss)                     $(7,138,378)     $(1,282,083)     $(1,774,549)     $(3,552,645)      $  457,438
                                          ===========      ===========      ===========      ===========      ===========
UNAUDITED PRO FORMA   DATA (Note 1):
  Net loss from operations reported
   above                                  $(2,392,378)                      $(1,774,549)
  Pro forma benefit for
   income taxes                               885,180                           656,583
                                          -----------                       -----------
    Pro forma net loss                    $(1,507,198)                      $(1,117,966)
                                          ===========                       ===========

  Weighted average shares outstanding          90,000                            90,000
                                          -----------                       -----------
    Pro forma net loss per share              $(16.75)                          $(12.42)
                                          ===========                       ===========


  The accompanying notes are an integral part of these financial statements.

                         FORMAN PETROLEUM CORPORATION
                         ----------------------------


                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                 ---------------------------------------------


                                                              Additional
                                       Common    Treasury      Paid-In        Accumulated
                                       Stock      Stock        Capital          Deficit             Total
                                      -------     -----       ---------       ------------       ------------
BALANCE, December 31, 1993            $ 1,000     $ (10)      $ 785,823       $   (949,625)      $   (162,812)
 Net income                               -         -               -              457,438            457,438
                                      -------     -----       ---------       ------------       ------------
BALANCE, December 31, 1994              1,000       (10)        785,823           (492,187)           294,626
 Net loss                                 -         -               -           (3,552,645)        (3,552,645)
                                      -------     -----       ---------       ------------       ------------
BALANCE, December 31, 1995              1,000       (10)        785,823         (4,044,832)        (3,258,019)
 Net loss                                 -         -               -           (1,774,549)        (1,774,549)
                                      -------     -----       ---------       ------------       ------------
BALANCE, December 31, 1996              1,000       (10)        785,823         (5,819,381)        (5,032,568)
 Net loss                                 -         -               -           (7,138,378)        (7,138,378)

ISSUANCE OF WARRANTS
 TO PURCHASE COMMON
 STOCK (Note 3)                           -         -         1,111,100                -            1,111,100

RECLASS ACCUMULATED
 DEFICIT TO ADDITIONAL
 PAID-IN CAPITAL                          -         -        (1,896,923)         1,896,923                -

DISTRIBUTION TO SOLE
 STOCKHOLDER (Note 6)                     -         -               -           (1,500,000)        (1,500,000)

ACCRUE DIVIDENDS ON
 MANDATORILY REDEEMABLE
 PREFERRED STOCK                          -         -               -             (125,000)          (125,000)

ACCRETION OF DISCOUNT ON
 MANDATORILY REDEEMABLE
 PREFERRED STOCK                          -         -               -               (3,472)            (3,472)
                                      -------     -----       ---------       ------------       ------------
BALANCE June 30, 1997                 $ 1,000     $ (10)      $     -         $(12,689,308)      $(12,688,318)
                                      =======     =====       =========       ============       ============

                         FORMAN PETROLEUM CORPORATION
                         ----------------------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                                   Six Months
                                                                 Ended March 31,
                                                           ----------------------------           Year Ended December 31,
                                                               1997            1996          1996            1995          1994
                                                           ------------     -----------   ------------   ------------   -----------
                                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income/(loss)                                         $ (7,138,378)   $ (1,282,083)  $ (1,774,549)  $ (3,552,645)  $   457,438
 Adjustments to reconcile net income to
    net cash provided by operating activities-
  Depreciation and amortization                               3,595,006       2,088,081      4,259,412      3,558,215     2,390,694
  Gain on sale of assets                                            -               -              -          (11,189)          -
  Interest expense refinanced (Note 2)                              -               -        3,627,948            -             -
 Change in assets and liabilities-
  (Increase) Decrease in oil and gas revenue receivable       1,422,707          58,573     (1,303,465)        39,033      (735,670)

  (Increase) Decrease in accounts receivable                    112,299         (51,784)      (370,025)       321,120      (269,097)

  (Increase) Decrease in unbilled well costs                    (38,192)        (15,314)         2,468         75,212       114,215
  (Increase) Decrease in prepaids                               (27,692)        (14,575)        40,656         12,609       (45,627)

  Increase (Decrease) in accounts payable                       306,068       7,220,166      4,260,163      1,201,047      (227,190)

  Increase (Decrease) in undistributed oil and
    gas revenues                                               (582,756)       (139,873)       669,095       (287,570)      655,668
  Increase in deferred   charges                                    -               -           (1,350)       (22,405)     (123,342)

  Increase in deferred tax liability                          4,746,000             -              -              -             -
  Decrease (increase) in due from related parties               327,828             -         (327,828)       (12,457)          -
  Decrease in due to stockholder                                    -               -              -          (47,935)          -
                                                           ------------     -----------   ------------   ------------   -----------
    Net cash provided by operating activities                 2,722,890       7,863,191      9,082,525      1,273,035     2,217,089
                                                           ------------     -----------   ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to oil and gas properties                        (16,555,572)     (7,897,275)   (16,300,593)    (8,078,633)  (10,104,678)

 Reduction of (deposit into) escrow account                     371,325         (17,560)        15,692      6,715,008    (6,927,325)

 Purchase of other property and equipment                         2,236         (39,305)       (59,334)      (179,346)     (355,291)

 Proceeds from sale of oil and gas property                         -               -          950,000            -             -
 Proceeds from sale of non-oil & gas property                       -               -              -           75,000           -
                                                           ------------     -----------   ------------   ------------   -----------
    Net cash used in investing activities                   (16,182,011)     (7,954,140)   (15,394,235)    (1,467,971)  (17,387,294)

                                                           ------------     -----------   ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable                                 72,467,000             -        7,000,000         39,139    18,939,137
 Repayment of notes payable                                 (43,528,501)        (13,157)      (566,442)    (1,152,216)   (3,688,463)

 Deferred financing costs                                    (6,926,745)         (1,350)      (305,367)       (17,224)     (438,218)

 Purchase of FPCII assets                                    (1,500,000)            -              -              -             -
 Proceeds from preferred stock                                9,666,667             -              -              -             -
 Proceeds from issuance of warrants                           1,000,000             -              -              -             -
 Deposit into interest escrow account                        (9,450,000)            -              -              -             -
                                                           ------------     -----------   ------------   ------------   -----------
    Net cash (used) provided by financing activities         21,728,421         (14,507)     6,128,191     (1,130,301)   14,812,456
                                                           ------------     -----------   ------------   ------------   -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                     8,269,300        (105,456)      (183,519)    (1,325,237)     (357,749)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                130,551         314,070        314,070      1,639,307     1,997,056
                                                           ------------     -----------   ------------   ------------   -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $  8,399,851     $   208,614   $    130,551    $   314,070   $ 1,639,307
                                                           ============     ===========   ============   ============   ===========
SUPPLEMENTAL DISCLOSURES:
 Cash paid for-Interest                                    $  2,370,228     $    7,215    $    21,721     $ 2,258,565   $ 2,047,313
                                                           ============     ===========   ============   ============   ===========

  The accompanying notes are an integral part of these financial statements.

                         FORMAN PETROLEUM CORPORATION
                         -----------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

      (Information with respect to June 30, 1997 and 1996, is unaudited)


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

Organization

Forman Petroleum Corporation ("Forman" or the "Company"), a Louisiana corporation, is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas, with operations primarily in the onshore Gulf Coast area of Louisiana. Forman was incorporated in Louisiana in 1982 and began operations in that year.

The Company is substantially leveraged. As such, a significant portion of the Company's cash flow from operations will be dedicated to debt service. As with other independent oil and gas producers, the Company is subject to numerous uncertainties and commitments associated with its operations. For example, the Company's results of operations are highly dependent upon the prices received for oil and gas. In addition, the Company will be required to make substantial future capital expenditures for the acquisition, exploration, development, production and abandonment of its oil and gas properties.

Oil and Gas Properties

Forman utilizes the full-cost method of accounting, which involves capitalizing all exploration and development costs incurred for the purpose of finding oil and gas reserves, including the costs of drilling and equipping productive wells, dry hole costs, lease acquisition costs and delay rentals. The Company also capitalizes certain related employee costs and general and administrative costs which can be directly identified with significant acquisition, exploration or development projects undertaken. Such costs are amortized on the future gross revenue method whereby amortization is computed using the ratio of gross revenues generated during the period to total estimated future gross revenues from proved oil and gas reserves. Additionally, the capitalized costs of oil and gas properties cannot exceed the present value of the estimated net cash flow from its proved reserves, together with the lower of cost or estimated fair value of its undeveloped properties (the full cost ceiling). Transactions involving sales of reserves in place, unless extraordinarily large portions of reserves are involved, are recorded as adjustments to accumulated depreciation, depletion and amortization.

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 (SFAS 121) regarding accounting for the impairment of long-lived assets. The Company adopted SFAS 121 in 1996, the effect of which was not material.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Depreciation of Other Property and Equipment

Depreciation of property and equipment other than oil and gas properties is provided on the straight-line method over the estimated useful lives of the assets.

Deferred Financing Costs

For oil and gas property acquisitions which are burdened by an overriding royalty interest assigned to its lenders (see Note 3), the Company allocated a portion of the purchase price of such acquisitions to deferred financing costs. The amount allocated is proportional to the discounted future net cash flows associated with the interest assigned as compared to the total discounted future net cash flows for the acquisition (before carve-out of the overriding royalty interest) as of the date of the acquisition. These allocated costs, along with other costs of obtaining financing, are deferred and amortized using the effective interest method over the term of the related debt.

Fair Value of Financial Instruments

Fair value of cash, cash equivalents, accounts receivable and accounts payable approximates book value at December 31, 1996. Fair value of debt is determined by discounting the debt at the estimated rate the Company would incur currently on similar debt. At December 31, 1996, given existing market conditions, the book value approximates fair value of the outstanding long-term debt.

Income Taxes

Forman has elected to file as an S corporation for income tax reporting purposes. Under this election, income from the corporation is treated as taxable federal and state income of the individual stockholder. Accordingly, no provision for income taxes has been included in the accompanying financial statements for the years ended December 31, 1994, 1995 or 1996.

As discussed in Note 8, the Company issued a second class of stock on June 3, 1997, effectively terminating its S Corporation election. As a result, the Company will be subject to Federal and state income taxes for the results of operations subsequent to June 2, 1997, and accordingly a benefit of $335,000 is reflected in income tax expense in the June 30, 1997 statement of operations.
In addition, due to the termination of the Company's status as an S Corporation for federal income tax purposes, the Company is also required to establish a net deferred tax liability, calculated at the applicable Federal and state tax rates, resulting primarily from financial reporting and income tax reporting basis differences in oil and gas properties. Accordingly, a net deferred tax liability of $5,081,000 was accrued at June 3, 1997 and is included in income tax expense in the June 30 statement of operations.

For purposes of the pro forma net loss presentation, income taxes have been adjusted to reflect the actual income tax benefit that would have been recorded by the Company had it operated as a C Corporation throughout the indicated periods.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Charges

The Company has capitalized $147,097 of legal and professional costs as of December 31, 1996, related to the preparation of documents for an initial public offering. These costs will be deducted from proceeds of the offering discussed in Note 8 or charged to expense if an initial public offering is not consummated.

Derivatives

The Company uses derivative financial instruments (see Note 7) for price protection purposes on a limited amount of its future production and does not use them for trading purposes. Such derivatives are accounted for on an accrual basis and amounts paid or received under the agreements are recognized as oil and gas sales in the period in which they accrue.

Certain Concentrations

During 1996, a significant portion of the Company's oil and gas production was sold to three customers. Based on the current demand for oil and gas, the Company does not believe the loss of any of these customers would have a significant financially disruptive effect on its business or financial condition.

Per Share Amounts

Historical earnings per share data has not been presented due to the Company's termination of its Subchapter S election discussed under Income Taxes above.
Pro forma net loss per share amounts are calculated by dividing pro forma net loss by the weighted average number of common shares outstanding plus the effect, using the treasury stock method, of common shares contingently issuable, if dilutive (90,000 for each period presented).

2.  NOTES PAYABLE:

Notes payable was composed of the following at:

                                                                                                 December 31,
                                                                        June 30,         ------------------------------
                                                                         1997               1996              1995
                                                                      -----------        -----------        -----------
                                                                      (Unaudited)
Whitney National Bank, due June 30, 1996, and bearing
 interest at 8.75% in 1996; interest due monthly, unsecured.          $       -          $       -          $    40,000



Whitney National Bank, due November 9, 1997, and bearing
 interest at 8.75% in 1996; interest due monthly, unsecured.                5,000             10,000             23,000



Endowment Energy Partners, L.P. ("EEP"), principal and
 interest due June 23, 1997, and bearing interest at 12%.                     -           13,607,469         11,751,892

Endowment Energy Co. - Investment Partnership ("EECIP"),
 principal and interest due June 23, 1997, and bearing
 interest at 12%.                                                             -           19,410,259         16,763,403



Joint Energy Development Investments Ltd Partnership
 ("JED"), principal and interest due June 16, 1997, and
 bearing interest at 10%.                                                     -            6,000,000                -

13.5% senior notes due 2004 with warrants to purchase
 common stock.                                                         67,826,520                -                  -

Other                                                                       9,086             14,919             28,362
                                                                      -----------        -----------        -----------

                                                                       67,840,606         39,042,647         28,606,657
Less:  current portion                                                    (14,086)           (21,160)           (65,602)
                                                                      -----------        -----------        -----------

                                                                      $67,826,520        $39,021,487        $28,541,055
                                                                      ===========        ===========        ===========

The EEP note was originally secured 1) by a first priority lien against 100% of Forman's right, title and interest in the Manila Village and Bayou Dularge Fields, and 2) second priority lien against 100% of Forman's right, title and interest in the Lake Enfermer, Boutte and Lafourche Crossing Fields. The EECIP note was originally secured 1) by a first priority lien against 100% of Forman's right, title and interest in the Lake Enfermer, Boutte and Lafourche Crossing Fields, and 2) second priority lien against 100% of Forman's right, title and interest in the Manila Village and Bayou Dularge Fields. During 1996, both lenders' liens were subordinated to the new JED term loan. Additionally, as discussed in Note 1, Forman has assigned a 10% overriding royalty interest on its interests acquired in the Manila Village Field to EEP, an 8% overriding royalty interest on its interest acquired in the Bayou Dularge Field and a 10% overriding royalty interest on its interests acquired in the Boutte and Lake Enfermer Fields to EECIP. Both the EEP and EECIP agreements contain covenants which require, among other things, that Forman maintain a certain working capital level and debt service ratio. In connection with the Repayment Agreement with EEP and EECIP (discussed below), the Company received certain waivers to these covenants which were to remain in effect until maturity of the EEP and EECIP loans on June 16, 1997 (See Note 8).

The JED note was issued December 16, 1996, and had a maximum commitment of $10,000,000. Proceeds from the note were used to repay a prior bridge note and outstanding accounts payables. It is expected that the unfunded $4,000,000 portion will be drawn upon by the Company during 1997 to finance developmental activities at Lake Enfermer Field. As mentioned above, EEP and EECIP have subordinated their respective liens to the liens of JED. The JED note agreement contains convenants with which Forman has complied. Under the JED loan agreement, the Company has agreed to auction off its oil and gas properties if it is unable to satisfy the principal indebtedness in full before the maturity date (June 16, 1997).

Concurrent with the issuance of the JED note, the Company, EEP, and EECIP entered into a repayment agreement concerning the current principal and accrued interest balances outstanding under the EEP and EECIP loans. Unpaid accrued interest of $4,502,000 at December 16, 1996, (of which $3,629,948 represents interest expense incurred during 1996) was added to the outstanding principal balance and a forbearance of loan covenants was granted. The terms of the repayment agreement called for the full repayment of all amounts due EEP and EECIP no later than the maturity date of the JED note (June 16, 1997). In the event the Company was unable to secure alternate financing sufficient to repay the JED note and the EEP and EECIP loans, the Company had agreed to promptly auction off its oil and gas properties in order to generate sufficient funds to fully repay the EEP and EECIP loans.

Also, concurrent with the above transactions, EEP and EECIP granted certain options to JED and the Company to purchase a portion of the respective lenders' overriding royalty interest discussed above for a predetermined amount, exerciseable upon the full satisfaction of all outstanding indebtedness to EEP and EECIP.

The aggregate principal payments required for each of the next five years are as follows (see Note 8):

                    December 31,
                    ------------
                        1997                          $    21,160
                        1998                                3,759
                        1999                                  -
                        2000                                  -
                        2001                                  -
                     Thereafter                        39,017,728
                                                       ----------
                                                      $39,042,647
                                                      ===========

3.  STOCK WARRANTS ISSUED:

As a condition precedent to the loan from EEP, Forman executed and delivered to EEP a warrant assigning and conveying to EEP the right to purchase nine shares of Forman's common stock, no par value per share, at an exercise price of $25,000 per share. No value was assigned to this warrant because its exercise price was substantially in excess of the estimated market value of Forman's stock at the date of grant and the Company believed its value to be immaterial. The exercise date of the warrant is the earliest of a) the date on which Forman agrees to sell all or substantially all of the outstanding common stock or assets of the Company; b) the date on which the Company files a registration for public sale of the Company's stock; or c) thirty days prior to the expiration date of the warrants, which is December 31, 2025. In any event, EEP is precluded from exercising this warrant if, in the opinion of Forman's counsel, such exercise would affect the Company's qualification under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result of a stock split during 1993, the number of common shares available for purchase under this warrant increased from 9 to 9,000, with a corresponding reduction of the exercise price from $25,000 per share to $25 per share.

In connection with the EECIP financing, Forman executed and delivered to EECIP a warrant assigning and conveying the right to purchase ten shares of Forman's common stock. The exercise price was based on a calculated value of the Company, and was subsequently established at $44,567 per share. No value was assigned to this warrant because its exercise price was substantially in excess of the estimated market value of Forman's stock, at the date of grant and the Company believed its value to be immaterial. The exercise date for this warrant is the earliest of (a) the date Forman agrees to sell all or substantially all of the outstanding shares of common stock or assets of the Company for cash or securities in a publicly traded company; (b) the date Forman files a registration for the public sale of its common stock; or (c) thirty days prior to the expiration date, which is December 31, 2025. As a result of a stock split during 1993, the number of common shares available for purchase under this warrant increased from 10 to 10,000, with a corresponding reduction of the exercise price from $44,567 per share to $44.57 per share.

In connection with the offerings discussed at Note 8, the Company issued warrants to purchase 43,600 shares of common stock at an initial exercise price of $1.00 per share, subject to adjustment in certain defined cases. The warrants are immediately exercisable and will automatically expire on June 1, 2004. The company has allocated $666,667 and $333,333 of the proceeds received from the sale of the note units and equity units, respectively, to the warrants issued, which has been recorded as additional paid in capital at June 30, 1997. In addition, the Company also issued warrants to purchase 4,844 shares of common stock under the same conditions as discussed above. The Company has recorded $111,100 of additional paid-in capital for these warrants, to be amortized as deferred financing costs over the term of the note units.

4.  COMMITMENTS UNDER OPERATING LEASES:

Forman has two noncancellable operating leases for the rental of office space, which expire on July 31, 1999 and January 14, 2000. Future commitments under these leases are as follows:

                    December 31,
                        1997                          $204,046
                        1998                           204,046
                        1999                           185,647
                        2000                               -
                        2001                               -

Rental expense under operating leases during 1996, 1995 and 1994 was $192,633, $192,847 and $105,262, respectively.

5.  RESTRICTED CASH:

Cash restricted for payment of abandonment costs for the Boutte and Bayou Dularge Fields is classified as a long-term asset. Such amounts are invested in short-term interest-bearing investments. The cash is escrowed under an agreement which required Forman to make additional specified monthly contributions through November 1995. As of December 31, 1996, the escrow accounts are fully funded.

6.  RELATED PARTY TRANSACTIONS:

In August 1996, the Company sold all of its interests in the Bayou Fer Blanc Field and the West Gueydan Field to a company (the "Purchaser") that is owned by the sole stockholder. The purchase price was $950,000 cash, which was paid at the closing. The Company did not realize any gain or loss on the sale of these properties. In connection with the sale, the Purchaser also agreed to assume certain liabilities of the Company relating to the completion of the 3-D seismic survey and other related matters. As of December 31, 1996, the Company had incurred aggregate costs of $327,828 subsequent to the closing on behalf of the Purchaser, which are recorded as due from affiliate. On June 3, 1997, the Company repurchased its interests in these fields for $5,000,000 with the proceeds from the offerings discussed in Note 8. At that time, the Purchaser's cost basis in these fields was $3,500,000, which the Company has recorded as unevaluated properties at June 30, 1997. The balance of the purchase price of $1,500,000 was recorded as a distribution to the sole stockholder.

During 1996, the sole stockholder loaned the Company $1,000,000, of which $500,000 had been repaid as of December 31, 1996. The outstanding balance bears interest at 10% and is due June 26, 1997. The Company recorded interest expense of $27,361 during 1996 related to this loan.

At December 31, 1996 and 1995, the Company had $12,457 receivable from the sole stockholder for advances.

7.  HEDGING CONTRACTS:

The Company hedges with third parties certain of its crude oil and natural gas production in various swap agreement contracts. The contracts are tied to published market prices for crude oil and natural gas and are settled monthly based on the differences between contract prices and the average defined market price for that month applied to the related contract volume. As of June 30, 1997, the Company had no open forward sales contracts.

For the six months ended June 30, 1997, the Company recorded revenue of $189,300 under these swap agreements. The Company did not conduct any hedging activity prior to 1997.

8.  SUBSEQUENT EVENT:

On June 3, 1997, the Company closed offerings for 70,000 note units consisting of $70,000,000 of 13.5% Senior Notes due 2004 with warrants to purchase 29,067 shares of common stock and 200,000 equity units consisting of $10,000,000 of Series A Cumulative Preferred Stock with warrants to purchase 14,533 shares of common stock. A portion of the proceeds from the offerings were used to repay the EEP, EECIP, and JED notes (see Note 2), purchase 75% of the overriding royalty interests held by EEP and EECIP for $2,600,000 (see Note 2), and buy back its interests in Bayou Fer Blanc and West Gueydan Fields for $5,000,000 (see Note 6). In addition, the Company was required to escrow from the proceeds the first year's interest obligation on the 13.5% Senior Notes ($9,450,000). As part of the offerings, the Company has also agreed to publicly register the 13.5% Senior Notes and Preferred Stock and bear all costs related thereto.

At December 31, 1996, the EEP, EECIP, and JED notes have been classified as long-term in the accompanying balance sheets as a result of the refinancing discussed above.

9.  OIL AND GAS ACTIVITIES:

This footnote provides unaudited information required by SFAS No. 69 "Disclosures About Oil and Gas Producing Activities."

CAPITALIZED COSTS - Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below:

                                                                Year Ended December 31,
                                                     ----------------------------------------------
                                       June 30,
                                         1997             1996            1995            1994
                                    ---------------  --------------  --------------  --------------
                                     (Unaudited)
Proved producing oil and gas
 properties                         $    61,415,462  $   48,359,890  $   33,009,297  $   24,931,450
Unevaluated properties                    3,500,000               -               -               -
Accumulated depreciation, depletion
 and amortization                        13,921,675      11,307,719       7,641,102       4,592,467
                                    ---------------  --------------  --------------  --------------

Net capitalized costs               $    50,993,787  $   37,052,171  $   25,368,195  $   20,338,983
                                    ===============  ==============  ==============  ==============

COSTS INCURRED - Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below:

                                                                Year Ended December 31,
                                                     ----------------------------------------------
                                       June 30,
                                         1997             1996            1995            1994
                                    ---------------  --------------  --------------  --------------
                                     (Unaudited)
Acquisition costs                   $     7,827,535  $            -  $            -  $    1,799,044
Exploration costs                            93,069      12,448,239       4,490,045       4,304,342
Development costs                         8,634,968       3,852,354       3,588,588       4,001,292
                                    ---------------  --------------  --------------  --------------

   Gross costs incurred                  16,555,572      16,300,593       8,078,633      10,104,678
Less proceeds from sales of prospects             -         950,000               -               -
                                    ---------------  --------------  --------------  --------------

   Net cost incurred                $    16,555,572  $   15,350,593  $    8,078,633  $   10,104,678
                                    ===============  ==============  ==============  ==============

Included in exploration costs for 1995 is $518,000 of capitalized general and administrative costs. No such costs were capitalized in either 1994 or 1996. Gross cost incurred excludes sales of proved and unproved properties which are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.

RESERVES - (UNAUDITED) - Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes for the periods presented are based on estimates prepared by Ryder Scott Company, independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

The Company's net ownership interests in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below.

                                                                        Oil, Condensate and Natural Gas Liquids
                                                                                      (Bbls)
                                                             ----------------------------------------------------------
                                                                               Year Ended December 31,
                                                             ----------------------------------------------------------
                                                                  1996                  1995                1994
                                                             ---------------       ---------------      ---------------
Proved developed and undeveloped reserves:
 Beginning of year                                                 1,999,859             1,718,480            1,762,919
 Revisions of previous estimates                                      87,871                42,099               25,483
 Purchases of oil and gas properties                                       -                     -               92,445
 Extensions and discoveries                                          753,776               482,970              178,273
 Production                                                         (329,944)             (243,690)            (340,640)
                                                             ---------------       ---------------      ---------------

 End of year                                                       2,511,562             1,999,859            1,718,480
                                                             ===============       ===============      ===============

Proved developed reserves at end of year                           1,898,978                     -                    -
                                                             ===============       ===============      ===============


                                                                                  Natural Gas (Mcf)
                                                             ----------------------------------------------------------
                                                                               Year Ended December 31,
                                                             ----------------------------------------------------------
                                                                  1996                  1995                1994
                                                             ---------------       ---------------      ---------------

Proved developed and undeveloped reserves:
 Beginning of year                                                 9,593,000            10,624,000           11,362,000
 Revisions of previous estimates                                     619,282               622,115              145,681
 Purchases of oil and gas properties                                       -                     -              634,443
 Extensions and discoveries                                       14,335,783               138,235            1,135,279
 Production                                                       (1,325,065)           (1,791,350)          (2,653,403)
                                                             ---------------       ---------------      ---------------
 End of year                                                      23,223,000             9,593,000           10,624,000
                                                             ===============       ===============      ===============

Proved developed reserves at end of year                           8,485,000                     -                    -
                                                             ===============       ===============      ===============

STANDARDIZED MEASURE (UNAUDITED) - The table of the Standardized Measure of Discounted Future Net Cash Flows related to the Company's ownership interests in proved oil and gas reserves as of period end is shown below:


                                                                               Year Ended December 31,
                                                             ----------------------------------------------------------
                                                                  1996                  1995                1994
                                                             ---------------       ---------------      ---------------
                                                                                    (In Thousands)
   Future cash inflows                                       $       143,652       $        57,650      $        43,151
   Future oil and natural gas operating expenses                     (12,598)               (9,993)             (10,562)
   Future development costs                                          (14,059)               (5,573)              (4,702)
                                                             ---------------       ---------------      ---------------
   Future net cash flows                                             116,995                42,084               27,887
   10% annual discount for estimating timing of
   cash flows                                                        (29,614)              (11,488)              (8,659)
                                                             ---------------       ---------------      ---------------
   Standardized measure of discounted future net
   cash flows                                                $        87,381       $        30,596      $        19,228
                                                             ===============       ===============      ===============

Future cash flows are computed by applying year end prices of oil and natural gas to year end quantities of proved oil and natural gas reserves. Future operating expenses and development costs are computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company's proved oil and natural gas reserves at the end of the year, based on year end costs and assuming the continuation of existing economic conditions. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Oil and natural gas prices have declined subsequent to December 31, 1996. Accordingly, the discounted future net cash flows would be reduced if the standardized measure was calculated at a later date.

CHANGES IN STANDARDIZED MEASURE (UNAUDITED) - Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below:

                                                                    Year Ended December 31,
                                                             ---------------------------------------
                                                                1996          1995         1994
                                                             -----------   -----------   -----------
                                                                        (In Thousands)
Changes due to current year operations:
   Sales of oil and natural gas, net of oil and
     natural gas operating expenses                          $    (7,781)  $    (4,063)  $    (5,966)
   Extensions and discoveries                                     42,983         5,557             -
   Purchases of oil and gas properties                                 -             -         2,325
Changes due to revisions in standardized
   variables:
   Prices and operating expenses                                  28,682         7,113            55
   Revisions of previous quantity estimates                        3,633         1,336         1,445
   Estimated future development costs                             (7,784)         (901)         (170)
   Accretion of discount                                           3,060         1,923         1,817
   Production rates (timing) and other                            (6,008)          403         1,549
                                                             -----------   -----------   -----------
Net Change                                                        56,785        11,368         1,055

Beginning of year                                                 30,596        19,228        18,173
                                                             -----------   -----------   -----------

End of year                                                  $    87,381   $    30,596   $    19,228
                                                             ===========   ===========   ===========

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Articles of Incorporation, as amended (the "Articles"), provide that no director or officer of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability (i) for breach of the director's or officer's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 92(D) of the Louisiana Business Corporation Law (the "LBCL"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the LBCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of each officer and director of the Company shall be eliminated or limited to the fullest extent permitted by the LBCL, as so amended from time to time.

     The Articles provide that each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), including any action by or in the right of the Company, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or, as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, employee or agent of another business, nonprofit or foreign corporation, partnership, joint venture, limited liability company, registered limited liability partnership, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, partner, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the Company to the fullest extent authorized by law, including but not limited to the LBCL, as the same exists or may hereafter be amended (but, in the case of any amendment to the LBCL, such amendment shall be enforced only to the extent that such amendment permits the Company to provide broader indemnification rights than the LBCL permitted the Company to provide prior to such amendment), against any and all expenses, including attorneys' fees, liabilities, losses, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection with such Proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the Company shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) initiated by such person was first authorized by the Board of Directors of the Company.

     Pursuant to the Articles, if a claim described in the preceding paragraph is not paid in full by the Company within ninety days after a written claim has been received by the Company, the claimant may bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense, including attorneys' fees, of prosecuting such claim. The Articles provide that it is a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the LBCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense is on the Company. Neither the failure of the Company (including the Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the LBCL, nor an actual determination by the Company (including the Board, independent legal counsel or shareholders) that the claimant has not met such applicable standard of conduct, is a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     The Articles provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Articles is not exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate, the Bylaws, Indemnification Agreement, vote of stockholders or disinterested directors or otherwise. The Articles permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or any person serving at the request of the Company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the LBCL.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES

     The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated by parenthetical information.


Exhibit No.                   Exhibit
-----------                   -------
3(i)*          Restated Articles of Incorporation dated July 2, 1997.

3(ii)*         Bylaws.

4.1*           Indenture dated as of June 3, 1997 by and among the Forman Petroleum
               Corporation, as issuer, and U.S. Trust Company of Texas, N.A., as trustee.

4.2*           Act of Mortgage, Security Agreement, Assignment of Production and
               Financing Statement dated November 21, 1996, by Forman Petroleum
               Corporation for the benefit of Joint Energy Development Investments
               Limited Partnership.

4.3* Act of First Amendment to Mortgage, Security Agreement, Assignment of Production and Financing Statement dated December 23, 1996, by and among Forman Petroleum Corporation and Joint Energy
               Development Investments Limited Partnership.

4.4*           Act of Second Amendment to Mortgage, Security Agreement,
               Assignment of Production and Financing Statement dated June 3, 1997, by and among Forman Petroleum Corporation and U.S. Trust Company of Texas, N.A.

4.5*           Act of Assignment of Note and Liens dated June 3, 1997, by and among
               Joint Energy Development Investments Limited Partnership, as assignor, and U.S. Trust Company of Texas, N.A., as assignee.

4.6*           Act of Mortgage, Security Agreement, Assignment of Production and Financing
               Statement dated July 30, 1997, by Forman Petroleum Corporation for the benefit of U.S. Trust Company of Texas, N.A. as Trustee under the Indenture.

5              Opinion of Vinson & Elkins L.L.P. (legality).

8              Opinion of Vinson & Elkins L.L.P. (tax).

10.1*          Registration Rights Agreement dated June 3, 1997 by and between Forman
               Petroleum Corporation and Jefferies & Company, Inc. regarding Old Notes and warrants to purchase Common Stock.

10.2*          Registration Rights Agreement dated June 3, 1997 by and between Forman
               Petroleum Corporation and Jefferies & Company, Inc. regarding Series A
               Cumulative Preferred Stock and warrants to purchase Common Stock.

10.3*          Warrant Agreement dated June 3, 1997 by and between Forman Petroleum
               Corporation and U.S. Trust Company of Texas, N.A. regarding warrants issued in connection with issuance of Series A Cumulative Preferred
               Stock.

10.4*          Warrant Agreement dated June 3, 1997 by and between Forman Petroleum
               Corporation and U.S. Trust Company of Texas, N.A. regarding warrants issued in connection with issuance of Old Notes.

12*            Statements Regarding Computation of Ratios.

23(i)*         Consent of Ryder Scott Company.

23(ii)         Consent of Arthur Andersen L.L.P.

23(iii)        Consent of Vinson & Elkins L.L.P. (included in Opinion filed as Exhibit
               No. 5).

24*            Power of Attorney.

25*            Statement of Eligibility of U.S. Trust Company of Texas, N.A.

27*            Financial Data Schedule.

99*            Form of Letter of Transmittal.
--------------
*   Previously filed.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Issuer undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 ((S) 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, the State of Louisiana on September 11, 1997.

                                             FORMAN PETROLEUM CORPORATION



                                             By: /s/ McLain J. Forman
                                                 ----------------------
                                                 McLain J. Forman
                                                 Chairman of the Board, Chief
                                                 Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



        Name                                 Title                        Date
        ----                                 -----                        ----


/s/ McLain J. Forman                 Chairman of the Board,           September 23, 1997
---------------------------  Chief Executive Officer and President
McLain J. Forman                 (Principal Executive Officer)


/s/ Harold C. Block          Vice President of Land and Acquisition   September 23, 1997
---------------------------               and Director
Harold C. Block


/s/ Marvin J. Gay                Vice President of Finance and        September 23, 1997
---------------------------       Administration and Director
Marvin J. Gay                       (Principal Financial and
                                      Accounting Officer)


/s/ Michael A. Habetz *      Vice President, Manager of Operations    September 23, 1997
---------------------------               and Director
Michael A. Habetz


/s/ Randolph R. Birkman*                    Director                  September 23, 1997
---------------------------
Randolph R. Birkman


/s/ John W. Sinders*                        Director                  September 23, 1997
---------------------------
John W. Sinders



*  By:  /s/ Marvin J. Gay
        -------------------
        Marvin J. Gay
        (Attorney in-fact for person indicated)